    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              SILICON ENERGY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          94-3290577
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
                                       1010 ATLANTIC AVENUE
                                    ALAMEDA, CALIFORNIA 94501
                                          (510) 263-2600
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                                        EXECUTIVE OFFICES)

                                  JOHN WOOLARD
                            CHIEF EXECUTIVE OFFICER
                              1010 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 263-2600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                MARIO M. ROSATI                                  KEVIN P. KENNEDY
                ISSAC J. VAUGHN                             SIMPSON THACHER & BARTLETT
              KELLY AMES MOREHEAD                        3373 HILLVIEW AVENUE, SUITE 250
        WILSON SONSINI GOODRICH & ROSATI                   PALO ALTO, CALIFORNIA 94304
            PROFESSIONAL CORPORATION                              (650) 251-5000
               650 PAGE MILL ROAD
          PALO ALTO, CALIFORNIA 94304
                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                                                                AGGREGATE OFFERING          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                   PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value...............................      $80,500,000.00            $21,252.00
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                Subject to Completion. Dated             , 2000.

                                            Shares
[LOGO]
                              SILICON ENERGY CORP.

                                  Common Stock

                             ----------------------

     This is an initial public offering of shares of common stock by Silicon Energy Corp. All of the shares of common stock are being sold by Silicon Energy.

     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $          and $          . Silicon Energy has applied for
quotation of its common stock on the Nasdaq National Market under the symbol "SLCN".

     See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share   Total
                                                              ---------   -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Silicon Energy................  $           $

     To the extent that the underwriters sell more than                shares of
common stock, the underwriters have the option to purchase up to an additional shares from Silicon Energy at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 2000.

GOLDMAN, SACHS & CO.
                      CIBC WORLD MARKETS
                                           LEHMAN BROTHERS
                                                         STEPHENS INC.
                             ----------------------

                      Prospectus dated             , 2000.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                                  OUR BUSINESS

     Silicon Energy develops and sells Internet-based energy technology software that enables enterprises to reduce energy costs and related expenditures. Our Silicon Energy EEM Suite integrates multiple, geographically-dispersed energy management systems and equipment into a single enterprise-wide network. Once these systems are integrated, our software combines powerful analysis tools, external data sources, state-of-the-art data visualization, and two-way Internet control of energy assets to allow energy end users and suppliers to transform information into meaningful cost reductions and other operational efficiencies. Our EEM Suite:

     - allows end users to effectively monitor and control enterprise-wide energy usage and respond to price fluctuations and supply interruptions in real time to reduce costs;

     - enables enterprises to effectively integrate their power generation, operating equipment and power quality investments into an energy management strategy by facilitating the monitoring and intelligent dispatch of these assets;

     - reduces informational inefficiencies in the energy procurement market, enabling end users to reduce transaction costs and negotiate more competitive prices;

     - provides non-energy-related operational efficiencies by lowering maintenance costs, reducing equipment downtime and precisely monitoring regulatory, safety and quality standards;

     - enables energy suppliers and service providers to cost-effectively deliver strategic energy management solutions on a large scale, providing new revenue opportunities and improving their ability to attract and retain customers; and

     - reduces the operating risk of energy suppliers and transmission grid operators by providing more precise end-user demand information and enabling their customers to respond to price changes in real time, especially during periods of peak consumption.

Critical features that distinguish our software from other energy management tools include its:

     - compatibility with a broad array of legacy systems and metering devices;

     - ability to integrate information across the enterprise, rather than only at the facility level;

     - ability to gather and analyze real-time information while providing two-way control via the Internet; and

     - ability to integrate systems across energy suppliers and end users to enable real-time information flow and price response.

     We target customers across a broad range of vertical markets. We currently have customers in the commercial, industrial, higher-education, government, energy service provider, and utility sectors. As of September 30, 2000, we had license or subscription agreements for our Silicon Energy EEM Suite with over 35 customers.

                             OUR MARKET OPPORTUNITY

     According to the Department of Energy, end users spent approximately $290 billion on electricity and natural gas in 1999, making the energy market one of the largest in the United States. Commercial and industrial users were the largest consumers of energy in 1999, accounting for approximately 58% of total dollars spent. In a 1997 survey conducted by CFO Magazine, respondents identified energy as the least controllable expense in their overall cost structures.

     We believe that the ability to effectively manage enterprise-wide energy usage has become increasingly important over the last few years for two primary reasons:

     - RISING ENERGY PRICES AND INCREASED PRICE VOLATILITY RESULTING FROM GREATER DEMAND. Economic prosperity and the proliferation of energy-intensive digital equipment have significantly increased energy demand in the United States over the last 10 years. At the same time, the average amount by which power generating capacity exceeds peak demand has significantly decreased in some regions. These trends have resulted in significant price increases and price volatility in newly deregulated energy markets. Faced with higher levels of price risk, enterprises are increasingly demanding solutions to effectively manage their energy usage and efficiently procure energy at the most competitive rates available.

     - THE DIGITAL ECONOMY'S ENHANCED EMPHASIS ON RELIABLE, HIGH-QUALITY
       POWER. The recent growth in the use of computers, the Internet and telecommunications products has significantly increased the need for reliable, high-quality power. Sandia National Laboratories, a U.S. Department of Energy national security laboratory, estimates that power quality and reliability problems cost U.S. businesses approximately $150 billion annually in lost data, materials and productivity. In order to avoid these costly losses, many businesses are investing in power quality and reliability solutions, including distributed generation and power storage. We believe that as these investments continue, enterprises will increasingly demand solutions that will enable them to effectively network these new assets and their existing energy infrastructures into cohesive energy management strategies to minimize costs and improve reliability.

                                  OUR STRATEGY

     We intend to be the leading provider of Internet-based energy technology software. Key elements of our growth strategy are to:

     - continue to develop innovative Internet-based energy technology software to manage energy usage, procurement and distributed generation;

     - expand our direct sales channels;

     - target large, vertical markets and their market leaders;

     - utilize third-party service providers to access small and mid-market energy users;

     - broaden product adoption through a network of alliances with systems integrators and technology providers;

     - build our international presence; and

     - expand the non-energy-related applications of our software.

                             CORPORATE INFORMATION

     We were incorporated in California in December 1997 under the corporate name EnerNetics, Inc. and began substantive operations in January 1998. We changed our corporate name to Silicon Energy Corp. in June 1998 and reincorporated in Delaware in July 2000. Our principal executive offices are located at 1010 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 263-2600. Our web site is located at http://www.siliconenergy.com. Information contained on our web site does not constitute part of this prospectus and the link to our web site is an inactive textual reference only.

     For the year ended December 31, 1999, we had revenue of $520,000 and a net loss of $7.0 million. For the six months ended June 30, 2000, we had revenue of $2.3 million and a net loss of $10.2 million.

     "Silicon Energy" is a registered trademark of Silicon Energy Corp. and "EEM Suite", the Silicon Energy logo and the Silicon Energy EEM Suite logo are trademarks of Silicon Energy Corp. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

                                  THE OFFERING

Common stock offered....................               shares

Common stock to be outstanding after the
offering................................               shares

Use of proceeds.........................     We plan to use the net proceeds
                                             from this offering principally for
                                             general corporate purposes,
                                             including sales and marketing
                                             expenses, research and development
                                             of our software, general and
                                             administrative expenses, and
                                             working capital.

Proposed Nasdaq National Market
symbol..................................     SLCN

     The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of September 30, 2000. This number excludes:

     -           shares issuable upon exercise of options outstanding as of
       September 30, 2000 at a weighted average exercise price of $          per
       share;

     -           shares issuable upon exercise of warrants outstanding as of
       September 30, 2000 at a weighted average exercise price of $     per
       share and           shares issuable upon exercise of a warrant
       outstanding as of September 30, 2000 with exercise prices of 85% of the fair market value of our common stock on the dates the warrants become exercisable; and

     - a total of           shares available for issuance under our various
       stock plans as of September 30, 2000, excluding the annual increases in the number of shares authorized under our 1998 Incentive Stock Option Plan and our 2000 Employee Stock Purchase Plan.

     In addition, subsequent to September 30, 2000, we issued warrants to
purchase a total of           shares of our common stock at a weighted average
exercise price of $     .

     Except as otherwise indicated, information in this prospectus is based on the following assumptions:

     - the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock immediately prior to the closing of this offering;

     - no exercise by the underwriters of their option to purchase additional shares of common stock in this offering; and

     - the filing of our second amended and restated certificate of incorporation authorizing 15,000,000 shares of undesignated preferred stock upon the closing of this offering.

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth a summary of our statements of operations data for the periods presented. The pro forma information in the following table gives effect to the automatic conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the closing of this offering.

                                                                 YEAR ENDED        SIX MONTHS ENDED
                                                                DECEMBER 31,           JUNE 30,
                                                              -----------------   ------------------
                                                               1998      1999      1999       2000
                                                              -------   -------   -------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................  $    19   $   520   $    89   $  2,264
Total cost of revenue.......................................        4       246        22        425
Gross profit................................................       15       274        67      1,839
Total operating expenses....................................    1,442     7,470     2,555     12,078
Loss from operations........................................   (1,427)   (7,196)   (2,488)   (10,239)
Net loss attributable to common stockholders................  $(1,548)  $(7,582)  $(2,674)  $(10,913)
Basic and diluted net loss per share........................  $ (1.62)  $ (3.09)  $ (1.31)  $  (2.68)
Shares used in calculating basic and diluted net loss per
  share.....................................................      953     2,453     2,041      4,076
Pro forma basic and diluted net loss per share..............            $ (0.72)            $  (0.64)
Shares used in calculating pro forma basic and diluted net
  loss per share............................................             10,514               16,960

     The following table sets forth a summary of our balance sheet as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis after giving effect to the conversion of shares of our convertible preferred stock into shares of our common stock immediately prior to the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the conversion of our
       convertible preferred stock and our sale of          shares of common
       stock in this offering at an assumed initial public offering price of
       $    per share and after deducting underwriting discounts and estimated offering expenses.

                                                                           JUNE 30, 2000
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                               ACTUAL      PRO FORMA      AS ADJUSTED
                                                              --------   --------------   -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 27,085      $               $
Working capital.............................................    25,662
Total assets................................................    38,436
Long-term liabilities.......................................       554
Redeemable convertible preferred stock......................    43,626
Total stockholders' equity (deficit)........................  $(11,292)     $               $

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before buying shares in this offering.

                         RISKS RELATED TO OUR BUSINESS

WE ONLY BEGAN GENERATING SIGNIFICANT REVENUE IN 1999 AND, AS A RESULT, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

     We are still in the early stages of our development. We were incorporated in December 1997 and only began generating significant revenue in the second quarter of 1999. In addition, during the first and second quarters of 2000, we began to offer new versions of our software. We introduced Release 2.0 of the Silicon Energy EEM Suite in September 2000 and are planning to introduce additional versions of our Internet-based energy technology software in the future. As we have only recently introduced new versions of our software, you may have limited information about us with which to evaluate our business, strategies, performance and prospects, or an investment in our common stock. As a result, it may also be difficult to predict whether our software will continue to be accepted by the market and the level of revenue that we can expect to derive from the sales of such software.

IF WE FAIL TO SUCCESSFULLY EDUCATE POTENTIAL CUSTOMERS REGARDING THE BENEFITS OF OUR INTERNET-BASED ENERGY TECHNOLOGY SOFTWARE OR A MARKET OTHERWISE FAILS TO DEVELOP FOR OUR SOFTWARE, OUR ABILITY TO SELL OUR PRODUCTS AND GROW OUR BUSINESS COULD BE SEVERELY LIMITED.

     Our future success depends on widespread commercial acceptance of our Internet-based energy technology software. The market for software that allows enterprises to manage their energy needs is relatively new and rapidly evolving. If we are unable to educate our potential customers and the market in general of the advantages of our Internet-based energy technology software over competing products, our ability to sell our software will be severely limited. Our ability to increase revenue in the future depends on the extent to which our customers recognize the value of our integrated software for managing energy and energy-related costs. In addition, because the market for Internet-based energy technology software is in an early stage of development, we cannot accurately assess the size of the market, and we may have limited insight into trends that may emerge and affect our business. For example, we may have difficulty in predicting customer needs, developing software that could address those needs and establishing a distribution strategy for this software. If a market fails to develop for our software, our ability to grow our business could be severely limited.

WE HAVE INCURRED LOSSES DURING OUR OPERATING HISTORY AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We incurred net losses of $7.0 million for the year ended December 31, 1999 and $10.2 million for the six-month period ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $18.7 million. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We expect to continue to incur significant expenses in research and development and in building our direct sales force. As a result, we will need to increase our revenue at a higher rate than these expenses in order to achieve and maintain profitability. We may not be able to sustain our recent revenue growth rates or be able to generate sufficient revenue to achieve profitability. If we fail to achieve profitability, the market price of our common stock could decline substantially.

WE MAY INCUR SIGNIFICANT ACCOUNTING CHARGES AS A RESULT OF WARRANTS ISSUED AND COMMON STOCK SOLD, ANY OF WHICH COULD RESULT IN SIGNIFICANT FUTURE REDUCTIONS IN OUR REVENUE AND OPERATING INCOME AND REDUCE OUR STOCK PRICE.

     We expect to incur significant non-cash accounting charges associated with warrants we issued to ABB Future AG and PanCanadian Petroleum Limited and common stock we sold to CapiTech, EdVenture Capital Corporation and GE Capital Equity Investment, Inc. from June through October 2000. We have entered into various arrangements with these parties that were designed to generate revenue for us over the next several months or years, depending on the deal. As a result of the CapiTech, EdVenture, GE, and PanCanadian arrangements, we may be unable to recognize as revenue up to $2.3 million of amounts we receive from these parties. We do not presently know, however, what amounts, if any, these parties will generate for us over the next several quarters, and, accordingly, we can not say with certainty to what extent our revenue will actually be reduced below what it would have been without these non-cash offsets. In addition, the timing of when we recognize these revenue offsets will depend on when these parties generate revenue to us, which we cannot predict. We currently anticipate, however, that the majority of these revenue offsets will occur by December 2001.

     The effect of the ABB warrant is even more difficult for us to quantify because the amount of the non-cash offset to revenue will be based on 85% of the price of our common stock at the end of each of the next several years and on the amount of revenue generated to us by ABB or its affiliates. Accordingly, we will not be able to quantify these charges until we know these prices and amounts. To the extent the non-cash revenue offset exceeds the amount of revenue that ABB or its affiliates generate for us, we need to record the excess amount as an operating expense.

     As a result of the uncertainty relating to these charges, market analysts and others trading in our securities may have difficulty in accurately predicting our revenue and earnings for any given quarter. In addition, the complexity of the accounting for these arrangements may confuse investors and make them reluctant to trade in our stock. Either of these results may reduce the price of our common stock.

WE EXPECT OUR QUARTERLY REVENUE AND OPERATING RESULTS TO FLUCTUATE. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK COULD FALL.

     Our quarterly revenue and operating results have fluctuated in the past and may vary from quarter to quarter in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. You should not rely upon the results of one quarter as an indication of future performance. Our revenue and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations could cause the market price of our common stock to decline.

     Our quarterly revenue and operating results may vary depending on a number of factors, including:

     - demand for and acceptance of our Internet-based energy technology software;

     - delays in the implementation and delivery of our software, which may impact the timing of our recognition of revenue;

     - delays or reductions in spending for Internet-based energy technology software by our customers and potential customers;

     - the mix of our revenue during any period, particularly with regard to the breakdown between software license and service revenues;

     - development of new relationships and maintenance and enhancement of existing relationships with customers and strategic partners;

     - deferrals of customer contracts in anticipation of software enhancements or new software; and

     - increased expenditures for sales and marketing, software development and other corporate activities.

OUR SALES CYCLES ARE RELATIVELY LONG AND UNPREDICTABLE AND MAY BE SUBJECT TO SEASONALITY, WHICH MAKES IT DIFFICULT TO FORECAST OUR REVENUE AND COULD RESULT IN VOLATILITY IN OUR STOCK PRICE.

     The period between initial contact with a prospective customer and the licensing of our software varies, but it typically ranges from six to 12 months. Prospective customers frequently view the purchase of our software as part of a long-term enterprise-wide strategic decision. As a result, potential customers may take an extended period of time to assess alternative solutions, particularly if decisions are being made about whether to outsource or internally develop energy technology tools. Potential purchasers may also defer their licensing or purchasing decisions until the market evolves or broad industry standards are adopted. We also target commercial and industrial energy users and utility and energy service providers, which generally have lengthy approval processes. The relatively long and unpredictable nature of our sales cycle makes it difficult to forecast our revenue and could result in volatility in our stock price.

     In addition, we may experience seasonality in the sales of our software. For example, sales could be lower in the first quarter of each year due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. As we expand our international markets, our sales may also decline during summer months, particularly in European markets. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results. Because we have limited operating results, it is difficult for us to evaluate the degree to which this seasonality may harm our business.

OUR RESULTS OF OPERATIONS COULD BE HARMED IF OUR OPERATING EXPENSES DO NOT CORRESPOND WITH THE TIMING OF OUR REVENUE.

     Most of our operating expenses, such as employee compensation and rental expense for properties, are either relatively fixed in the short-term or incurred in advance of sales. Moreover, our spending levels are based in part on our expectations regarding future revenue. As a result, if revenue for a particular quarter is below expectations, we may not be able to proportionately reduce operating expenses for that quarter. A shortfall in revenue, therefore, could have a disproportionate effect on our expected operating results for that quarter and could cause the trading price of our common stock to decline.

THE MAJORITY OF OUR REVENUE HAS BEEN DERIVED FROM THE SILICON ENERGY EEM SUITE OF INTERNET-BASED ENERGY TECHNOLOGY SOFTWARE, AND A DECLINE IN THE SALES OF OUR EEM SUITE COULD SERIOUSLY HARM OUR RESULTS OF OPERATIONS.

     Revenue related to the Silicon Energy EEM Suite of Internet-based energy technology software has accounted for approximately 60% of our revenue to date. We anticipate that revenue related to this software will continue to constitute a substantial portion of our revenue for the foreseeable future. Consequently, our future financial performance will depend, in significant part, upon the successful development, introduction, deployment, and customer acceptance of enhanced versions of our Silicon Energy EEM Suite.

THE PLANNED EXPANSION OF OUR DIRECT SALES FORCE WILL INVOLVE SIGNIFICANT EXPENSE TO US AND MAY NOT SUCCEED, WHICH COULD SERIOUSLY HARM OUR RESULTS OF OPERATIONS.

     During 2000, we have increased, and expect to continue to substantially increase, the number of our sales personnel as part of an effort to increase the direct sale of our software and to support and develop leads for our indirect distribution channels. This expansion will significantly increase personnel costs and related expenditures. Our ability to increase our direct sales operation will depend on our ability to recruit, train and retain top sales people with advanced sales skills and significant technical knowledge. There is currently a high demand for sales personnel with these qualifications, and competition for qualified personnel is intense in our industry. Therefore, we cannot assure you that we will be successful in hiring our target number of sales personnel. If we fail to recruit, train and retain sufficient personnel, our ability to grow sales and meet revenue targets may be seriously harmed. Many members of our current direct sales force have been with us for a relatively short period. We do not know if these or future members of our sales force will be able to meet our productivity targets. If we fail to meet targets, the costs of this expansion may exceed the revenue generated by the new sales personnel, which could seriously harm our results of operations.

IF WE DO NOT INTRODUCE OUR SOFTWARE ON A TIMELY BASIS AND OUR SOFTWARE DOES NOT ACHIEVE MARKET ACCEPTANCE, OUR REVENUE COULD BE HARMED.

     We are developing new Internet-based energy technology software modules as well as new versions of our existing software. The actual features and introduction date of these new versions could differ materially from those anticipated as a result of a number of factors, many of which are beyond our control. We may not be successful in developing and marketing new versions of our software, other software enhancements or new software that responds to technological advances and market changes on a timely or cost-effective basis. In addition, even if these new versions of our software are developed and released, they may not achieve market acceptance.

     We may experience delays in releasing new software and software enhancements in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our software. We also cannot assure you that our new software or the Silicon Energy EEM Suite will meet customer performance expectations. If they do not meet customer expectations or the market for this software fails to develop or develops more slowly than we expect, our revenue could be harmed.

OUR EXPANSION INTO INTERNATIONAL MARKETS MAY NOT SUCCEED AND MAY EXPOSE US TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We intend to expand our operations and hire additional personnel to address international markets. To date, we have not generated any revenue from sales in international markets, but we expect to do so in the future. To achieve acceptance in international markets, our software must be modified to handle a variety of factors specific to each international market. We may be unable to successfully localize our software for use in international markets. Even if we do successfully adapt our software to these markets, our software may not achieve market acceptance. As a result, we may be unable to meet future revenue targets and our results from operations may be harmed. In addition, we will be subject to a number of risks associated with international business activities. These risks generally include:

     - foreign currency restrictions and exchange rate fluctuations;

     - compliance with a wide variety of foreign laws;

     - difficulties in managing and staffing international operations;

     - seasonal fluctuations in purchasing patterns;

     - compliance with foreign energy market and utilities regulations and rate structures;

     - tariffs, export controls and other trade barriers;

     - longer collection cycles and increased difficulties in collecting delinquent or unpaid accounts;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - global economic fluctuations and political instability; and

     - reduced protection of intellectual property in foreign countries.

Any of these factors could impair our operations and cause our stock price to decline.

WE DEPEND ON STRATEGIC BUSINESS ALLIANCES AND PARTNERSHIPS TO MARKET, SELL AND IMPLEMENT OUR SOFTWARE, AND ANY FAILURE TO DEVELOP OR MAINTAIN THESE ALLIANCES COULD HURT OUR BUSINESS AND PROSPECTS.

     We expect that system integrators, technology providers and distributors, who may recommend, install or support our software with their customers, will facilitate sales. To augment our implementation capabilities and revenue, we intend to continue to develop and expand relationships with these and other potential industry partners and to generate new business opportunities through joint marketing and sales efforts. We may encounter difficulties in forging and maintaining long-term relationships with these companies for a variety of reasons or these companies may discontinue their relationships with us, fail to devote sufficient resources to market our products or develop relationships with our competitors. As a result, we may be unable to achieve our revenue growth targets and our stock price could decline. In addition, if these firms fail to implement our software successfully for their customers, we may not have the resources to implement our software on the schedule required by their customers, which could harm our ability to generate revenue or our relationship with our customers.

WE RELY ON THE SERVICES OF OUR KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

     We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. Our future success depends on our retention of these key employees, in particular, John Woolard, our Chairman, President and Chief Executive Officer, and Dale Fong, our Chief Technology Officer and a member of our board of directors. None of our key technical or senior management personnel are bound by employment agreements, and, as a result, any of these employees could leave with little or no prior notice. If we lose any of our key technical and senior management personnel, our business and results of operations could be harmed.

IF OUR SOFTWARE PRODUCES INACCURATE INFORMATION ABOUT THE TRANSACTIONS IT PROCESSES, MARKET ACCEPTANCE OF OUR SOFTWARE COULD BE DELAYED, WHICH COULD LEAD TO A LOSS OF REVENUE.

     Our Internet-based energy technology software is complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. Software defects or inaccurate data may cause incorrect recording, reporting or display of information about transactions to us, our customers or their business partners. Errors in our software may also be caused by factors outside of our control, such as defects in third-party software incorporated into our software. We may not be able to fix these defects without the cooperation of these software providers. Since these defects may not be as significant to our software providers as they are to us, we may not receive the rapid cooperation that we may require. We may not have the contractual right to access the source code of third-party software and, even if we access the source code, we may not be able to fix the defect.

     Inaccurate information could cause errors in our customers' bills, information systems, financial settlements with their business partners, or license fee payments to us. Our customers may seek to hold us liable for any damages incurred by them or their business partners or end users. Software defects or inaccurate data may also lead to customer dissatisfaction. As a result, we could lose customers and our reputation may be harmed. In addition, our ability to recognize revenue in some cases depends on our customers and their business partners supplying us with data regarding transactions processed using our software. They may provide us with erroneous or incomplete data, which could result in lost revenue to us.

BECAUSE OUR SOFTWARE COULD INTERFERE WITH THE OPERATIONS OF OUR CUSTOMERS' OTHER SOFTWARE APPLICATIONS, WE MAY BE SUBJECT TO POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS BY THESE CUSTOMERS, WHICH MAY BE COSTLY AND MAY NOT BE ADEQUATELY COVERED BY INSURANCE.

     Our software is integrated with our customers' networks and software applications. The integration of our software may entail the risk of product liability or warranty claims based on disruption to these networks or applications. In addition, the failure of our software to perform to customer expectations could give rise to warranty claims against us. Any of these claims, even if without merit, could result in costly litigation or divert management's attention and resources. Although we carry general liability insurance, our current insurance coverage could be insufficient to protect us from all liability that may be imposed under these types of claims. A material product liability claim may seriously harm our results of operations.

FAILURE TO LICENSE NECESSARY THIRD-PARTY SOFTWARE INCORPORATED IN OUR SOFTWARE MAY CAUSE DELAYS OR REDUCTIONS IN OUR SALES.

     We license technologies from third-party software providers that are incorporated into our software. We anticipate that we will continue to license technologies from third parties in the future. In particular, we license key components of our software from Broadbase Software, Inc. and Microsoft Corporation. The license agreement with Broadbase expires in June 2003. We may not be able to renew our license agreements for this software on commercially reasonable terms, if at all. The loss of these technologies or other third-party technologies could prevent sales of our software and increase our costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into our software. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.

IF OUR SOFTWARE DOES NOT CONTINUE TO OPERATE WITH A WIDE VARIETY OF HARDWARE, SOFTWARE AND OPERATING SYSTEMS USED BY OUR CUSTOMERS, OUR CUSTOMERS MAY BE RELUCTANT TO PURCHASE OUR SOFTWARE.

     We currently serve a customer base that uses a wide variety of constantly changing hardware, software applications and operating systems. Building control, process control and metering systems frequently reside on non-standard operating systems. Our Internet-based energy technology software needs to communicate with these non-standard systems to gain broad market acceptance. Our business depends on the following factors, among others:

     - our ability to integrate our software with new and existing hardware and software systems, including metering, building control, process control, and distributed generation systems;

     - our ability to anticipate and support new standards, especially Internet-based standards; and

     - our ability to integrate additional software modules under development with our existing software.

If we are unable to deal with any of these factors, our revenue could be harmed.

THE DEVELOPMENT OF NEW OPERATING SYSTEMS, THE EMERGENCE OF NEW NETWORK STANDARDS OR THE ADOPTION OF NEW PROGRAMMING LANGUAGES COULD CAUSE OUR SOFTWARE TO BECOME OBSOLETE OR REQUIRE US TO MODIFY OR DEVELOP NEW VERSIONS OF OUR SOFTWARE, WHICH COULD BE VERY COSTLY AND COULD HARM OUR ABILITY TO GROW OUR BUSINESS.

     Our software operates on Windows NT operating systems, and we do not currently plan to support our applications and server-based components on every other operating system. In addition, important features of our software are dependent upon various network standards used by our customers, and our software is predominately written in the C++ programming language. If new operating systems are developed, new network standards emerge or new programming languages are adopted, we may need to modify or develop new versions of our software, which could be quite costly. Our failure to modify our software in a timely or cost effective manner could limit our potential customer base or cause our software to become obsolete, which could harm our ability to grow our business and increase our revenue.

OUR REVENUE COULD BE HARMED BY A RESISTANCE TO ADOPT OUR SOFTWARE BY INTERNAL INFORMATION TECHNOLOGY DEPARTMENTS.

     Some businesses may have already made a substantial investment in other third-party or internally developed software designed to accomplish many of the same functions as our Internet-based energy technology software. These businesses may be reluctant to abandon their investments in favor of our software. In addition, information technology departments of potential customers may resist purchasing our software for a variety of other reasons, particularly the potential displacement of their historical role in creating and operating software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the demand for our software does not grow for any of these reasons, our revenue may be harmed.

IF OUR INTERNET-BASED ENERGY TECHNOLOGY SOFTWARE FAILS TO ADAPT TO RAPID CHANGES IN THE ENERGY MARKET, THE SALES OF OUR EXISTING ENERGY TECHNOLOGY SOFTWARE COULD DIMINISH, WHICH COULD SERIOUSLY HARM OUR REVENUE.

     The market for our energy technology software is marked by rapid technological changes, frequent new software introductions, Internet-related technology enhancements, uncertain product life cycles, changes in customer demands, and evolving industry standards and regulations. We may not be able to successfully develop and market new software or software enhancements that comply with present or emerging technology standards. Also, any new regulation or technology standard could increase our cost of doing business.

     Software based on new technologies or new industry standards could render our existing software obsolete and unmarketable. To succeed, we may need to enhance our current software and develop new software on a timely basis to keep pace with developments related to the energy market and to satisfy the increasingly sophisticated requirements of our customers. Software addressing the procurement and management of energy assets is complex and can be expensive to develop, and new software and software enhancements can require long development and testing periods. Any delays in developing and releasing new or enhanced software could cause us to lose revenue opportunities and customers.

IF WE ARE UNABLE TO HIRE AND RETAIN TECHNICAL, SALES AND MARKETING AND OTHER PERSONNEL, OUR BUSINESS COULD BE HARMED.

     Our success also depends upon our ability to attract and retain additional highly qualified technical, sales and marketing and other personnel to support our growing operations. Competition for qualified employees is intense, particularly in the Internet and high technology industries. The process of locating and hiring personnel with the combination of skills and attributes required to carry out our strategy is time-consuming and costly. In addition, after this offering, our ability to attract and retain qualified personnel may be impaired because potential employees may perceive the value of our future stock option grants offered to them to be less valuable than stock option grants offered by other companies that are not yet public. Our inability to attract, train or retain the number of highly qualified engineering, sales, marketing, professional services, and customer support personnel that our business needs may seriously harm our business and results of operations.

WE HAVE HIRED SOME OF OUR EMPLOYEES FROM OUR CURRENT CUSTOMERS AND FROM SOME OF OUR COMPETITORS, WHICH COULD DAMAGE OUR CUSTOMER RELATIONSHIPS AND EXPOSE US TO POTENTIAL LITIGATION.

     There is a limited supply of skilled employees in our industry. We have hired some of our current employees from our customers and competitors. As a result, some of our current customers might begin to view us as competitors in the future, and one or more of our competitors could file lawsuits against us alleging the infringement of their trade secrets and other intellectual property. Although we do not believe that we have infringed upon the intellectual property of our competitors, such lawsuits could divert our attention and resources from our business operations.

WE HAVE LIMITED EXPERIENCE WITH LARGE-SCALE IMPLEMENTATIONS, WHICH ARE IMPORTANT TO OUR FUTURE SUCCESS. IF OUR CUSTOMERS ARE NOT SATISFIED WITH THESE TYPES OF IMPLEMENTATIONS, OUR REPUTATION COULD SUFFER.

     We have limited experience in implementing our Internet-based energy technology software on a large scale. If implementation of our software takes substantially longer or costs substantially more than our customers anticipate, they may become dissatisfied with us and may be less likely to recommend our software to other potential customers. Further, if our customers cannot successfully deploy our software on a large scale, or if they determine for any reason that our software cannot accommodate large-scale deployment, our business could be seriously harmed.

OUR RECENT GROWTH HAS PLACED A SIGNIFICANT STRAIN ON OUR MANAGEMENT, SYSTEMS AND RESOURCES, AND WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR EXPECTED GROWTH.

     We have experienced and are currently experiencing a period of significant growth. Our number of full-time employees increased from 67 in January 2000 to 159 as of September 30, 2000, and we anticipate further significant increases in the future. We integrated several employees as a result of the Energy Concepts, Inc. and SRC Systems, Inc. acquisitions and are currently integrating employees as a result of the EPS Solutions Incorporated acquisition. We could experience integration issues if we engage in future acquisitions. We expect that any future growth could cause increased strains on our management, operational and financial resources. For example, we may not be able to install adequate financial control systems in an efficient and timely manner, and our current or planned information systems, procedures and controls may be inadequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources. Additionally, as part of our growth, we will have to expand, train and manage our employee base and maintain close coordination within our organization. We believe that this successful coordination is critical to our ability to manage our operations effectively and support our anticipated future growth. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be harmed.

                         RISKS RELATED TO OUR INDUSTRY

WE FACE COMPETITION FOR VARIOUS ASPECTS OF OUR INTERNET-BASED ENERGY TECHNOLOGY SOFTWARE. AS A RESULT, OUR CUSTOMERS MAY CHOOSE TO PURCHASE COMPETITORS' PRODUCTS AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY.

     The market for energy technology software and applications is competitive and we expect competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. While today there is no one company that competes with us on all fronts, there are companies that address various aspects of our Internet-based energy technology software. Our software integrates energy data collection, storage, information analysis and decision support and facility control across a wide variety of legacy systems. Therefore, we face segment competition, such as:

     - meter data collection and management systems, with companies such as Engage Networks and AEP/Datapult; and

     - integrated bill management used for energy management and cost control, with companies such as Avista Advantage and Cadence.

     We also expect competition from other established and emerging companies. For example, we anticipate competition from the internal development efforts of energy and facility management solution vendors, such as Honeywell and Johnson Controls, and from large enterprise software firms, such as SAP.

     Some of our current and potential competitors have longer operational histories, greater resources, greater name recognition and a higher number of established customer relationships than we have. Many of these competitors also have extensive knowledge of our industry. Due to these factors, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products. If we are not able to compete effectively, our business could be seriously harmed.

OUR SUCCESS DEPENDS IN PART UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY, BUT WE MAY NOT BE ABLE TO DO SO ADEQUATELY. AS A RESULT, WE MAY LOSE A VALUABLE ASSET OR INCUR COSTLY LITIGATION TO PROTECT OUR RIGHTS.

     Our success depends in large part upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. We seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our software. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches. Any actions taken by us to enforce our intellectual property rights could result in significant expense to us as well as the diversion of management time and other resources.

     Although we currently have six pending U.S. patent applications, one U.S. patent application with allowed claims and various foreign patent applications corresponding to the U.S. patent application with allowed claims, we do not currently have any issued patents. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our software.

     Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to or superior to our technology. Monitoring infringement and misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we intend to license our products internationally, and the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States.

     We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. This enforcement would be expensive, could cause the diversion of our resources and may not prove successful. If we are unable to protect our intellectual property, we may lose a valuable asset.

IF WE BECOME SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, THESE CLAIMS COULD BE COSTLY AND TIME-CONSUMING TO DEFEND, DIVERT MANAGEMENT'S ATTENTION, CAUSE PRODUCT DELAYS AND HARM OUR REVENUE AND RESULTS OF OPERATIONS.

     There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of Internet-based software will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business. Any claims, with or without merit, could be time consuming, result in costly litigation, divert management's attention, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

IF OUR CUSTOMERS ARE NOT COMFORTABLE USING OUR SOFTWARE BECAUSE OF SECURITY CONCERNS RELATED TO THE TRANSMISSION OF DATA OVER THE INTERNET, OUR ABILITY TO SUSTAIN AND GROW OUR REVENUE WOULD BE LIMITED.

     Our software relies on the secure transmission of proprietary data over the Internet for some of its functionality. Well-publicized compromises of Internet security could have the effect of substantially reducing confidence in the Internet as a medium of data transmission. The information transmitted through the use of our software is highly important to our end users. For example, our software could allow remote users to control energy usage levels at various sites by allowing them to adjust the functioning of heating and cooling systems. As a result, our customers' concerns about Internet security, whether or not they are warranted, could be extremely harmful to our business. If a potential customer is concerned that an unauthorized user could gain access to the functionality of our software, that person might be less likely to license our software. Moreover, if a security breach involving our software actually occurs, such a breach could further reduce customers' confidence in our software and generate negative publicity about us. Any of these consequences could harm our business.

OUR PERFORMANCE WILL DEPEND ON THE CONTINUED GROWTH IN DEMAND FOR ENERGY TECHNOLOGY PRODUCTS AND SERVICES.

     Our future success depends heavily on the continued growth in demand for energy technology products and services, which is difficult to predict. If demand for energy technology products and services does not continue to grow or grows more slowly than expected, demand for our software will be reduced. Utilities, energy service providers and other businesses, such as commercial or industrial customers, may be slow to adapt to changes in the energy marketplace. This could result in less demand for our software than we currently expect. Although our software addresses both the regulated and deregulated markets, the market for energy technology software that addresses the deregulating energy industry is relatively new, and potential customers may wait for widespread adoption of products before making purchase commitments. Even if there is significant market acceptance of energy technology products and services for the energy industry, we may incur substantial expenses adapting our software to changing or emerging technologies. Any of these factors could seriously harm our business.

THE GLOBAL ENERGY INDUSTRY IS SUBJECT TO EXTENSIVE AND VARIED GOVERNMENTAL REGULATIONS. AS A RESULT, OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP SOFTWARE THAT ADDRESSES NUMEROUS AND CHANGING REGULATORY REGIMES.

     Although the global energy industry is becoming increasingly deregulated, it is still subject to extensive and varied local, national and regional regulation. If we are unable to design and develop software and services that address these numerous and changing regulatory requirements or fail to alter our software rapidly enough, our customers or potential customers may not purchase our software.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

     Prior to this offering, there has been no public market for our common stock. After this offering, an active public market for our common stock may not develop or be sustained. If you purchase shares of common stock in this offering, you will pay an initial public offering price that was negotiated and determined with representatives of the underwriters based on several factors. This price may vary from the prevailing market price of our common stock after this offering for a number of reasons, many of which are beyond our control.

     In addition, the stock market in general and the stocks of technology companies in particular have been very volatile. This volatility may reduce the price of our common stock without regard to our operating performance. In particular, following initial public offerings, the market prices for stocks of technology companies often reach levels that bear no relation to the operating performance of these companies. Therefore, the market prices for technology stocks may not be sustainable and could vary widely. If our common stock trades to high levels following this offering, it could eventually experience a significant decline. As a result, you may be unable to sell your shares of common stock at or above the initial public offering price.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may in the future be the target of similar litigation. Regardless of its outcome, securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business and results of operations.

OUR DIRECTORS, EXECUTIVE OFFICERS AND MAJOR STOCKHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER OUR COMPANY AFTER THE OFFERING, WHICH COULD LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE.

     Following the completion of this offering, our directors, executive officers and holders of five percent or more of our outstanding common stock
will beneficially own an aggregate of approximately      % of our outstanding
common stock. As a result, these stockholders may be able to exert significant control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions. This control may delay or prevent a third party from acquiring or merging with our company on terms that other stockholders may find favorable.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF SUCH CHANGE OF CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our restated certificate of incorporation and bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include:

     - establishment of a classified board of directors requiring that only a minority of our directors is up for re-election in a year;

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - limitations on the ability of stockholders to call special meetings of stockholders;

     - prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporations Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the transaction may be considered beneficial by some stockholders.

WE WILL HAVE BROAD DISCRETION TO USE PROCEEDS FROM THIS OFFERING AND MAY NOT USE SUCH PROCEEDS EFFECTIVELY.

     We have not committed the net proceeds of this offering to any particular purposes. As a result, our management will have broad discretion in spending the proceeds from this offering and you must rely on the judgment of our management to apply the proceeds effectively. However, we may spend such proceeds in ways with which our stockholders may not agree and which may not realize the benefits that we expect.

OF OUR TOTAL OUTSTANDING SHARES FOLLOWING THIS OFFERING,           OR      %,
ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     After this offering, we will have outstanding           shares of common
stock based on the number of shares outstanding at September 30, 2000. This
includes the           shares we are selling in this offering, which may be
resold in the public market immediately. The remaining             shares will
become available for resale in the public market as shown in the chart below.

NUMBER OF RESTRICTED
       SHARES/
  % OF TOTAL SHARES
OUTSTANDING FOLLOWING
      OFFERING             DATE OF AVAILABILITY FOR RESALE INTO THE PUBLIC MARKET
---------------------      ------------------------------------------------------
               /  .  %  120 days after the date of this prospectus due to lock-up agreements these stockholders have with the underwriters if the conditions described under "Shares Eligible for Future
                        Sale -- Lock-up Agreements" are satisfied.
               /  .  %  150 days after the date of this prospectus if additional conditions described under "Shares Eligible for Future
                        Sale -- Lock-up Agreements" are satisfied.
               /  .  %  180 days after the date of this prospectus due to the release of the lock-up agreement these stockholders have
                        with the underwriters.
               /  .  %  At some point after 180 days from the date of this prospectus, subject to vesting requirements and the
                        requirements of Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701.

     As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. For more detailed information, see "Shares Eligible for Future Sale".

INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.

     The initial public offering price will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial
dilution in the amount of $     per share, based on the initial price to the
public of $     per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the           shares of
common stock we are offering will be approximately $  million, or $     million
if the underwriters exercise their overallotment option in full. We based our estimate of our net proceeds on an assumed initial public offering price of
$     per share and deducted the underwriting discount and estimated offering expenses payable by us.

     While we cannot predict with certainty how we will use the net proceeds of this offering and our cash on hand, we currently intend to use approximately $25 million to fund our increased sales and marketing expenses, approximately $15 million for increased research and development of our software and approximately $5 million for general and administrative-related expenses. Any remaining proceeds will be used for working capital purposes.

     The amounts we actually spend for the above purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described under "Risk Factors". Therefore, we will have broad discretion in the way we use the net proceeds. See "Risk Factors -- We will have broad discretion to use proceeds from this offering and may not use such proceeds effectively" for more information.

     Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, we currently have no commitments or agreements and are not involved in any negotiations to acquire any technology or business. We plan to invest the net proceeds, pending their use, in short-term, interest-bearing, investment grade securities, such as commercial paper, corporate notes, corporate bonds, United States government securities, and medium term notes.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Except as required by law, we do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis after giving effect to the conversion of all
       outstanding shares of convertible preferred stock into             shares
       of common stock immediately prior to the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of           shares
       of common stock at an assumed initial public offering price of $     per
       share in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

                                                                           JUNE 30, 2000
                                                              ----------------------------------------
                                                                                           PRO FORMA
                                                               ACTUAL      PRO FORMA      AS ADJUSTED
                                                              --------    -----------    -------------
                                                                (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Cash and cash equivalents...................................  $ 27,085     $               $
                                                              ========     ========        ========
Long-term liabilities.......................................  $    554     $               $
Redeemable convertible preferred stock issuable in series,
  $0.001 par value per share (Series A, B, C, and D);
  16,394,328 shares authorized, 16,172,093 shares issued and
  outstanding, actual;          shares authorized, no shares
  issued and outstanding, pro forma;          shares
  authorized, no shares issued or outstanding, pro forma as
  adjusted..................................................    43,626           --              --
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value per share, no shares
    authorized, issued or outstanding, actual and pro forma;
    15,000,000 shares authorized, no shares issued or
    outstanding, pro forma as adjusted......................        --           --              --
  Common stock, $0.001 par value per share; 40,000,000
    shares authorized, 7,434,127 shares issued and 6,917,600
    shares outstanding, actual; 40,000,000 shares
    authorized,          shares issued and          shares
    outstanding, pro forma;          shares authorized,
             shares issued and outstanding, pro forma as
    adjusted................................................         8
  Additional paid-in capital................................    12,271
  Deferred stock-based compensation.........................    (3,718)
  Accumulated deficit.......................................   (18,714)
  Notes receivable from officers............................      (938)
  Treasury stock, at cost, 516,667 shares...................      (201)
                                                              --------     --------        --------
    Total stockholders' equity (deficit)....................   (11,292)
                                                              --------     --------        --------
      Total capitalization..................................  $ 32,888     $               $
                                                              ========     ========        ========

     This table excludes the following shares:

     -           shares issuable upon exercise of options outstanding as of June
       30, 2000 at a weighted average exercise price of $     per share;

     -        shares issuable upon exercise of warrants outstanding as of June
       30, 2000 at a weighted average exercise price of $     per share and
                 shares issuable upon exercise of a warrant outstanding as of June 30, 2000 with exercise prices of 85% of the fair market value of our common stock on the dates the warrants become exercisable; and

     - a total of           shares available for issuance under our various
       stock plans as of June 30, 2000, excluding the annual increases in the number of shares authorized under our 1998 Incentive Stock Option Plan and our 2000 Employee Stock Purchase Plan.

                                    DILUTION

     The pro forma net tangible book value of our common stock, after giving effect to the conversion of all outstanding shares of our convertible preferred
stock into          shares of our common stock, on June 30, 2000 was $
million, or approximately $    per share. Pro forma net tangible book value per
share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.
After giving effect to our sale of          shares of common stock offered by
this prospectus at an assumed initial public offering price of $    per share
and after deducting the underwriting discounts and estimated offering expenses payable by us, our net tangible book value would have been approximately $
million, or $    per share. This represents an immediate increase in net
tangible book value of $    per share to existing stockholders and an immediate
dilution in net tangible book value of $    per share to new investors
purchasing shares of common stock in this offering. The following table illustrates this dilution.

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of June 30,
    2000....................................................  $
  Increase per share attributable to new investors..........
                                                              --------
As adjusted pro forma net tangible book value per share
  after the offering........................................
                                                                          --------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $

     The following table sets forth, as of June 30, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders and by the new investors in this offering at an assumed
initial public offering price of $    per share, calculated before deducting the
estimated underwriting discounts and commissions and offering expenses.

                                              SHARES PURCHASED     TOTAL CONSIDERATION       AVERAGE
                                              -----------------    -------------------        PRICE
                                              NUMBER    PERCENT     AMOUNT     PERCENT      PER SHARE
                                              ------    -------    --------    -------    -------------
                                                (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
Existing stockholders.......................                                                $
New investors...............................                 %                      %       $
                                               ---        ---      --------      ---
  Total.....................................                 %     $                %
                                               ===        ===      ========      ===

     The foregoing discussion and tables are based upon the number of shares actually issued and outstanding as of June 30, 2000 and assume no exercise of options or warrants outstanding as of June 30, 2000. As of that date, there were:

     -       shares issuable upon exercise of options outstanding at a weighted
       average exercise price of $    per share;

     -          shares issuable upon exercise of warrants outstanding at a
       weighted average exercise price of $    per share and       shares
       issuable upon exercise of a warrant outstanding as of June 30, 2000 with exercise prices of 85% of the fair market value of our common stock on the dates the warrants become exercisable; and

     - a total of           shares available for issuance under our various
       stock plans as of June 30, 2000, excluding the annual increases in the number of shares authorized under our 1998 Incentive Stock Option Plan and our 2000 Employee Stock Purchase Plan.

     Assuming the exercise in full of all outstanding options and warrants, our pro forma as adjusted net tangible book value as of June 30, 2000 would be
$    per share, representing an immediate increase in net tangible book value of
$    per share to our existing stockholders and an immediate decrease in net
tangible book value of $    per share to new investors.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our financial statements and related notes included in this prospectus as well as the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data for each of the two years ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included in this prospectus. The statement of operations data for the six months ended June 30, 1999 and June 30, 2000 and the balance sheet data as of June 30, 2000 are derived from the unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for these periods. Historical results are not necessarily indicative of future results. The pro forma net loss per share information in the following table gives effect to the automatic conversion of all outstanding shares of our convertible preferred stock into common stock immediately prior to the closing of this offering.

                                                          YEAR ENDED               SIX MONTHS ENDED
                                                         DECEMBER 31,                  JUNE 30,
                                                   -------------------------   -------------------------
                                                      1998          1999          1999          2000
                                                   -----------   -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License........................................  $        --   $       250   $        45   $     1,436
  Services.......................................           19           270            44           828
                                                   -----------   -----------   -----------   -----------
    Total revenue................................           19           520            89         2,264
                                                   -----------   -----------   -----------   -----------
Cost of revenue:
  License........................................           --            32            10            75
  Services.......................................            4           214            12           350
                                                   -----------   -----------   -----------   -----------
    Total cost of revenue........................            4           246            22           425
                                                   -----------   -----------   -----------   -----------
Gross profit.....................................           15           274            67         1,839
                                                   -----------   -----------   -----------   -----------
Operating expenses:
  Research and development.......................          830         3,739         1,390         3,764
  Sales and marketing............................          228         2,334           524         5,764
  General and administrative.....................          332           667           276         1,140
  Stock-based compensation.......................           52           730           365         1,340
  Amortization of intangibles....................           --            --            --            70
                                                   -----------   -----------   -----------   -----------
    Total operating expenses.....................        1,442         7,470         2,555        12,078
                                                   -----------   -----------   -----------   -----------
Loss from operations.............................       (1,427)       (7,196)       (2,488)      (10,239)
Interest income..................................           --           202            39           157
Interest expense.................................           46            20            --           145
                                                   -----------   -----------   -----------   -----------
Net loss.........................................  $    (1,473)  $    (7,014)  $    (2,449)  $   (10,227)
                                                   ===========   ===========   ===========   ===========
Redeemable convertible preferred stock accruing
  dividend.......................................          (75)         (568)         (225)         (686)
                                                   -----------   -----------   -----------   -----------
Net loss attributable to common stockholders.....  $    (1,548)  $    (7,582)  $    (2,674)  $   (10,913)
                                                   ===========   ===========   ===========   ===========
Basic and diluted net loss per share.............  $     (1.62)  $     (3.09)  $     (1.31)  $     (2.68)
                                                   ===========   ===========   ===========   ===========
  Shares used in calculating basic and diluted
    net loss per share...........................          953         2,453         2,041         4,076
                                                   ===========   -----------   ===========   ===========
  Pro forma basic and diluted net loss per
    share........................................                $     (0.72)                $     (0.64)
                                                                 ===========                 ===========
  Shares used in calculating pro forma basic and
    diluted net loss per share...................                     10,514                      16,960
                                                                 ===========                 ===========

                                                     DECEMBER 31,       DECEMBER 31,         JUNE 30,
                                                         1998               1999               2000
                                                     ------------      --------------      -------------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................    $ 3,260            $ 7,840            $ 27,085
Working capital....................................      3,097             10,856              25,662
Total assets.......................................      3,396             12,578              38,436
Long term liabilities..............................         --                563                 554
Redeemable convertible preferred stock.............      4,681             19,510              43,626
Total stockholders' deficit........................     (1,481)            (8,302)            (11,292)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We develop and sell Internet-based energy technology software that enables enterprises and energy service providers to reduce energy costs and other related expenditures. Silicon Energy was founded in December 1997 and began significant operations in January 1998. From January 1998 to March 1999, we were primarily engaged in research, product development and infrastructure building activities. We derived our first revenue in June 1998.

     We market and sell our software through our direct sales force and our value-added resellers. Through September 30, 2000, we had not recognized any revenue from these reseller arrangements.

SOURCES OF REVENUE AND REVENUE RECOGNITION

     Our revenue consists of the sale of our software licenses and services. Our software licenses are sold on a perpetual or subscription basis. Our services revenue is derived from professional, maintenance, Internet, and integrated bill management services. Software license revenue comprised 48% of our total revenue for the year ended December 31, 1999 and 63% of our total revenue for the six months ended June 30, 2000. Services revenue comprised 52% of our total revenue for the year ended December 31, 1999 and 37% of our total revenue for the six months ended June 30, 2000.

     Our license agreements provide for customers to pay software license fees for our standard application server. The amount of these license fees depends upon the number of data points, number and type of software modules and number and complexity of software gateways purchased by the customer. A data point is defined as a unique data field or time-series of values representing actual data derived from an external source or data derived from performing computations. A software gateway allows the collection of real-time data from legacy systems, such as building control, process control and metering systems, and provides one-way or two-way data flow.

     Professional services revenue is derived from integration and installation of our software and includes training and consulting services. Our professional services contracts are priced based on time and materials. Maintenance service revenue is derived from maintenance agreements sold with the software licenses for a one-year renewable annual period equal to a percentage of the software license fee. The maintenance agreement provides for system support, which includes corrections, updates and telephone assistance.

     We also offer our customers Internet and integrated bill management services. Internet services include hosting, content and transaction-based services. Hosting services outsource the operation of hardware monitoring, software support and system administration tasks. Content services include hourly weather content and energy rates. Our integrated bill management service is an outsourced bill processing solution that compiles data from energy bills from disparate locations, pays the bills and provides customers with a simplified analysis of complex energy information. In the future, we expect to generate additional fees on a transaction basis for the use of some of our applications, such as Curtailment Manager that allows energy suppliers to manage load reduction programs. Internet and integrated bill management services are subscription-based services.

     We have entered into several reseller arrangements through which resellers expect to sell our software licenses to third parties. To date, we have not recognized any revenue from our reseller arrangements, but we anticipate that our resellers will generate sales in the future. In addition, we opened a direct sales office in the United Kingdom during the third quarter of 2000. To date, we have not recognized any international revenue. However, we believe that international sales will be an important source of revenue in the future.

     We recognize revenue when all of the following conditions are met:

     - there is persuasive evidence of an arrangement;

     - we have delivered the product to the customer;

     - collection of the fees is probable;

     - the amount of the fee to be paid by the customer is fixed or determinable; and

     - the services provided are not essential to the functionality of the software.

     Revenue from professional, maintenance, Internet, and integrated bill management services is recognized ratably over the term of the agreement or as services are performed.

     Our software typically requires installation and significant implementation or tailoring essential to its functionality. On contracts for which reliable estimates cannot be made by management with respect to the extent of installation and implementation services required for full functionality, the license and service revenue, excluding the maintenance element, is recognized on a completed contract method. When reliable estimates can be made, the license and services revenue, excluding the maintenance element, is recognized on a percentage-of-completion method using labor hours incurred compared to total estimated hours as the measure of progress toward completion.

     We record payments received in advance of revenue recognition and billings in excess of project revenues earned as deferred revenue. Our deferred revenue was $367,000 at December 31, 1999 and $1.5 million at June 30, 2000. Under the terms of most of our standard contracts, we invoice advanced payments from customers under software sales agreements and under professional service engagements; our current terms under each type of arrangement are typically net 30 days.

COST OF REVENUE AND OPERATING EXPENSES

     Our cost of license revenue includes expenses incurred to manufacture, package and distribute software products and related documentation. Our cost of services revenue includes salaries and related expenses for professional, maintenance and integrated bill management services, as well as amounts paid to third parties in connection with the provision of our Internet services. Our operating expenses are classified into five general categories: sales and marketing, research and development, general and administrative, stock-based compensation, and amortization of intangibles. We allocate the costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on headcount. These allocated charges include facilities rent for corporate offices, communication charges and payroll and benefits related costs.

     We expect our cost of services revenue to increase as a result of the continued expansion of our services organization. Since services revenue has substantially lower margins than license revenue, this expansion would reduce our gross margins if our license revenue were not to increase at similar or higher rates. We expect cost of services revenue as a percentage of services revenue to vary from period to period depending on the mix of services we provide and the overall utilization rates of services staff.

     Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. To date, we have not capitalized any development costs related to software because the time period between technological feasibility and general release of the software has not been significant and related costs incurred during that time period have not been material. Since inception, we have incurred substantial research and development costs and have invested heavily in the expansion of our sales and marketing and professional services organizations to build an infrastructure to support our long-term growth strategy. Our full-time employees increased from three as of December 31, 1997 to 138 as of June 30, 2000. As a result of these investments, we have incurred net losses in each quarter since inception. As of June 30, 2000, we had an accumulated deficit of $18.7 million. We anticipate that our operating expenses will continue to increase for the foreseeable future as we expand our software development and sales and marketing efforts. In addition, we expect to incur additional expenses associated with being a public company. Accordingly, we expect to incur net losses for the foreseeable future.

     In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

EQUITY TRANSACTIONS WITH OUR CUSTOMERS

     During fiscal year 2000, we entered into transactions with some of our customers that involved the sale of our common stock or the issuance of a warrant with prices which, in light of the expected initial public offering price of our common stock in this offering, are deemed to have been below the fair value at the date of issuance. We also entered into commercial agreements with these customers or their affiliates. As a result, we expect to recognize the majority of the deemed discount on our common stock totalling $2.3 million as non-cash offsets to the gross revenue generated under these contracts by December 2001.

     We have also entered into an agreement with a customer under which we issued a warrant to purchase up to 625,000 shares of our common stock. The customer exercised the vested portion of the warrant in September 2000 to purchase 105,661 shares of our common stock. The remaining shares under the warrant vest based on the amount of revenue generated directly or indirectly by the customer during the periods ending on December 31, 2000, 2001 and 2002. The exercise price for the warrant is a 15% discount to the market price of our common stock on the last day of each vesting period. At each vesting date, we will determine the fair value of the warrants earned during the period. The resulting amount will be recorded as a non-cash offset to the revenue generated by the customer. To the extent the fair value of the warrant exceeds the revenue generated, the excess amount will be recorded as a marketing expense.

     We have also entered into a marketing alliance agreement under which we issued a warrant to purchase up to 125,000 shares of our common stock at $6.75 per share. The warrant is exercisable during the six-month period between June 30, 2003 and December 31, 2003. If performance milestones are achieved, the warrant may be exercised early. We deem the fair value of the warrant to be $512,000, which we will record as a sales and marketing expense through the end of 2003.

STOCK-BASED COMPENSATION

     In connection with the grant of stock options prior to our initial public offering, we recorded deferred stock-based compensation of approximately $5.8 million, representing the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price of these options at the measurement date, which is typically the date of grant. This amount is presented as a reduction of stockholders' equity and will be amortized to expense as a non-cash charge over the vesting period of the applicable options, which is generally four years, in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. For the years ended December 31, 1998 and 1999 and for the six months ended June 30, 2000, we recorded amortization of deferred stock-based compensation of $52,000, $730,000 and $1.3 million, respectively. At June 30, 2000, approximately $3.7 million of deferred stock-based compensation remained to be amortized, which we expect to amortize as follows:

                                                           EXPECTED AMORTIZATION OF
                                                              STOCK COMPENSATION
                                                           ------------------------
                                                                (IN THOUSANDS)
Six-month period ending December 31, 2000................          $ 1,147
Year ending December 31, 2001............................            1,753
Year ending December 31, 2002............................              785
Year ending December 31, 2003............................               23
Year ending December 31, 2004............................               10

These amounts are subject to change due to forfeitures and additional grants of stock options.

     During the period from July 1, 2000 to September 30, 2000, we granted options to purchase an additional 500,588 shares of our common stock to employees at prices below the deemed accounting fair market value. We expect that these option grants will give rise to an estimated additional stock-based charge of $1.3 million to be recognized over the vesting period of the options.

INCOME TAXES

     As of December 31, 1999, we provided a full valuation allowance against our deferred tax asset of $3.4 million, consisting primarily of net operating loss carryforwards of $7.0 million and $6.2 million for federal and state taxes purposes, respectively. We have incurred losses from inception through June 30, 2000 and believe, based upon the history of such losses and other factors, that the weight of available evidence indicates that we may not be able to realize our deferred tax asset in the foreseeable future. See Note 5 of Notes to the Consolidated Financial Statements.

GOODWILL AND OTHER INTANGIBLES RELATED TO ACQUISITIONS

     Goodwill consists of the excess of the purchase price paid over identified intangible and tangible net assets of acquired companies.

     In May 2000, we acquired Energy Concepts, Inc., an energy bill management company, for cash of $450,000 and the assumption of debt of $123,000. In June 2000, we acquired SRC Systems, Inc., a provider of energy analysis software applications and services, for 142,841 shares of our common stock, with an estimated fair value of $6.08 per share, and the assumption of debt of $800,000. These acquisitions were accounted for under the purchase method of accounting. The results of operations of these companies are included in the consolidated results of operations for periods subsequent to their respective acquisition dates.

     We recorded $2.1 million of goodwill and other identifiable intangible assets in connection with these acquisitions, which are being amortized over a three-year period. We anticipate that the quarterly amortization expense will be approximately $173,000 in future periods. We do not expect these acquisitions to have a significant impact on our revenues or cost of operations in the near term.

RESULTS OF OPERATIONS

     The following table sets forth financial data for the periods indicated.

                                              YEAR ENDED           SIX MONTHS ENDED
                                             DECEMBER 31,              JUNE 30,
                                         --------------------    --------------------
                                           1998        1999        1999        2000
                                         --------    --------    --------    --------
                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License..............................  $    --     $   250     $    45     $  1,436
  Services.............................       19         270          44          828
                                         -------     -------     -------     --------
     Total revenue.....................       19         520          89        2,264
                                         -------     -------     -------     --------
Cost of revenue:
  License..............................       --          32          10           75
  Services.............................        4         214          12          350
                                         -------     -------     -------     --------
     Total cost of revenue.............        4         246          22          425
                                         -------     -------     -------     --------
Gross profit...........................       15         274          67        1,839
                                         -------     -------     -------     --------
Operating expenses:
  Research and development.............      830       3,739       1,390        3,764
  Sales and marketing..................      228       2,334         524        5,764
  General and administrative...........      332         667         276        1,140
  Stock-based compensation.............       52         730         365        1,340
  Amortization of intangibles..........       --          --          --           70
                                         -------     -------     -------     --------
     Total operating expenses..........    1,442       7,470       2,555       12,078
                                         -------     -------     -------     --------
Loss from operations...................   (1,427)     (7,196)     (2,488)     (10,239)
Interest income........................       --         202          39          157
Interest expense.......................       46          20          --          145
                                         -------     -------     -------     --------
Net loss...............................  $(1,473)    $(7,014)    $(2,449)    $(10,227)
                                         =======     =======     =======     ========

     The following table sets forth financial data as a percentage of total revenue for the periods indicated.

                                              YEAR ENDED           SIX MONTHS ENDED
                                             DECEMBER 31,              JUNE 30,
                                         --------------------    --------------------
                                           1998        1999        1999        2000
                                         --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
Revenue:
  License..............................      --        48.1%       50.6%       63.4%
  Services.............................   100.0%       51.9        49.4        36.6
                                          -----       -----       -----       -----
     Total revenue.....................   100.0       100.0       100.0       100.0
                                          -----       -----       -----       -----
Cost of revenue:
  License..............................      --         6.2        11.2         3.3
  Services.............................    21.1        41.1        13.5        15.5
                                          -----       -----       -----       -----
     Total cost of revenue.............    21.1        47.3        24.7        18.8
                                          -----       -----       -----       -----
Gross profit...........................    78.9%       52.7%       75.3%       81.2%
                                          -----       -----       -----       -----

SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 2000

REVENUE

     Our total revenue was $89,000 for the six months ended June 30, 1999 and $2.3 million for the six months ended June 30, 2000, and was comprised of sales of software licenses and related services fees from our professional, maintenance, Internet, and bill management services. License revenue was $45,000, or 51% of total revenue, for the first six months of 1999 and $1.4 million, or 63% of total revenue, for the first six months of 2000. Services revenue was $44,000, or 49% of total revenue, for the six months ended June 30, 1999 and $828,000, or 37% of total revenue, for the six months ended June 30, 2000. We currently expect services revenue to be between 40% and 45% of our total revenue for future periods. The increases in our revenue were due to additional sales generated as a result of investment in our sales and marketing organizations and increases in additional sales to existing customers. The U.S. Navy accounted for all of our revenue for the six months ended June 30, 1999 and MidAmerican Energy Company accounted for 13% of our total revenue for the six months ended June 30, 2000. No other customer accounted for more than 10% of our total revenue for the six months ended June 30, 2000.

COST OF REVENUE

     Cost of revenue was $22,000 for the six months ended June 30, 1999 and $425,000 for the six months ended June 30, 2000. Substantially all of the increase in cost of revenue was due to increases in cost of services revenue which resulted from the hiring of additional employees necessary to provide technical support, training and consulting. From June 30, 1999 to June 30, 2000, professional services personnel increased from two to 18.

OPERATING EXPENSES

     RESEARCH AND DEVELOPMENT. Research and development expenses consist of compensation and related costs for research and development personnel and contractors. Research and development expenses increased from $1.4 million for the six months ended June 30, 1999 to $3.8 million in the six months ended June 30, 2000. Substantially all of the increase in research and development expenses was related to salary increases for our existing personnel, increases in the number of software engineers and other technical staff and the increased use of outside contractors. From June 30, 1999 to June 30, 2000, research and development personnel grew from 24 to 50. We believe that continued investment in research and development is critical to our strategic objectives, and we expect that the dollar amounts of research and development expenses will increase in future periods, but may fluctuate as a percentage of revenue from period to period.

     SALES AND MARKETING. Sales and marketing expenses consist of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows, and marketing collateral materials. Sales and marketing expenses increased from $524,000 for the six months ended June 30, 1999 to $5.8 million for the six months ended June 30, 2000. Approximately 75% of the increase in sales and marketing expenses was due to payroll and benefits related expenses, recruiting fees and travel expenses. Sales and marketing personnel increased from seven at June 30, 1999 to 50 at June 30, 2000. An additional 10% of the increase related to increased spending for marketing activities, including trade shows, advertising and other promotional expenses. The remaining increase was attributed to training and equipment costs. We anticipate that these sales and marketing expenses will continue to increase in absolute dollar amounts in future periods as we continue to expand our sales and marketing efforts, but may fluctuate as a percentage of total revenue from period to period.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of compensation and related costs for administrative personnel, third-party professional services, and other general corporate expenses. General and administrative expenses increased from $276,000 for the six months ended June 30, 1999 to $1.1 million for the six months ended June 30, 2000. The increase was primarily due to the addition of executive, finance and administrative personnel and additional third-party professional expenses. From June 30, 1999 to June 30, 2000, general and administrative personnel increased from three to 10. We expect general and administrative expenses to continue to increase as we add personnel to support expanding operations, incur additional costs related to the growth of our business, and assume the reporting requirements of a public company. These expenses, however, may fluctuate as a percentage of revenue from period to period.

     AMORTIZATION OF INTANGIBLES. In the first six months of 2000, we acquired substantially all of the assets and liabilities of two companies. We recorded $70,000 of amortization related to these acquisitions.

INTEREST INCOME, NET

     Interest income, net consists of interest earned on cash and short-term investments, offset by interest expense related to our credit facility. Interest income, net was $39,000 for the six months ended June 30, 1999 and $12,000 for the six months ended June 30, 2000. The decrease in interest income, net was due to a one-time non-cash charge incurred in the 2000 period resulting from the issuance of a warrant to one of our lenders, largely offset by higher interest earned on higher cash balances from the proceeds of our sales of preferred stock in October 1999 and June 2000.

YEAR ENDED DECEMBER 31, 1998 AND THE YEAR ENDED DECEMBER 31, 1999

REVENUE

     Our total revenue was $19,000 in 1998 and $520,000 in 1999 and was comprised of sales of software products and related services fees from our professional, maintenance and Internet services. License revenue was zero in 1998 and $250,000, or 48% of revenue, in 1999. Services revenue was $19,000, or 100%, of revenue in 1998 and $270,000, or 52%, of revenue in 1999. No customer accounted for more than 10% of our total revenue in 1998. Schlumberger accounted for 28%, Con Edison Solutions, Inc. accounted for 21%, Enron Energy Services accounted for 20%, the U.S. Navy accounted for 17%, and The Planergy Group, a subsidiary of Xcel Energy, Inc., accounted for 13% of our total revenue in 1999. No other customer accounted for more than 10% of our total revenue in 1999.

     The increase in our revenue year to year was due to several factors including:

     - Increasing market acceptance of the need for energy technology software;

     - Increased investment in our sales and marketing organizations, including the hiring of sales personnel and an increase in advertising and other programs; and

     - The release of version 1.4 of the Silicon Energy EEM Suite in December 1999.

COST OF REVENUE

     Cost of revenue was $4,000 in 1998 and $246,000 in 1999. The increase in our cost of revenue was primarily due to the increase in cost of services revenue, which resulted from the hiring of additional employees necessary to provide technical support, training and consulting. Cost of services revenue as a percentage of cost of revenue was 100% in 1998 and 87% in 1999. Cost of license revenue as a percentage of cost of revenue was zero percent in 1998 and 13% in 1999. The increase in cost of services revenue each year resulted primarily from the hiring of additional employees.

OPERATING EXPENSES

     RESEARCH AND DEVELOPMENT. Research and development expenses increased from $830,000 in 1998 to $3.7 million in 1999. Almost all of the increase in research and development expenses was related to an increase in the number of software engineers and other technical staff supporting the development and testing, quality assurance and documentation of new products.

     SALES AND MARKETING. Sales and marketing expenses increased from $228,000 in 1998 to $2.3 million in 1999. The increase in sales and marketing expenses resulted primarily from building a direct sales force and investing in sales and marketing infrastructure. Approximately 80% of the increase was due to personnel-related expenses, recruiting fees and travel expenses. An additional 10% of the increase related to increased spending for marketing activities, including trade shows, advertising and other promotional expenses. The remaining increase was attributable to related facility and equipment costs.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $332,000 in 1998 to $667,000 in 1999. The increase was primarily due to the addition of finance and administrative personnel and third-party professional expenses associated with our Series C equity financing.

INTEREST INCOME, NET

     We had net interest expense of $46,000 in 1998 compared to net interest income of $182,000 in 1999. The increase in net interest income in 1999 was due to interest earned from higher cash balances on hand as a result of sales of preferred stock in October 1999. Net interest expense in 1998 was primarily due to interest incurred on borrowings.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth, for the periods presented, unaudited quarterly financial results for the six quarters ended June 30, 2000 and those results expressed as a percentage of total revenue for each quarter. The statements of operations data has been derived from our quarterly unaudited financial statements. In management's opinion, these statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. You should not draw any conclusions about our future results from the results of operations for any quarter, as quarterly results are not indicative of the results for a full fiscal year or any other period.

                                                                         QUARTER ENDED
                                           --------------------------------------------------------------------------
                                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                             1999        1999         1999            1999         2000        2000
                                           ---------   --------   -------------   ------------   ---------   --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  License................................    $  --     $    45       $    --        $   205       $   440    $   996
  Services...............................       --          44            20            206           346        482
                                             -----     -------       -------        -------       -------    -------
    Total revenue........................       --          89            20            411           786      1,478
                                             -----     -------       -------        -------       -------    -------
Cost of revenue:
  License................................       --          10            --             22            30         45
  Services...............................       --          12             5            197           125        225
                                             -----     -------       -------        -------       -------    -------
    Total cost of revenue................       --          22             5            219           155        270
                                             -----     -------       -------        -------       -------    -------
Gross profit.............................       --          67            15            192           631      1,208
                                             -----     -------       -------        -------       -------    -------
Operating expenses:
  Research and development...............      576         814           780          1,569         1,609      2,155
  Sales and marketing....................      205         319           475          1,335         2,008      3,756
  General and administrative.............       56         220           130            261           433        707
  Stock-based compensation...............      120         245           283             82           789        551
  Amortization of intangibles............       --          --            --             --            --         70
                                             -----     -------       -------        -------       -------    -------
    Total operating expenses.............      957       1,598         1,668          3,247         4,839      7,239
                                             =====     =======       =======        =======       =======    =======
Loss from operations.....................     (957)     (1,531)       (1,653)        (3,055)       (4,208)    (6,031)
Interest income..........................       10          29            63            100            55        102
Interest expense.........................       --          --             5             15            48         97
Net loss.................................    $(947)    $(1,502)      $(1,595)       $(2,970)      $(4,201)   $(6,026)
                                             =====     =======       =======        =======       =======    =======
                                                                AS A PERCENTAGE OF TOTAL REVENUE
STATEMENT OF OPERATIONS DATA:
Revenue:
  License................................       --        50.6%           --           49.9%         56.0%      67.4%
  Services...............................       --        49.4         100.0%          50.1          44.4       32.6
                                             -----     -------       -------        -------       -------    -------
    Total revenue........................       --       100.0         100.0          100.0         100.0      100.0
                                             -----     -------       -------        -------       -------    -------
Cost of revenue:
  License................................       --        11.2            --            5.4           3.8        3.0
  Services...............................       --        13.5          25.0           47.9          15.9       15.2
                                             -----     -------       -------        -------       -------    -------
    Total cost of revenue................       --        24.7            25           53.3          19.7       18.3
                                             -----     -------       -------        -------       -------    -------
Gross profit.............................       --        75.3%           75%          46.7%         80.3%      81.7%
                                             =====     =======       =======        =======       =======    =======

     Our license and services revenue fluctuated in the four quarters of 1999 due to the completed contract method of revenue recognition used in 1999, and grew in each of the first two quarters of 2000, where the percentage-of-completion revenue recognition method was used. Cost of revenue also fluctuated in correlation with revenue in each of the four quarters of 1999, and increased in the first two quarters of 2000. The increase in cost of revenue in the first half of 2000 was the result of costs associated with increased sales and subsequent installation and implementation. Total operating expenses increased in each quarter primarily due to increased expenses associated with building a sales and marketing infrastructure including the development of a direct sales force, increased spending on research and development to support new software introductions and quality assurance testing, and an increase in general and administrative expenses to manage our expanding operations.

     Although we have a limited operating history, we believe that quarterly operating results may experience seasonal fluctuations in the future. For example, as we expand into international markets, sales may decline during summer months, particularly in European markets. Sales may also be lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through private placements of equity securities and, to a lesser extent, revenue and equipment lines of credit. Through June 30, 2000, we have raised a total of $42.3 million through equity financing.

     We maintain an equipment line of credit with a commercial bank. The line of credit, expiring in November 2002, permits us to borrow up to $1.75 million at an annual rate of .75% in excess of prime. As of June 30, 2000, the total amount outstanding on the equipment line of credit was $465,000. Additionally, we have a revolving line of credit with the same commercial bank for $1.75 million, which allows us to borrow monies at an annual rate of .75% in excess of prime. As of June 30, 2000, the total amount outstanding on the general line of credit was $332,000, which is due and payable in November 2000. As of June 30, 2000, obligations under our equipment line of credit are $43,000 in 2000, $86,000 in 2001, and $21,000 in 2002.

     Net cash used in operating activities totaled $1.2 million in 1998 and was attributable primarily to a net loss of $1.4 million before stock-based compensation charges of $52,000. In 1999, cash used in operating activities was $6.1 million and was primarily attributable to a net loss of $6.3 million before stock-based compensation charges of $730,000. Cash used in operating activities during the six months ended June 30, 2000 was $6.7 million and was attributable to a net loss of $8.9 million before stock-based compensation charges of $1.3 million, primarily offset by increases in accrued liabilities and deferred revenues related to advance payments on license agreements.

     Net cash used in investing activities totaled $113,000 in 1998 and $4.0 million in 1999. For the six months ended June 30, 2000, net cash used in investing activities totaled $272,000. The increases in each period resulted primarily from the purchase of property and equipment to support our growth.

     Net cash provided by financing activities totaled $4.6 million in 1998, $14.7 million in 1999 and $26.2 million for the six months ended June 30, 2000. The increase in each period resulted primarily from the net proceeds from sale of our equity securities and to a lesser extent, equipment lease-line borrowings.

     As of June 30, 2000, our principal sources of liquidity included $28.6 million of cash, cash-equivalents and investments. Capital expenditures, including those under capital leases, were $113,000 in 1998, $958,000 in 1999 and $1.7 million for the six months ended June 30, 2000. Our capital expenditures consist primarily of purchases of computer equipment and software, furniture and fixtures and leasehold improvements. We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. For the remainder of 2000 and through 2001, we anticipate that our capital expenditures will be at least $3.5 million.

     As of June 30, 2000, our principal commitment consisted of obligations under our operating and capital leases. Future lease commitments for our office facilities and equipment are $530,000 in 2000, $783,000 in 2001, $745,000 in
2002 and $699,000 in 2003.

     In June 2000, we sold 3,481,468 shares of Series D preferred stock at a price of $6.75 per share for an aggregate purchase price of $23.5 million in a private placement. In June 2000, we also sold 825,000 shares of common stock at a price of $4.00 per share for an aggregate purchase price of $3.3 million in a private placement. We believe that the net proceeds from this offering, combined with current cash balances and short-term investments, will be sufficient to meet our anticipated liquidity needs for working capital and capital expenditures for at least 24 months from the date of this prospectus. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of the factors described above. We expect to continue to incur net losses for the foreseeable future and we may need additional funds to expand or meet all of our operating needs.

     If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or debt securities or secure an additional bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us.

MARKET AND CURRENCY RISK

     To date, all of our recognized revenue has been denominated in U.S. dollars and exclusively from customers in the United States. We expect, however, to begin to derive future license revenue from international markets, which may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of some currencies in relation to the U.S. dollar. Although we will continue to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

     As of June 30, 2000, we had total short-term and long-term borrowings of $332,000 and $465,000, respectively, which contain interest rates that are tied to the prime rate. Therefore, we are subject to exposure to interest rate risk for these borrowings based on fluctuations in the prime rate.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 of Financial Accounting Standards, "Accounting for Derivative Instruments and Hedging Activities", which requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In July 1999, the Financial Accounting Standards Board issued Statement No. 137 of Financial Accounting Standards, "Accounting For Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133", which deferred the effective date of Statement No. 133 to the first fiscal quarter ending June 30, 2000. We will adopt Statement No. 133, as amended, in the first quarter of 2001. We do not believe that the adopting of this statement will have a material impact on our results of operations or financial position.

     In March 2000, the Financial Accounting Standards Board issued interpretation No. 44. "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25", or FIN 44. This interpretation clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25. "Accounting for Stock issued to Employees", the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. We believe that the impact of FIN 44 will not have a material effect on the financial position or results of operations of the Company.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes it has complied with the guidance in SAB No. 101.

                                    BUSINESS

OVERVIEW

     Silicon Energy develops and sells Internet-based energy technology software that enables enterprises to reduce energy costs and other related expenditures. Our software integrates multiple, geographically-dispersed energy consumption, generation and storage systems into a single enterprise-wide network. Our software's highly scalable design retrieves, compiles and stores non-standardized, complex usage data from hundreds of disparate devices and systems from multiple vendors. Our software then performs extensive analysis of this information, provides intuitive and informative decision support and enables simultaneous control of energy systems. By linking multiple systems throughout the enterprise with additional external data sources, our software enables end users to reduce energy waste, manage peak consumption, improve power quality and reliability, and make supply decisions between utility service providers, third party providers and distributed generating devices.

     Our customers represent a broad range of vertical markets, including the commercial, industrial, higher-education, government, energy service provider and utility sectors. As of September 30, 2000, we had license or subscription agreements for our Silicon Energy EEM Suite with over 35 customers.

INDUSTRY BACKGROUND

THE CURRENT ENERGY MARKET

     End users spent approximately $290 billion in 1999 on electricity and natural gas, making the energy industry one of the largest in the United States. In addition to the direct cost of energy, enterprises spend billions more annually on maintenance and other expenses associated with energy systems, including efforts to hedge the risks inherent in managing their energy portfolios. In 1999, commercial and industrial users accounted for over $160 billion of the energy consumption in the United States. In a 1997 survey conducted by CFO Magazine, respondents identified energy as the least controllable expense in their overall cost structures.

     The recent growth in the use of computers, the Internet and telecommunications products has significantly increased the need for reliable, high-quality power. These digital applications are less tolerant of voltage disturbances than conventional uses of electricity and can be severely damaged by power disruptions. Sandia National Laboratories, a U.S. Department of Energy national security laboratory, estimates that power quality and reliability problems cost U.S. businesses approximately $150 billion annually in lost data, materials and productivity. In order to avoid these costly losses, many businesses are investing in power quality and reliability solutions, including distributed generation and power storage assets. According to industry sources, businesses spent in excess of $11 billion globally in 1999 on power quality and reliability products. We believe that as these investments continue, enterprises will increasingly demand solutions to effectively network these new assets and their existing energy infrastructures into cohesive energy management strategies to minimize costs and improve reliability.

     Today, the U.S. energy market is highly fragmented and populated by locally regulated utilities that act as regional monopolies. These utility providers often design complicated pricing structures that make it difficult for end users to understand, monitor and manage their energy usage and costs. Because of this fragmented market, complex pricing and lack of understanding of marginal costs, end users are typically unable to evaluate opportunities for managing consumption to achieve energy cost reductions.

     The lack of information about energy consumption also impacts energy suppliers. Electricity cannot be stored like natural gas and its regional availability is subject to generation and transmission constraints. As a result, the wholesale market for the marginal supply of electricity is primarily real-time and highly volatile. This volatility has recently increased in several regions as the growth in peak energy demand has outpaced generating capacity additions. Without high quality information or the ability to influence or predict customers' peak demand, suppliers face significant volume and price risk. In addition, the inability to curtail, manage or influence customers' peak consumption further limits suppliers' ability to effectively manage risk across their portfolio.

     The informational inefficiencies that exist in today's regulated energy market are significant, and federal and state deregulation of the electricity and natural gas industries is further adding complexity to the management of energy costs. While many end users are now able to choose their energy supplier, few possess sufficient information and systems to take full advantage of the economic opportunity. Suppliers, on the other hand, are exposed to increased levels of operating risk. They face uncertainty regarding both maintaining their customer base and accurately predicting their volume requirements and cost structure.

     We believe that these factors, combined with the technological advantages provided by the Internet, create a catalyst for fundamental change in the electricity and gas industries and the need for new solutions. A new energy information infrastructure is required that more effectively links energy suppliers with energy users. Such a system would enable the integration of demand and supply in real time, reducing inefficiencies in the current systems and promoting new information-based energy technology solutions.

LIMITATIONS OF CURRENT APPROACHES

     Despite the large expenditures associated with energy usage, limited tools currently exist to manage these costs. We believe that current approaches to energy management are largely inadequate in addressing the full spectrum of evolving energy management challenges. Tools used by energy managers today and their shortcomings include:

     CONSULTANTS, ENGINEERS AND OTHER SPECIALISTS. Businesses often hire consultants, engineers and other specialists to collect and analyze information from historical records to evaluate potential energy projects and estimate future energy requirements. These consultants are typically employed to evaluate energy price options from regulated and unregulated energy suppliers in order to assist their clients in selecting favorable energy contracts. This approach is expensive because it is labor intensive and requires highly specialized expertise. Moreover, the resulting analysis can be susceptible to error because of incomplete, inaccurate or dated information and estimates. As a result of these shortcomings, organizations may not realize the full potential of energy savings opportunities.

     BUILDING CONTROL SYSTEMS AND PROCESS CONTROL SYSTEMS. Over the years, many commercial and industrial operations have made significant investments in building and process control systems. These hardware-based monitoring and measurement systems have been put into place primarily for environmental control and secondarily to manage local energy consumption. Although some of these systems provide real-time operating data, they generally do not store historical information or collect all of the relevant energy data that businesses need to properly understand their consumption patterns and implement cost savings opportunities. In addition, these systems do not incorporate in-depth analysis tools or the necessary connectivity to aggregate data across multiple facilities for benchmarking. Finally, building and process control systems frequently do not integrate information regarding external factors, such as utility rate structures, weather or energy supply alternatives. As a result, they limit the ability of users to effectively manage energy costs.

     EXISTING SOFTWARE. Some businesses use in-house proprietary software, stand-alone desktop software and spreadsheet-based analysis tools for energy management. These tools have limited analysis capabilities, are generally incompatible with legacy systems and are not real-time. In addition, this software is frequently labor intensive, susceptible to errors and not fully integrated across the enterprise. As a result, many routine tasks, such as reviewing energy consumption data, auditing for simple bill errors and benchmarking of best and worst performing facilities are overlooked because of the lack of comprehensive enterprise-wide data. Many organizations, therefore, miss significant cost savings opportunities and operational insights.

THE SILICON ENERGY SOLUTION

     Our Internet-based energy technology software is specifically designed to network energy assets, reducing inefficiencies associated with the current approaches and enabling new energy management solutions. Our software integrates real-time data from existing systems across geographically-dispersed facilities onto a single enterprise network, allowing customers to:

     MONITOR ENTERPRISE-WIDE ENERGY USAGE, POWER INTERRUPTIONS AND PRICE FLUCTUATIONS IN REAL TIME TO ENHANCE INTERNAL REPORTING FUNCTIONS AND REDUCE COSTS. Our software is integrated into device level sensors and meters throughout our customers' facilities to provide real-time information on energy usage patterns and power quality events. With this information, our software's powerful analysis methods can identify inefficiencies related to a customer's usage patterns and can alert customers of cost-reduction opportunities. In addition, our software provides real-time alarming of power quality events enabling our customers to instantaneously deploy other power quality solutions and evaluate any losses resulting from events. Our flexible analysis tools allow customers to aggregate and analyze this information to a high level of detail and correlate the data to operational inputs, such as sales, production or occupancy. Our intuitive customer interface allows users to customize the output and present the data in the form that is most meaningful to management.

     ACTIVELY MANAGE ENERGY CONSUMPTION. Our software provides customers the ability to monitor energy use in real time and forecast consumption up to 48 hours ahead. This allows customers to reduce wasteful energy use patterns and change operations prior to incurring costly new peak demand charges. In addition, customers can participate in utility load management and curtailment programs.

     EVALUATE PROJECTS TO REDUCE ENERGY COSTS AND ENHANCE POWER RELIABILITY. Our software allows customers to conduct detailed analysis of potential project economics and performance and to determine which cost reduction and energy management investment opportunities best meet their requirements.

     INTELLIGENTLY DISPATCH MULTIPLE DISTRIBUTED GENERATION RESOURCES. By providing real-time information on usage, operational constraints and the prevailing energy price environment, our software enables our customers to integrate their distributed generation resources and energy consuming assets into an energy management strategy. Our software provides customers with a high degree of certainty regarding their demand profile and a thorough understanding of the marginal cost of their energy. As a result, they can react to a volatile energy price environment by utilizing their distributed generation resources as an alternative source of energy and reduce demand or sell capacity back to the utility.

     CONSOLIDATE AND IMPROVE THE MANAGEMENT OF ENERGY BILLS. Many of our customers have hundreds of facilities located around the country. In most cases, they receive two or more separate utility bills for each facility. Our software enables customers to better manage their energy bills by providing them with a centralized Internet-based bill management system for their entire enterprise. Our centralized system allows businesses to track energy costs on an enterprise level, reduce general and administrative expenses by eliminating repetitive bill processing functions and enhance cash flow by improving the bill payment schedule and eliminating late fees. In addition, our software's analytical tools enable customers to audit utility bills for excess charges and compare price options more easily.

     REDUCE EXCESS COST AND INEFFICIENCIES WITHIN THE PROCUREMENT PROCESS. Our software enables customers to evaluate historical demand patterns under different occupancy rates, production levels and weather scenarios. By providing detailed historical usage information and powerful forecasting methods, we enable our customers to estimate their future energy needs with a higher degree of certainty. As a result, our customers are able to better tailor their long-term power purchase contracts to their actual energy needs and reduce the excess costs associated with procurement and inefficient management.

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

     IMPROVE NON-ENERGY ENTERPRISE MANAGEMENT SYSTEMS. Our software enables our customers to aggregate and analyze extensive non-energy-related operational information from a device level to an enterprise-wide level. In addition to managing their energy costs, some of our customers are currently using our software to:

     - lower maintenance costs and minimize equipment downtime;

     - maintain regulatory, safety and quality standards; and

     - measure and verify equipment and system operation.

     ENHANCE CUSTOMER SERVICE AND IMPROVE CUSTOMER ACQUISITION AND
RETENTION. With the onset of deregulation, a significant number of energy suppliers are attempting to retain current customers or have created energy service provider businesses to attract new retail energy customers. Many energy service providers offer consulting and various additional services to help their customers manage their energy needs. By using our software, energy service providers and utilities are able to tailor solutions to their clients based on quality, reliability and cost and effectively deliver these solutions on a large scale. As a result, energy service providers may be better able to attract and retain customers, providing new revenue opportunities.

     REDUCE OPERATING RISK. The lack of real-time information regarding end user demand creates significant operating risk for the traditional energy supplier or transmission grid operator. Our software can provide such suppliers and operators with enhanced visibility regarding current and future energy demands for their end users. This visibility enables suppliers and operators to modify end user energy demand at times of peak loading, through methods such as a bilateral auction or directed demand response, and confirm the reduction in real time in order to preserve the reliability of the energy delivery infrastructure.

STRENGTHS OF OUR APPROACH

THE NETWORK SOLUTION

     The emergence of the Internet, increased communications bandwidth and new software standards using Internet Protocol networks are transforming the way business to business software applications are provided to customers. As companies begin to rely more on the availability, performance and response time of these applications, they are becoming increasingly important to the operational success of a company's business. Technologies which link together multiple systems and legacy assets that were previously acting as stand-alone applications have become particularly important. We believe that leveraging the Internet as a cost-effective means of connecting disparate systems creates a significant market advantage, enabling customers to monitor, analyze and control energy requirements and data across their enterprise on a real-time basis.

OUR SOFTWARE PRODUCTS ARE:

     SCALABLE. We have designed our software architecture to gather and process data from millions of information points across multiple and varied data sources. Our software aggregates data points into pre-defined groups, whose results are then transferred over a network to additional servers for processing and analysis. This architecture gives us the ability to scale rapidly by simply adding additional server hardware as needed to service new information data points. Our Internet-based application enables the proliferation of multiple servers and provides our customers with transparent access to their enterprise-wide data through a single user interface.

     FLEXIBLE AND OPEN. We have designed our software architecture to be flexible and open to respond to each of our customer's specific needs. Our architecture is modular, allowing our customers to implement our entire product or only those portions critical to their particular requirements. The flexible nature of our software architecture preserves our customers' ability to add additional modules easily and without time consuming integration as their requirements expand over time. In addition, our open architecture allows our customers to easily integrate proprietary or third party applications on top of our product suite, as necessary, to solve their additional business needs.

     INTUITIVE AND USER FRIENDLY. We have designed our software to be easily navigated by end users with a wide variety of skill levels with limited incremental training. We have also capitalized on our energy industry expertise to structure our data analysis and presentation functions to readily answer the most common energy questions raised. In addition, we provide our customers with technical support and a comprehensive on-line help function.

     EASILY INTEGRATED. We have developed an extensive library of standardized software gateways that enable our software to interface with a variety of legacy systems, including many of the largest building control and energy management systems. The openness of our software architecture model allows us to develop and deploy new gateways efficiently.

     RELIABLE AND SECURE. Given the time sensitive nature and significant cost implications of energy management, we have designed our software to be extremely reliable and secure. Our software incorporates sophisticated queuing technology that signals our servers to log data and energy management directives in the event of a communications failure. This technology ensures data integrity and the posting of logged data and directives as soon as communication has been restored. In addition, we use advanced encryption technologies to ensure that all of our data feeds, analysis and energy management directives are secure.

     INTERACTIVE. We have designed our software to allow users to initiate control from a browser to connected devices and systems through our two-way gateways. This feature of our software allows our customers to apply enterprise-level control to distributed generation and other energy systems and equipment.

OUR GROWTH STRATEGY

     Our strategy is to be the leading provider of Internet-based energy technology software for enterprises and energy service providers to allow them to efficiently manage consumption, procurement and distributed energy assets in a rapidly evolving energy market.

     Key elements of our growth strategy are to:

     CONTINUE TO DEVELOP INNOVATIVE INTERNET-BASED ENERGY TECHNOLOGY SOFTWARE TO MANAGE ENERGY USAGE, PROCUREMENT AND DISTRIBUTED GENERATION. As the need for effective energy management solutions continues to grow, we will continually enhance and broaden the capabilities of our software in order to respond to our customers' changing needs:

     - We are currently developing extensible markup language, or otherwise known as XML, interfaces to several existing retail energy exchanges. By combining our meter data collection with specific analysis methods, we will be able to automate the links from our customers to the competitive energy market.

     - We are enhancing the capabilities of our Utility Accountant product by adding online electronic bill payment. With this feature, our Integrated Bill Management customers will be able to integrate the existing utility bill analysis and tracking functions with automated payment, which we believe will enhance the cost savings opportunities.

     - We are expanding our software to enhance its ability to network distributed generation, provide intelligent controls for residences and manage power quality.

     EXPAND OUR DIRECT CHANNELS. We intend to increase the size of our direct sales channels and establish additional offices. We will continue to hire experienced sales people from the software, technology and energy industries who have proven track records for closing significant transactions. In addition, we intend to assemble a sales force with expertise in each of our targeted vertical markets.

     TARGET LARGE, VERTICAL MARKETS AND THEIR MARKET LEADERS. We are initially focusing our direct sales and marketing efforts on large, vertical markets, including industrial manufacturing, commercial real estate, healthcare, education, telecommunications, retail chains, government, and energy service providers. Within these vertical markets, we are targeting those companies with leading market shares and premier business practices because we believe that having these companies as our customers will motivate others to use our software.

     UTILIZE THIRD-PARTY SERVICE PROVIDERS TO ACCESS SMALL AND MID-MARKET ENERGY USERS. Service bureaus are third party providers of energy management services hosting our software under an energy application service model. We intend to reach smaller and mid-market energy users seeking to reduce their energy costs by licensing our software to energy service bureaus and leveraging their customer relationships and sales organizations. We believe that this approach will facilitate the adoption of our software by smaller companies and residences and allow us to reach a greater number of end users.

     BROADEN PRODUCT ADOPTION THROUGH A NETWORK OF ALLIANCES WITH SYSTEMS INTEGRATORS AND TECHNOLOGY PROVIDERS. We have formed strategic relationships with systems integrators, technology providers and distributors in order to expand our market presence, enhance our ability to enter new markets and allow us to better leverage technology to deliver complete solutions to our customers. We plan to continue to strengthen our existing relationships and establish new relationships with systems integrators, technology providers and distributors in order to broaden our customer access and provide additional value to our customers.

     BUILD OUR INTERNATIONAL PRESENCE. We believe that there are significant international opportunities for our software. We intend to expand our sales, marketing and service organization into the European and Asia-Pacific markets in order to take advantage of the significant energy market inefficiencies and Internet opportunities that exist there. We are currently modifying our software for international markets and we plan to build direct and indirect distribution channels.

     EXPAND THE NON-ENERGY-RELATED APPLICATIONS OF OUR SOFTWARE. We believe that our software offers a horizontal solution to many of the key non-energy-related management issues faced by large businesses. Many of our existing customers have already begun to utilize our software to enhance their non-energy-related management systems. Some of our customers are currently using our software to lower maintenance costs and minimize equipment downtime and maintain regulatory, safety and quality standards. We expect to continue to develop software in these and other areas where there is a significant customer need and the commercial opportunity appears encouraging.

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

OUR PRODUCTS

     Silicon Energy's EEM Suite is an integrated collection of Internet-based energy technology software modules that enable enterprises and energy service providers to efficiently manage consumption, procurement and distributed energy assets.

                            SILICON ENERGY EEM SUITE

---------------------------------------------------------------------------------------
    SOFTWARE MODULES                               DESCRIPTION
---------------------------------------------------------------------------------------
 ENERGY ANALYST            Provides detailed reporting and analysis of real-time and
                           historical energy data for energy consumption and
                           benchmarking, factoring in square footage, weather and
                           production units.
---------------------------------------------------------------------------------------
 COST ANALYST              Provides energy bill cost analysis and allocation based on multiple pricing and usage scenarios for gas, electricity
                           and other commodities.
---------------------------------------------------------------------------------------
 DATA ANALYST              Provides detailed reporting and analysis of real-time and
                           historical operational data, such as temperatures, pressures and production data.
---------------------------------------------------------------------------------------
 ENTERPRISE NAVIGATOR      Provides customizable graphical representation, real-time
                           data viewing and two-way communication and control.
---------------------------------------------------------------------------------------
 ALARM MANAGER             Collects and manages real-time alarm information from
                           multiple systems and notifies users based on
                           previously-defined criteria.
---------------------------------------------------------------------------------------
 FORECASTING               Predicts hourly energy consumption up to 48 hours in advance for a specified building or across the enterprise.
---------------------------------------------------------------------------------------
 UNIVERSAL CALCULATION     Performs real-time calculations from multiple data points
 ENGINE                    for use in automated control, alarming and in-depth
                           analysis.
---------------------------------------------------------------------------------------
 UTILITY ACCOUNTANT        Manages utility bill information across multiple sites and provides bill entry, set up, tracking, reporting, and
                           analysis of utility accounts, buildings, and meters.
---------------------------------------------------------------------------------------
 CURTAILMENT MANAGER       Manages voluntary and mandatory load-reduction programs for energy suppliers and automates notifications,
                           acknowledgement and real-time feedback or load reductions.
---------------------------------------------------------------------------------------

     The Silicon Energy EEM Suite software modules operate in combination to answer typical questions faced by our customers:

----------------------------------------------------------------------------------------------------------------
              TYPICAL QUESTIONS                                    HOW OUR SOFTWARE OPERATES
----------------------------------------------------------------------------------------------------------------
                                              PEAK LOAD MANAGEMENT
----------------------------------------------------------------------------------------------------------------
 How much can I save if I reduce my peak       The Enterprise Navigator monitors energy consumption in real time demand consumption and when is the best time  and the Forecasting module can predict consumption up to 48 hours
 to reduce load?                               in advance. Using this data, the Alarm Manager can then generate automatic notification once actual or anticipated peak energy consumption thresholds are exceeded. In addition, based on a marginal cost analysis in Cost Analyst, the user can configure the Universal Calculation Engine to signal the Enterprise
                                               Navigator to automatically reduce peak demands during the most expensive periods.
 As a supplier, how much load reduction can I  The Curtailment Manager monitors in real time which customers
 expect from a voluntary load management       have been notified of a load curtailment event and which have
 program?                                      accepted or acknowledged the event. It also returns to the user the analysis of the actual loads reduced during the curtailment event.
----------------------------------------------------------------------------------------------------------------
                                           ENERGY PROJECT ASSESSMENT
----------------------------------------------------------------------------------------------------------------
 How does my equipment compare across the      The Data Analyst can track run hours, efficiency and other
 enterprise? What are my best energy cost      operational data of any connected equipment. An enterprise-wide
 savings opportunities?                        comparison of power quality and usage efficiency can be generated by combining power quality data logged in the Alarm Manager and energy consumption information from the Energy Analyst.
                                               Furthermore, Cost Analyst allows users to conduct analysis of energy project economics and perform "what if scenarios" to determine what energy efficiency, power quality or reliability project will provide the most compelling returns.
----------------------------------------------------------------------------------------------------------------
                                   PERFORMANCE, MEASUREMENT AND VERIFICATION
----------------------------------------------------------------------------------------------------------------
 How do predicted and actual energy cost       The Energy Analyst, coupled with feeds from our content service,
 savings compare to my annual utilities        enables users to monitor energy use at each device, factoring in
 budget?                                       the effects of weather, production and occupancy. The Cost
                                               Analyst, with access to rate information from our content
 What is my energy cost per manufactured       service, can translate this information into actual cost savings.
 item, rented square foot or occupied room?    Finally, the Cost Analyst can generate monthly performance reports of costs for each facility that can be compared to corporate energy budgets on an absolute or per unit basis.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
              TYPICAL QUESTIONS                                    HOW OUR SOFTWARE OPERATES
----------------------------------------------------------------------------------------------------------------
                                         DISTRIBUTED ENERGY MANAGEMENT
----------------------------------------------------------------------------------------------------------------
 What is the optimal configuration of          The Data Analyst provides analysis of distributed generation
 distributed generation assets across my       equipment status and historical operating data for health
 enterprise?                                   monitoring purposes. Additionally, the Alarm Manager can be used to track the frequency of power quality events across all
 How do I use my distributed generation        facilities, and the Cost Analyst can identify the most expensive resources as part of my strategy during peak  hours to purchase energy from the utility. All of this
 load demand periods?                          information can be used to configure the Universal Calculation
                                               Engine and the Enterprise Navigator for both automatic and manual dispatch of distributed generation assets.
----------------------------------------------------------------------------------------------------------------
                                           INTEGRATED BILL MANAGEMENT
----------------------------------------------------------------------------------------------------------------
 How do I plan my energy consumption           The Utility Accountant can act as the enterprise repository for
 expenditures, negotiate with my suppliers     all utility bill information. The Utility Accountant flags errors
 and determine bill accuracy and the best      and creates and budget reports by facility, energy type and
 rate by facility?                             supplier. Incorporating rates from our content service, the Cost
                                               Analyst can generate comparisons for multiple scenarios and
 How can I allocate my energy costs across my  calculate tenant or department allocations for billing purposes.
 internal departments or to my tenants?
----------------------------------------------------------------------------------------------------------------
                                  PROCUREMENT OPTIMIZATION AND RISK REDUCTION
----------------------------------------------------------------------------------------------------------------
 How can I optimize procurement in a           Energy Analyst allows users to group facilities based on
 competitive market environment?               location, competitive market, eligibility rate schedule or service voltage. The Energy Analyst can also generate Request for
                                               Proposal reports based on energy requirements that can be
                                               submitted electronically to interested suppliers. With
                                               permission, these suppliers can access additional data though the
                                               Energy Analyst and Data Analyst. Cost Analyst and rate
                                               information from our content service can be used to compare competitive bids from suppliers to select the best available rate structure.
----------------------------------------------------------------------------------------------------------------

SERVICES

     We offer a comprehensive selection of services to our customers, including professional, maintenance, Internet, and integrated bill management services.

PROFESSIONAL SERVICES

     SOFTWARE DEPLOYMENT. We offer a comprehensive collection of services to ensure end-to-end implementation, system testing and integration of our software. We provide integration services for our customers, enabling them to transition to our solutions in the following manner:

     - we configure our software to accommodate our customers' requirements;

     - we transfer our customers' historical data to our software; and

     - we train personnel to become proficient with our software.

     TRAINING SERVICES. We offer a complete training curriculum including three certification programs and 14 functional and technical course offerings. These courses are designed for basic users and information technology professionals. Our certification program prepares students with specific technical and functional skills. We offer courses at customer sites and in our facilities in Alameda, California.

MAINTENANCE SERVICES

     Our technical support services are available to our customers under maintenance agreements. We field questions via our call center and through our account executives. Our standard technical support services include responding to inquiries regarding installation, administration and basic usage. Maintenance upgrades and release upgrades are also included with our standard technical support package.

INTERNET SERVICES

     MANAGED SERVICE PROVIDER. We offer our customers subscription-based, Managed Service Provider solutions that deliver hosted access to our Silicon Energy EEM Suite and a package of services to outsource the operation of hardware monitoring, software support and maintenance.

     CONTENT SERVICES. We provide a range of content services to allow our customers to take full advantage of the integrated offerings of the Silicon Energy EEM Suite. Hourly weather content, including current conditions and forecast data, is delivered to customer systems from our main servers for over 250 locations nationwide. Our tariff service provides modeling of utility tariffs for gas, electricity and other commodities on request. Rates are regularly maintained and changes are posted to customer servers from our central servers.

INTEGRATED BILL MANAGEMENT SERVICES

     Integrated Bill Management is an automated bill processing solution that compiles data information from energy bills to provide customers with analysis of complex energy information, automated bill payment and decision support.

TECHNOLOGY

     Our sophisticated software can remotely interface to a variety of data collection systems over the Internet, or via an existing intranet, and relay that information in real time to a central repository. Interfacing to and consolidating the data from different systems into a central data server, an enterprise can utilize a common application platform to access and combine the functionality of different information systems. With our Internet-based technologies, end-use clients and data sources may be located anywhere within the Internet or an intranet. This enables multiple clients to access any energy-related information, historical or real-time. Data servers can also be networked together over the Internet or an intranet, effectively allowing massive scalability of the system. Our software has aggregation capabilities for rolling up sets of data into pre-defined groups, whose results can be transferred over a network to additional servers.

     Our software architecture consists of four primary components: the software gateway, the middleware, the application server and the client browser.

                          SILICON ENERGY ARCHITECTURE

This page contains a graphic depicting the architecture of Silicon Energy software and its functionality. It graphically depicts the Silicon Energy software interacting through middleware via the Internet to energy providers, suppliers, end users, third party applications and data sources through gateways protected by firewalls.

The center of the graphic consists of a large cylindrical graphic depicting the Silicon Energy application server. This cylinder contains a window in which are located smaller graphics of various shapes. On the left side of the window are interconnecting modules, a database, alarm processor, calculation engine, and a real-time database. On the right side of the window are a web server and active content server, which are linked by an arrow from the active content server to the real time database.

The cylinder is connected to the Internet by Arrows depicting middleware through the upper left and lower right quadrants of the graphic.

In the lower right quadrant connected to the Internet by arrows and the Silicon Energy application server by a middleware arrow are small cylindrical graphics depicting a third party application and a client browser behind a firewall.

In the upper left quadrant connected to the Internet by arrows and the Silicon Energy application server by a middleware arrows are two small cylindrical graphics, each of which is behind a firewall. These graphics depict software gateways, one of which is surrounded by four smaller cylindrical graphics depicting weather, rates, EMS and energy exchange. The other software gateway graphic is surrounded by three smaller cylindrical graphics depicting a distributed generator, BCS and meters.

SILICON ENERGY ARCHITECTURE GRAPHIC

SOFTWARE GATEWAY

     Software gateways are standalone software modules that interface with various building control systems (BCS), energy management systems (EMS), distributed generators, energy pricing exchanges, weather data feeds, and other enterprise information sources. In addition to data collection, gateways may also allow two-way control over various systems. Multiple gateways may exist throughout a single logical system, providing access to multiple types of data sources.

MIDDLEWARE

     The middleware is the software "glue" that ties all of the system components together over a network. It allows two-way movement of live data over the Internet or intranet in a secure and authenticated fashion, regardless of the communication medium and enables the development of two-way event-driven applications to act upon dynamic data changes in real-time.

APPLICATION SERVER

     The Windows NT-based application server contains the most critical elements of our system's intelligence. It consists of several key system software modules as well as various application software modules. All of the modules are designed to run independently among a network of multiple machines or concurrently within a single machine. It also provides a platform in which the functionality of the system can be continually extended with the development of additional application software modules.

     - The Web Server is the primary interface to the Client Browser for information requests and interactive controls.

     - The Alarm Processor and Calculation Engine apply programmable business rules to individual data elements upon updating in the system and, if required, trigger the Active Content Server to signal a data element's change of status.

     - The Active Content Server notifies an active content component within the Client Browser of a change of status in a monitored data element, thereby allowing the Client Browser to reflect the most recent value of the data element in real time.

CLIENT BROWSER

     The Client Browser hosts the interactive interface to the applications on the Application Server. With browser technology, the applications are widely accessible in a secure and authenticated environment. This includes dynamic data visualization applications whereby data updates, system conditions and alerts are automatically refreshed in the Client Browser to provide users the most current information available. Through this interface, users can control the dispatch and management of energy systems and equipment.

CUSTOMERS

     End users of our software range from large industrial manufacturing companies that use hundreds of millions of dollars of energy each year to small businesses that are trying to optimize energy usage in their office space. As of September 30, 2000, we have licensed our software to over 35 customers. We are targeting a number of large, vertical markets, including industrial manufacturing, commercial real estate, healthcare, education, telecommunications, retail chains, and government. Within these vertical markets, we target those companies that have leading market shares and premier business practices because we believe that having these companies as our customers will motivate others to use our software. The table below lists some of our direct customers as of September 30, 2000.

3M                                             Northeast Utilities Service Company
ABB Power T&D Company, Inc.                    Pepco Energy Services
Andersen Consulting                            Peregrine Systems, Inc.
APS Energy Services                            Real Energy, Inc.
California State University, Long Beach        Retx. Com
Competisys                                     San Jose State University
Conectiv Solutions                             Schlumberger
Con Edison Solutions, Inc.                     Silicon Valley Power
DTE Energy Technologies, Inc.                  Strategic Resource Solutions Corp.
General Electric                               University of California Los Angeles
Impact Building Controls Installers, LLC       WebGenSystems, Inc.
MidAmerican Energy Company                     Xcel Energy,Inc.
Neiman Marcus Group Inc.

CASE STUDY EXAMPLES

CALIFORNIA STATE UNIVERSITY, LONG BEACH

     California State University, Long Beach is a large urban university with a 324-acre campus serving more than 30,000 students. The university has an interruptible power supply and must conform to requirements under a curtailment program with its local utility energy provider. If given notice by the utility, Cal State Long Beach has 30 minutes to decrease its energy consumption or it will face significant fines for noncompliance with the curtailment program. As a result of heavy energy demands this summer, Cal State Long Beach was faced with significant fines if it could not meet the curtailment requirements. Prior to implementing our software, the university used manual operations to monitor energy use and manage their costs, and had difficulty responding to curtailment notices. Our software allows Cal State Long Beach to measure compliance with and appropriately respond to curtailment requirements within the 30-minute time frame and monitor costs in real time, generating significant savings for the university.

CONECTIV SOLUTIONS

     Conectiv Solutions provides e-commerce energy information and energy services to more than 500 medium to large-sized commercial and industrial customers in the mid-Atlantic region, including many Fortune 1000 corporations, manufacturing, pharmaceutical companies, hospitals, major universities and government agencies. Conectiv required the ability to monitor detailed, real-time information about a company's current energy usage to significantly reduce their energy costs. The integration of the Silicon Energy EEM Suite allows Conectiv Solutions to expand its capabilities and automate services by enabling an enterprise view of real-time energy consumption, cost, quality and reliability. This is accomplished in Conectiv Solutions' Information Command, which ties many disparate systems into a single enterprise system. The new system is fully integrated into a customer's complete energy system, allowing Conectiv Solutions to propose customized solutions that improve energy procurement, enhance utilization and reduce overall energy costs.

THE NEIMAN MARCUS GROUP INC.

     Neiman Marcus is one of the country's premier, upscale retailers. Neiman Marcus' goal is to monitor energy usage and identify cost savings nationwide in an effort to budget energy needs more frequently and accurately. They chose the Silicon Energy EEM Suite to provide intricate load profile information nationwide and review energy consumption profiles daily. With this information, Neiman Marcus is able to identify operational issues to prevent energy waste. It also allows the specialty retailer to gather and store information that can be used in negotiations with utilities to procure energy at a more favorable price, especially in deregulated markets.

PUGET SOUND ENERGY

     Puget Sound Energy, Washington State's largest energy utility, provides electric and natural gas service to more than 1.2 million customers. Puget Sound required a solution that would provide secure, real-time, Internet-based two-way control for the first residential two-way peak load demand program. Our software was able to provide the aggregate data combined with two-way communication protocol to allow remote thermostat control from a central location. The program targeted over 100 customers of Puget Sound. Participants gave Puget Sound permission to make slight adjustments to their thermostats remotely over the Internet using our software, thus reducing their energy usage and costs during peak-use periods. Pugent Sound uses our software in a system provided by Schlumberger, one of our direct customers.

SALES AND MARKETING

DIRECT SALES

     We sell our software primarily through our direct sales organization. As of September 30, 2000, we had 40 people in our sales organization and 38 people in our service and support organization. We intend to increase our direct sales force domestically and internationally to support our sales efforts.

     Our sales force consists of four regional teams in North America and one international team based in the United Kingdom. In addition, we are adding sales capabilities to cover other global markets. To ensure that we address the customer's specific requirements, each team consists of both sales and professional services personnel, who manage the ongoing customer relationship.

INDIRECT SALES

     Our direct sales force is complemented by the efforts of our indirect sales channels, including system integrators, value-added resellers and other alliance partners. These partners typically combine our software with other products or services that they offer and assist us in the sales process of our software to their customers. System integrators typically have an expertise in a specific market and influence with prospective customers in terms of the software and application providers selected and are a significant source of lead generation.

MARKETING

     Our marketing efforts focus on brand building, product awareness and lead generation and are directed towards executive decision makers and facility managers across our targeted vertical markets. Our programs include advertising, public relations, industry analyst relations, direct mail, Internet marketing, seminars, and conferences. As of September 30, 2000, we had 11 people in our marketing department.

COMPETITION

     While today there is no one company that competes with us on all fronts, there are companies that address various aspects of our solution. We face segment competition, such as:

     - meter data collection and management systems, with companies such as Engage Networks and AEP/Datapult; and

     - integrated bill management used for energy management and cost control, with companies such as Avista Advantage and Cadence.

     We also expect competition from other established and emerging companies. For example, we anticipate competition from the internal development efforts of energy and facility management solution vendors, such as Honeywell and Johnson Controls, and from large enterprise software firms, such as SAP.

     We believe that the principal competitive factors in our market include:

     - service functionality, quality and performance;

     - ease of use, reliability, scalability, and security of services;

     - establishing a significant base of customers and distribution partners;

     - ability to introduce new software and services to the market in a timely manner; and

     - ability to interface with a large number of legacy systems.

     Although we believe that our software competes favorably with respect to each of these factors, the market for our software is new and evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with greater resources.

RESEARCH AND DEVELOPMENT

     We have made substantial investments to design and develop our Internet-based energy technology software. We have assembled a team of highly experienced network engineers, software developers, system architects, and test engineers to design, implement and test our software.

     The majority of our research and development activity has been directed towards feature enhancements to our software and the development of new functionality. Although we intend to continue to invest heavily in research and development, we also plan to evaluate third-party suppliers for complementary technologies that might be integrated into our offering.

     Our research and development expenditures were approximately $830,000 in 1998, $3.7 million in 1999 and $3.8 million in the six months ended June 30, 2000. As of September 30, 2000, we had a total of 56 people engaged in our research and development efforts. We will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred.

INTELLECTUAL PROPERTY RIGHTS

     We rely on a combination of patent, copyright and trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and corporate partners and control access to and distribution of our software documentation and other proprietary information.

     We currently have six pending U.S. patent applications, one U.S. patent application with allowed claims and various foreign patent applications corresponding to the U.S. patent application with allowed claims. We do not know if our current patent applications or any future patent application will result in a patent being issued with the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. In addition, it is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to ours. We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages.

EMPLOYEES

     As of September 30, 2000, we had a total of 159 employees. Of the total number of employees, 40 employees were in sales, 11 employees were in marketing, 56 were in research and development, 38 were in service and support, and 14 were in operations and administration. None of our employees is subject to a collective bargaining agreement, and we have never experienced a work stoppage. We consider our relations with our employees to be good.

FACILITIES

     Our corporate headquarters are located in Alameda, California, under a lease that expires in May 2005. We currently occupy approximately 28,841 square feet in this facility, and we have the right to occupy an additional approximately 15,159 square feet in this facility. We also occupy approximately 5,664 square feet of space in Somerset, New Jersey pursuant to a lease that expires in June 2003 and approximately 2,887 square feet of space in Excelsior, Minnesota pursuant to a lease that expires in September 2004. We also lease space in Boulder, Colorado; Chicago, Illinois; Providence, Rhode Island; and Cambridge, England, U.K. for our sales and service personnel. We believe that our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

LEGAL PROCEEDINGS

     We are not currently a party to any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages and positions as of September 30, 2000 are as follows:

                 NAME                    AGE                        POSITION
                 ----                    ---                        --------
John Woolard...........................  35     President, Chief Executive Officer and Chairman
                                                of the Board
Jack Jenkins-Stark.....................  49     Senior Vice President and Chief Financial Officer
Len Berg...............................  45     Senior Vice President, Worldwide Sales and
                                                Services
Dale M. Fong...........................  38     Chief Technology Officer and Director
Philip Mezey...........................  40     Senior Vice President, Internet Products and
                                                Integration
Allan Schurr...........................  38     Senior Vice President, Marketing and Business
                                                Development
Charles H. Gaylord, Jr.(1)(2)..........  55     Director
Charles Noell(1).......................  48     Director
Mario M. Rosati........................  54     Secretary and Director
K. Rick Turner(1)(2)...................  42     Director
Norris van den Berg(2).................  62     Director

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     JOHN WOOLARD co-founded Silicon Energy and has been our President and Chief Executive Officer and a member of our board of directors since December 1997. From June 1997 to November 1997, Mr. Woolard was Product Manager of Facility Information and Control Systems at PG&E Energy Services, a subsidiary of PG&E Corporation providing energy and energy management services. From May 1996 to September 1996, Mr. Woolard was an Associate for Lawrence Berkeley National Labs, Energy and Environment Division. Mr. Woolard holds an M.B.A. from the Haas School of Business at the University of California at Berkeley, an M.A. in environmental planning from the University of Virginia, and a B.A. in economics from the University of Virginia.

     JACK JENKINS-STARK has been our Senior Vice President and Chief Financial Officer since April 2000. From September 1998 to April 2000, Mr. Jenkins-Stark was Senior Vice President and Chief Financial Officer at GATX Capital, a commercial finance company. From June 1997 to May 1998, Mr. Jenkins-Stark was Senior Vice President at PG&E Corporation and from November 1993 to May 1997, he was Senior Vice President at Pacific Gas & Electric Company responsible for natural gas transmission activities. From November 1988 to November 1993, Mr. Jenkins-Stark was Vice President, Finance and Treasurer at Pacific Gas & Electric Company. Mr. Jenkins-Stark holds an M.B.A. degree from the Haas School of Business at the University of California at Berkeley and an M.A. and B.A. in economics from the University of California at Santa Barbara.

     LEN BERG has been our Senior Vice President, Worldwide Sales and Services since February 1999. From February 1996 to April 1999, Mr. Berg was Vice President and General Manager of Sales at Indus International, a software company. Prior to Indus, Mr. Berg was a Senior Vice President for Management Analysis Company, a management consulting firm, and a general manager of national accounts for SCT, a software company. Mr. Berg holds a B.S. degree from Florida State University.

     DALE M. FONG co-founded Silicon Energy and has been our Chief Technology Officer and a member of our board of directors since December 1997. From July 1997 to November 1997, Mr. Fong was Software Development Manager at PG&E Energy Services, a subsidiary of PG&E Corporation, providing energy and energy management services. From July 1983 to July 1997, Mr. Fong held various technical roles for PG&E Corporation, an integrated energy company. Mr. Fong holds a B.S. degree from Cornell University.

     PHILIP MEZEY has been our Senior Vice President, Internet Products and Integration since February 2000. From April 1988 to December 1999, Mr. Mezey was Senior Vice President of Strategy and Development at Indus International, a software company. From July 1985 to March 1988 Mr. Mezey was a software developer at Tenera L.P., a utility consulting and software company. Prior to Tenera, Mr. Mezey worked at Rand Information Systems, a consulting and software company. Mr. Mezey holds a B.A. in history from the University of California at Berkeley.

     ALLAN SCHURR has been our Senior Vice President, Marketing and Business Development since October 1998. From June 1997 to September 1998, Mr. Schurr was Product General Manager, Consumer Markets at PG&E Energy Services, a subsidiary of PG&E Corporation. From September 1985 to May 1997, Mr. Schurr held various management positions in new market development and industrial and commercial marketing at Pacific Gas and Electric Company, a subsidiary of PG&E Corporation. Mr. Schurr holds an M.B.A. from St. Mary's College of California and a B.S. in mechanical engineering from the University of California at Davis.

     CHARLES H. GAYLORD, JR. has served as a member of our board of directors since September 2000. Since June 1995, Mr. Gaylord has been a member of the Advisory Board of Technology Crossover Ventures, a group of venture capital funds. Since October 1997, Mr. Gaylord has served as Chairman of the Advisory Committee of Mission Ventures, a technology venture capital fund. From December 1993 to September, 1994, Mr. Gaylord was Executive Vice President for Intuit, Inc., a software developer. From July 1990 to December 1993, Mr. Gaylord was Chief Executive Officer of ChipSoft, a sofware publisher. Mr. Gaylord serves as a member of the board of directors of HNC Software, Inc. He is also a director of several privately-held companies. Mr. Gaylord holds an M.B.A. from Harvard Business School and a B.S. and an M.S. in engineering from Georgia Institute of Technology.

     CHARLES NOELL has served as a member of our board of directors since September 1998. Since 1992, Mr. Noell has been a General Partner at JMI Equity Fund, a venture capital fund. From 1981 to 1991 he served as Managing Director at Alex. Brown & Sons Incorporated, an investment banking firm. From 1975 to 1978 Mr. Noell served in the treasury division at American Security Bank. From 1978 to 1979 Mr. Noell served in the treasury division at Pittsburgh National Bank. Mr. Noell also serves as director of Neon Systems, Inc., Peregrine Systems Inc., Transactions Systems Architecture, Inc., and a number of privately-held companies. Mr. Noell holds an M.B.A. from Harvard Business School and a B.A. from the University of North Carolina.

     MARIO M. ROSATI has served as our secretary and a member of our board of directors since December 1997. Mr. Rosati has been a member of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971. Mr. Rosati is a director of Aehr Test Systems, a manufacturer of computer hardware testing systems; Genus, Inc., a semiconductor equipment manufacturer; MyPoints.com, Inc., a web and email-based direct marketing company; Ross Systems, Inc., a software company; Sanmina Corporation, an electronics contract manufacturer; Symyx Technologies, Inc., a combinatorial materials science company; The Management Network Group, Inc., a management consulting firm focused on the telecommunications industry; and Vivus, a specialty pharmaceutical company; all of which are publicly-held companies. He is also a director of several privately-held companies. Mr. Rosati holds a J.D. from Boalt Hall at the University of California at Berkeley and a B.A. in history from the University of California at Los Angeles.

     K. RICK TURNER has served as a member of our board of directors since October 1999. Mr. Turner has worked for the Stephens Group of companies since 1983. He is a Vice President of Stephens Group, Inc., a private merchant banking company headquartered in Little Rock, Arkansas, which has significant investments in media, telecommunications, life sciences, and energy, and has its own full service investment bank called Stephens Inc. Mr. Turner is and has been an officer and director of various affiliates of Stephens Group, Inc., including NXT Energy Exploration Technologies. Mr. Turner holds a B.S.B.A. from the University of Arkansas and is a Certified Public Accountant.

     NORRIS VAN DEN BERG has served as a member of our board of directors since September 1998. Since 1991, Mr. van den Berg has been a general partner at JMI Equity Partners, a venture capital fund. Previously, Mr. van den Berg held a variety of executive positions in large systems software development and marketing at International Business Machines, an information technology company. Mr. van den Berg also serves as director of Neon Systems, Inc., Peregrine Systems Inc., and a number of privately-held companies. Mr. van den Berg holds a B.A. from the University of Maryland.

CLASSIFIED BOARD

     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the members of the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

     - Messrs. Noell and Rosati have been designated Class I directors whose terms expire at the 2001 annual meeting of stockholders.

     - Messrs. Turner and van den Berg have been designated Class II directors whose terms expire at the 2002 annual meeting of stockholders.

     - Messrs. Fong, Gaylord and Woolard have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders.

     Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     We established an audit committee in June 2000 and a compensation committee in June 2000.

     Our audit committee currently consists of Messrs. Gaylord, Noell and Turner. The audit committee reviews our internal accounting procedures and consults with and reviews the audit and services provided by our independent accountants.

     Our compensation committee currently consists of Messrs. Gaylord, Turner and van den Berg. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     We do not currently compensate our directors in cash for their service as members of the board of directors, although they are reimbursed for expenses in connection with attendance at board of director and committee meetings. Under our stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors or other administrator of the plan. During 1999, the board granted:

     - options to purchase 165,000 shares to Mr. Fong at an exercise price per share of $0.55; and

     - options to purchase 165,000 shares to Mr. Woolard at an exercise price per share of $0.55.

     The grants to Messrs. Fong and Woolard were in consideration of their service to Silicon Energy as executive officers.

EXECUTIVE COMPENSATION

     The table below summarizes the compensation earned for services rendered to us in all capacities for the year ended December 31, 1999 by our named executive officers. Our named executive officers are our Chief Executive Officer and our next three most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                          ANNUAL            ------------
                                                       COMPENSATION          SECURITIES
                                                   ---------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION             SALARY($)    BONUS($)     OPTIONS(#)
           ---------------------------             ---------    --------    ------------
John Woolard.....................................   135,000      50,000       165,000
  President and Chief Executive Officer
Len Berg.........................................   137,500      70,300       200,000
  Senior Vice President, Worldwide Sales
  and Services
Dale M. Fong.....................................   125,000      25,000       165,000
  Chief Technology Officer
Allan Schurr.....................................   122,500      42,000        65,000
  Senior Vice President, Marketing and Business
  Development

     Mr. Jenkins-Stark joined Silicon Energy in April 2000 as its Senior Vice President and Chief Financial Officer and will be compensated at an annual base salary of $150,000 during the fiscal year ending December 31, 2000. Mr. Mezey joined Silicon Energy in February 2000 as its Senior Vice President, Internet Products and Integration and will be compensated at an annual base salary of $180,000 during the fiscal year ending December 31, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 1,872,030 shares to employees, directors and consultants. These options were granted under our 1998 Incentive Stock Option Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, certified check, delivery of already-owned shares of our common stock or, in some cases, full recourse promissory note. Options are immediately exercisable upon grant; however, we may repurchase any unvested shares at their cost if the optionee's service terminates. Options vest over four years, with 25% of the option vesting one year after the grant date, and the remaining option vesting ratably each month.

     The following table sets forth information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999. The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant. The potential realizable values assume that the initial
public offering price of $     per share was the fair market value of the common
stock on the date of grant and that the price of the applicable stock increases from the date of grant until the end of the ten-year option term at the annual rates specified. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                    ----------------------------------------------------      VALUE AT ASSUMED
                                                  % OF TOTAL                                    ANNUAL RATES
                                    NUMBER OF       OPTIONS                                    OF STOCK PRICE
                                    SECURITIES    GRANTED TO                                    APPRECIATION
                                    UNDERLYING     EMPLOYEES     EXERCISE                     FOR OPTION TERM
                                     OPTIONS        IN LAST        PRICE      EXPIRATION    --------------------
               NAME                 GRANTED(#)    FISCAL YEAR    ($/SHARE)       DATE          5%         10%
               ----                 ----------    -----------    ---------    ----------    --------    --------
John Woolard......................   165,000          8.8          0.55        11/17/09
Len Berg..........................   200,000         10.7          0.10        02/02/09
Dale M. Fong......................   165,000          8.8          0.55        11/17/09
Allan Schurr......................    65,000          3.5          0.15        04/22/09

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table describes for our named executive officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

     The "Value of Unexercised In-the-Money Options at December 31, 1999" is
based on a value of $     per share, the assumed initial offering price of our
common stock, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS AT
                           SHARES          VALUE         DECEMBER 31, 1999 (#)           DECEMBER 31, 1999 ($)
                          ACQUIRED        REALIZED    ----------------------------    ----------------------------
        NAME           ON EXERCISE (#)      ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           ---------------    --------    -----------    -------------    -----------    -------------
John Woolard.........        --             --          165,000           --                              --
Len Berg.............        --             --          200,000           --                              --
Dale M. Fong.........        --             --          165,000           --                              --
Allan Schurr.........        --             --          195,000           --                              --

INCENTIVE STOCK OPTION PLANS

1998 INCENTIVE STOCK OPTION PLAN

     The 1998 Incentive Stock Option Plan, referred to as the "1998 Plan", was approved by our Board of Directors and our stockholders in January 1998, and the 1998 Plan will again be amended and restated on the date of this prospectus. Our 1998 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

     NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1998 PLAN. As of September 30, 2000, a total of 2,297,347 shares of our common stock were reserved for issuance pursuant to the 1998 Plan, of which options to purchase 2,138,805 shares of our common stock were outstanding. In addition, our 1998 Plan provides for annual increases in the number of shares available for issuance under the Plan on the first day of each year, beginning on January 1, 2002, equal to the lesser of:

     - 5% of the outstanding shares of common stock on the first day of the applicable year;

     - 2,000,000 shares; or

     - another amount as our board may determine.

     ADMINISTRATION OF THE 1998 PLAN. Our board of directors or a committee of our board administers the 1998 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

     OPTIONS. The administrator determines the exercise price of options granted under the 1998 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 750,000 shares in any fiscal year. In connection with his or her initial service, however, an optionee may be granted an option to purchase up to 1,500,000 shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

     STOCK PURCHASE RIGHTS. Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 1998 Plan. The administrator determined the exercise price of stock purchase rights granted under our 1998 Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

     AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE DIRECTORS. All grants of options to our non-employee directors under the 1998 Plan are automatic. We will grant each non-employee director an initial option to purchase 20,000 shares when such person first becomes a non-employee director (except for those directors who waive their right to receive an option or become non-employee directors by ceasing to be employee directors). In addition, most non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 5,000 shares following each annual meeting of our stockholders, except for the first annual meeting following the effective date of this offering if the meeting is held within six months of the effective date of this offering.

     All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to 25% of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a director on such dates. Each subsequent option becomes exercisable as to 100% of the shares subject to the option on the anniversary of the date of grant, provided the non-employee director remains a director on such date.

     TRANSFERABILITY OF OPTIONS. Our 1998 Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 1998 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period. In the event a non-employee director is terminated following a merger or sale of substantially all of our assets, other than pursuant to a voluntary resignation, the option will fully vest and become immediately exercisable.

     AMENDMENT AND TERMINATION OF OUR 1998 PLAN. Our 1998 Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 1998 Plan provided it does not adversely affect any options previously granted under our 1998 Plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan. The Purchase Plan was adopted by our board in October 2000 subject to approval by our stockholders.

     NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PURCHASE PLAN. A total of 1,500,000 shares of our common stock will be made available for sale. In addition, our Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each year, beginning on January 1, 2002, equal to the lesser of:

     - 2% of the outstanding shares of our common stock on the first day of the applicable year;

     - 750,000 shares; or

     - another amount as our board may determine.

     ADMINISTRATION OF THE PURCHASE PLAN. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

     ELIGIBILITY TO PARTICIPATE. All of our employees are eligible to participate in the Purchase Plan. However, an employee may not be granted an option to purchase stock under the Purchase Plan if the employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

     - has rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

     OFFERING PERIODS AND CONTRIBUTIONS. Our Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will most likely end on the last trading day on or after December 1, 2002. All eligible employees will be automatically enrolled in the first offering period, but payroll deductions and continued participation in the first offering period will not be determined until after the effective date of the Form S-8 registration statement which is intended to register the shares reserved for issuance under the purchase plan.

     Our Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base salary, bonuses, and commissions, but excludes all other compensation. A participant may purchase a maximum of 5,000 shares during a six-month purchase period.

     PURCHASE OF SHARES. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     TRANSFERABILITY OF RIGHTS. A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     AMENDMENT AND TERMINATION OF THE PURCHASE PLAN. Our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

401(k) PROFIT SHARING PLAN & TRUST

     We maintain a 401(k) plan that covers all eligible employees. Pursuant to the 401(k) plan, participants may elect to reduce their eligible compensation, on a pre-tax basis, up to 15%, or the statutorily prescribed annual limit, whichever is lower, and have the amount of such reduction contributed to the 401(k) plan. Participants' salary reduction contributions are fully vested at all times. In our sole discretion, we may make matching employer contributions, additional employer contributions, qualified non-elective contributions and qualified matching employer contributions. Additional employer contributions, if any, are subject to a six-year graduated vesting schedule. The 401(k) plan is intended to qualify under Section 401(a) of the Code, and its accompanying trust is intended to be a tax-exempt trust under Section 501(a) of the Code. Contributions made on behalf of Participants, on a pre-tax basis, to the 401(k) plan, and income earned on the contributions, are not currently taxable to participants. These contributions are generally tax deductible by us. The trustee under the 401(k) plan, at the direction of participants, invests the assets of the 401(k) plan in any of a number of designated investment options. As of the date of this offering we have not made matching or additional employer contributions to the 401(k) plan.

CHANGE OF CONTROL, SEVERANCE AND EMPLOYMENT AGREEMENTS

     Effective October 4, 2000, we entered into a Change of Control Agreement with Mr. Berg. Under this agreement, upon a change of control, Mr. Berg's option to purchase 200,000 shares will immediately vest as to the remaining unvested shares.

     Effective October 4, 2000, we entered into a Change of Control Severance Agreement with Mr. Jenkins-Stark. Under this agreement, upon a change of control, Mr. Jenkins-Stark's option will immediately vest as to the greater of 95,000 shares or 25% of his unvested shares, and if he is terminated without cause or constructively terminated with the twelve months following a change of control, he will receive four months salary and his options will vest.

     Effective October 4, 2000, we entered into a Change of Control Severance Agreement with Mr. Mezey. Under this agreement, upon a change of control, Mr. Mezey's option will immediately vest as to 25% of his unvested shares, and if he is terminated without cause or constructively terminated within the twelve months following a change of control, he will receive twelve weeks salary and his options will vest.

     Effective October 4, 2000, we entered into a Change of Control Severance Agreement with Mr. Schurr. Under this agreement, upon a change of control, Mr. Schurr's option will vest as to 30,000 unvested shares, and if he is terminated without cause or constructively terminated with the twelve months following a change of control, he will receive twelve weeks salary and his exercised but unvested options will vest.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                           RELATED PARTY TRANSACTIONS

     Since our inception in December 1997, we have not been, and we have no plans to be, a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer or other holder of more than 5% of our common stock had or will have a direct or indirect interest other than compensation arrangements, which are described where required under "Management", and the transactions described below.

     John Woolard, Dale Fong and Keith Gipson, of whom Mr. Woolard and Mr. Fong are current executive officers and directors, were involved in our founding and organization and may be considered as our promoters. Following our inception in December 1997, we issued 1,666,667 shares of common stock to each of Mr. Woolard, Mr. Fong and Mr. Gipson. Mr. Woolard, Mr. Fong and Mr. Gipson each contributed a nominal amount of capital to our initial capitalization.

EQUITY INVESTMENT TRANSACTIONS FOR CASH

     From January to April 1998, we sold 1,200,000 shares of Series A preferred stock for $0.55 per share. In September 1998, we sold 4,990,625 shares of Series B preferred stock for $0.80 per share. In October 1999, we sold 6,500,000 shares of Series C preferred stock for $2.20 per share. In June and July 2000, we sold 3,703,690 shares of Series D preferred stock for $6.75 per share. Listed below are the directors, executive officers and stockholders who beneficially own more than 5% of our securities who participated in these financings.

                                            SERIES A     SERIES B     SERIES C     SERIES D
                  NAME                      PREFERRED    PREFERRED    PREFERRED    PREFERRED
                  ----                      ---------    ---------    ---------    ---------
GE Capital Equity Investments, Inc......          --            --           --     800,000
Entities affiliated with Integral
  Capital Partners......................          --            --    1,818,182     592,251
Entities affiliated with JMI Equity
  Fund(1)...............................          --     3,153,125    1,000,000          --
Red Rock Ventures.......................          --       990,000      565,600     148,148
Entities affiliated with Stephens
  Group(2)..............................          --            --    2,045,455          --
John Woolard(3).........................     118,181            --           --          --
Jack Jenkins-Stark......................          --       125,000           --          --
Dale M. Fong(4).........................     500,000        75,000           --          --
Charles Noell(5)........................          --     3,153,125    1,000,000          --
Mario Rosati(6).........................      27,272        28,125           --      21,851
K. Rick Turner(7).......................          --            --    2,045,455          --
Norris van den Berg(8)..................          --     3,153,125    1,000,000          --

---------------
(1) Consists of 2,806,281 shares of Series B preferred stock and 890,000 shares of Series C preferred stock purchased by JMI Equity Fund III, L.P., and 346,844 shares of Series B preferred stock and 110,000 shares of Series C preferred stock purchased by JMI Equity Side Fund, L.P.

(2) Consists of 1,227,275 shares of Series C preferred stock purchased by 21 individuals and entities affiliated with Stephens Group.

(3) Consists of 90,909 shares of Series A preferred stock purchased by Elizabeth
    S. Woolard, Mr. Woolard's mother, and 27,272 shares of Series A preferred stock purchased by Teresa R. Deaner, Mr. Woolard's wife.

(4) Consists of 500,000 shares of Series A preferred stock and 75,000 shares of Series B preferred stock purchased by Diane J. Fong, Trustee, Hyperion Ventures UTA dated January 15, 1998, a trust for the benefit of members of Mr. Fong's family. Mr. Fong disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(5) Consists of 3,153,125 shares of Series B preferred stock and 1,000,000 shares of Series C preferred stock purchased by entities affiliated with JMI Equity Fund, for which Mr. Noell serves as a general partner. Mr. Noell disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(6) Mr. Rosati is a partner in WS Investment Company 98A, WS Investment Company 98B and WS Investment Company 2000A, which purchased 24,545 shares of Series A preferred stock, 28,125 shares of Series B preferred stock and 20,000 shares of Series D preferred stock, respectively. Mr. Rosati disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(7) Includes 1,985,228 shares of Series C preferred stock held by individuals and entities affiliated with the Stephens Group, for which Mr. Turner serves as Vice President. Mr. Turner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(8) Includes 3,153,125 shares of Series B preferred stock and 1,000,000 shares of Series C preferred stock purchased by entities affiliated with JMI Equity Fund for which Mr. van den Berg serves as a general partner. Mr. van den Berg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

     In addition, in June 2000, we sold 825,000 shares of common stock to GE Capital Equity Investments, Inc. for $4.00 per share.

LOANS TO EXECUTIVE OFFICERS

     In April 2000, Mr. Mezey early exercised his option to purchase 350,000 shares of common stock, and paid for the shares with a full recourse promissory note in the amount of $437,500. The note is due in April 2002 and bears interest at a rate of 10% per annum. We have the right to repurchase the shares in the event Mr. Mezey's service to us terminates, which right lapses as to 1/4 of the shares one year after the vesting start date, and as to 1/48 of the shares at the end of each subsequent month.

     In June 2000, Mr. Jenkins-Stark early exercised his option to purchase 250,000 shares, and paid for the shares with a full recourse promissory note in the amount of $500,000.00. The note is due in June 2002 and bears interest at a rate of 10% per annum. We have the right to repurchase the shares in the event Mr. Jenkins-Stark's service to us terminates, which right lapses as to 1/4 of the shares one year after the vesting start date, and as to 1/48 of the shares at the end of each subsequent month.

     In August 2000, Mr. Berg early exercised his option to purchase 75,000 shares, and paid for the shares with a full recourse promissory note in the amount of $93,750.00. The note is due in August 2002 and bears interest at a rate of 10% per annum. We have the right to repurchase the shares in the event Mr. Berg's service to us terminates, which right lapses as to 1/4 of the shares one year after the vesting start date, and as to 1/48 of the shares at the end of each subsequent month.

     In October 2000, we entered into a Settlement Agreement and Release with Len Berg in connection with a dispute over the timing of the exercise of his option. Under this agreement, we agreed to issue a promissory note of up to $150,000 to Mr. Berg immediately prior to Mr. Berg's payment of alternative minimum tax, if any, for the tax year 2000, and to reimburse Mr. Berg for any incremental accounting fees and incremental interest expenses incurred as a result of the Settlement Agreement and Release. If issued, the note would have a three-year term and an interest rate equal to the applicable federal rate at the time of issuance.

REPURCHASE OF SHARES FROM EXECUTIVE OFFICERS

     In connection with the termination of his transition from an executive officer to a part-time employee with us, in November 1999, we repurchased from Keith Gipson 466,667 shares of common stock for an aggregate purchase price of $1,400.00 by means of a Settlement Agreement and Mutual Release. This agreement also provided for payment of salary to Mr. Gipson through April 2000. Mr. Gipson had purchased 1,666,667 shares of common stock in January 1998.

     We repurchased an additional 50,000 shares of common stock from Mr. Gipson in June 2000, for a purchase price of $4.00 per share and an aggregate purchase price of $200,000.00. The purchase price was paid to Mr. Gipson by means of cancellation of outstanding debt owed to us by Mr. Gipson.

     We repurchased an additional 200,000 shares of common stock from Mr. Gipson in July 2000, for a purchase price of $4.00 per share and an aggregate purchase price of $800,000.00. The purchase price was paid in cash.

AGREEMENTS WITH 5% STOCKHOLDERS

     In June 2000, we entered into a Service Bureau Software License and Value Added Reseller Agreement with General Electric Company, an affiliate of GE Capital Equity Investments Inc., which beneficially owns more than 5% of our outstanding stock.

BUSINESS RELATIONSHIP

     Mario M. Rosati, our Secretary and a member of our Board of Directors, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which we have retained as our legal counsel.

OTHER TRANSACTIONS

     We have entered into indemnification agreements with each of our executive officers and directors.

     We have granted options to some of our executive officers and some of our directors.

     Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. See "Description of Capital Stock -- Registration Rights".

     We believe that all related party transactions described above were on terms no less favorable than could have been obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of our common stock as of September 30, 2000, by the following individuals or groups:

     - each person or entity who we know beneficially owns more than 5% of our outstanding stock;

     - each of our named executive officers;

     - each of our directors; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Silicon Energy Corp., 1010 Atlantic Avenue, Alameda, California 94501. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after September 30, 2000, are deemed outstanding, but the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, to our knowledge the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

     Applicable percentage ownership in the following table is based on shares of common stock outstanding as of September 30, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                                             PERCENTAGE
                                                                             OF SHARES
                                                                            OUTSTANDING
                                                                        --------------------
                                                   NUMBER OF SHARES      BEFORE      AFTER
                      NAME                        BENEFICIALLY OWNED    OFFERING    OFFERING
                      ----                        ------------------    --------    --------
5% STOCKHOLDERS:
GE Capital Equity Investment, Inc...............       1,625,000
Entities affiliated with Integral Capital
  Partners(1)...................................       2,410,773
Entities affiliated with JMI Equity Fund(2).....       4,153,125
Red Rock Ventures...............................       1,703,748
Entities affiliated with Stephens Group(3)......       2,045,445
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
John Woolard(4).................................       1,949,848
Len Berg(5).....................................         275,000
Dale M. Fong(6).................................       2,406,667
Allan Schurr(7).................................         275,000
Charles H. Gaylord, Jr..........................          20,000
Charles Noell(8)................................       4,168,125
Mario M. Rosati(9)..............................         142,248
K. Rick Turner(10)..............................       2,060,445
Norris van den Berg(11).........................       4,168,125
All directors and executive officers as a group
  (11 persons)(12)..............................      12,037,333

---------------
   * Less than 1% of the outstanding shares of common stock.

 (1) Consists of 2,393,625 shares held by Integral Capital Partners IV, L.P. and 178,148 shares held by Integral Capital Partners IV MS Side Fund, L.P.

 (2) Consists of 3,696,281 shares held by JMI Equity Fund III, L.P. and 456,844 shares held by JMI Equity Side Fund, L.P.

 (3) Consists of 1,227,275 shares held by 21 individuals and entities affiliated with Stephens Group.

 (4) Includes 33,333 shares held by Mary Woolard, 27,272 shares held by Teresa
     R. Deaner and 90,909 shares held by Elisabeth Woolard. Mr. Woolard disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. As of September 30, 2000, 165,000 shares held by Mr. Woolard were unvested and subject to a right of repurchase in our favor, which right lapses over time.

 (5) As of September 30, 2000, 195,833 shares held by Mr. Berg were unvested and subject to a right of repurchase in our favor, which right lapses over time.

 (6) Includes 575,000 shares held by Diane J. Fong as Trustee for the Hyperion Ventures Trust UTA dated January 15, 1998, 187,718 shares held by Diane J. Fong as Trustee of the Ariel Crystal Fong Trust UTA dated September 16, 1999, 187,718 shares held by Diane J. Fong as Trustee of the Marina Ashley Fong Trust UTA dated September 16, 1999, 187,718 shares held by Diane J. Fong as Trustee of the Ryan David Fong Trust UTA dated September 16, 1999, 10,000 shares held by William Woo and Anita Y.M. Woo as community property, 5,000 shares held by Lancy Woo and 5,000 shares held by Mona Woo. Mr. Fong disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. As of September 30, 2000, 165,000 shares held by Mr. Fong were unvested and subject to a right of repurchase in our favor, which right lapses over time.

 (7) As of September 30, 2000, 181,562 shares held by Mr. Schurr were unvested and subject to a right of repurchase in our favor, which right lapses over time.

 (8) Consists of 3,696,281 shares held by JMI Equity Fund III, L.P. and 456,844 shares held by JMI Equity Side Fund, L.P. Mr. Noell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

 (9) Includes 117,670 shares held by WS Investment Company 98A, WS Investment Company 98B, and WS Investment Company 2000A. Mr. Rosati disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(10) Includes 1,985,218 shares held by 21 individuals and entities with Stephens Group. Mr. Turner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(11) Consists of 3,696,281 shares held by JMI Equity Fund III, L.P. and 456,844 shares held by JMI Equity Side Fund, L.P. Mr. van den Berg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(12) Includes 1,387,395 shares that were unvested as of September 30, 2000 and subject to a right of repurchase in our favor, which right lapses over time. Includes 525,000 shares issuable upon exercise of options within 60 days of September 30, 2000, of which 419,169 would be subject to a right of repurchase in our favor, which right lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the completion of this offering, we will be authorized to issue 135,000,000 shares of common stock, $0.001 par value, and 15,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     As of September 30, 2000, there were                shares of common stock
outstanding, which were held of record by approximately 121 stockholders, as adjusted for the conversion of all outstanding shares of preferred stock into an
aggregate of                shares of common stock, which will occur upon the
closing of this offering.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of us without further action by the stockholders.

     Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

     As of September 30, 2000, there were warrants outstanding to purchase shares of common stock.

REGISTRATION RIGHTS

     The holders of                shares of common stock and the holders of
preferred stock convertible into                shares of common stock are
entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning on the earlier of December 31, 2000 or six months following the date of this prospectus, holders of at least 50% of the then outstanding registrable securities may require on two separate occasions that we register their shares for public resale. Also, holders of registrable securities may require on three separate occasions within any twelve-month period that we register their shares for public resale on Form S-3. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the date of this prospectus, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and our second amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

     - the acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

STOCKHOLDER MEETINGS

     Under our bylaws, only the board of directors, the chairman of the board, the chief executive officer and the president may call special meetings of stockholders.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

ELIMINATION OF CUMULATIVE VOTING

     Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

UNDESIGNATED PREFERRED STOCK

     The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

AMENDMENT OF CHARTER PROVISIONS

     The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

NASDAQ NATIONAL MARKET LISTING

     We have applied for the listing of our shares on The Nasdaq National Market under the symbol "SLCN".

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

     Upon the completion of this offering, we will have           shares of our
common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradeable, except that any shares held by directors, officers or owners of ten percent or more of our stock, may only be sold in compliance with the limitations described below.
The remaining                shares of our common stock will be deemed
"restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below, the provisions of Rules 144, 144(k) and 701 and a right of repurchase in favor of us applicable to some of our common stock, additional shares will be available for sale in the public market as follows:

     - up to           shares will be eligible for sale 120 days from the date
       of this prospectus in the event that the locked-up shares are released early, as described below;

     - an additional           shares will be eligible for sale 150 days from
       the date of this prospectus in the event that the locked-up shares are released early, as described below;

     - shares will be eligible for sale upon the expiration of the 180-day lock-up period.

     - shares will be eligible for sale at some point after 180 days from the date of this prospectus.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, because we do not expect that any of these shares will be available for sale for at least 120 days following this offering as a result of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained
in Rule 144. As of September 30, 2000,           shares had been issued as a
result of exercise of stock options.

LOCK-UP AGREEMENTS

     Stockholders accounting for           shares of our common stock
outstanding have entered into lock-up agreements in connection with this offering. These lock-up agreements provide that these persons will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. or as described below. Goldman, Sachs & Co. has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up periods described below. These lock-up agreements do not restrict the transfer of shares of common stock purchased under the directed share program in connection with this offering or in the open market following the date of this prospectus.

     If our stock price is greater than twice the initial public offering price per share for the time periods set forth below, then a percentage of the securities subject to lock-up agreements will be released from the transfer restrictions of the lock-up agreements at the time set forth below.

----------------------------------------------------------------------------------------------
         TIME PERIOD                   AMOUNT RELEASED                  TIME RELEASED
----------------------------------------------------------------------------------------------
 20 of the 30 consecutive       20% of the securities subject   The 120th day after the date
 trading days preceding the     to lock-up agreements as of     of this prospectus.
 120th day after the date of    the date of this prospectus.
 this prospectus.
----------------------------------------------------------------------------------------------
 20 of the 30 consecutive       An additional 20% of the        The 150th day after the date
 trading days preceding the     securities subject to lock-up   of this prospectus.
 150th day after the date of    agreements as of the date of
 this prospectus.               this prospectus.
----------------------------------------------------------------------------------------------

     However, if the securities to be released above would be released during one of the Company's blackout periods, then if our stock price is greater than twice the initial public offering price per share for the time periods set forth below, a percentage of the securities subject to the lock-up agreements will be released from the transfer restrictions of the lock-up agreements at the time set forth below.

----------------------------------------------------------------------------------------------
  SCHEDULED RELEASE          TIME PERIOD           AMOUNT RELEASED          ACTUAL RELEASE
----------------------------------------------------------------------------------------------
 The 120th day after    20 of the 30            20% of the securities   The first day after
 the date of this       consecutive trading     subject to lock-up      the end of the
 prospectus is during   days ending on the      agreements as of the    blackout period.
 a blackout period.     last trading day of     date of this
                        the blackout period.    prospectus.
----------------------------------------------------------------------------------------------
 The 150th day after    20 of the 30            An additional 20% of    The first day after
 the date of this       consecutive trading     the securities subject  the end of the
 prospectus is during   days ending on the      to lock-up agreements   blackout period.
 a blackout period.     last trading day of     as of the date of this
                        the blackout period.    prospectus.
----------------------------------------------------------------------------------------------

     Our blackout period begins four weeks prior to the end of each calendar quarter and ends three trading days after we announces our quarterly results. During the blackout period, we do not allow our directors, officers and key employees to trade our stock.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of           shares of our
common stock will be entitled to rights to registration of their shares under the Securities Act. Registration of those shares under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

STOCK OPTIONS

     Immediately after this offering we intend to file a registration statement under the Securities Act covering shares of common stock under outstanding options or reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 1998 Incentive Stock Option Plan and 2000 Employee Stock Purchase Plan increases, we will file an amendment to the registration statement covering the additional shares. As of September
30, 2000, options to purchase           shares of common stock were issued and
outstanding and           shares were reserved for issuance under our stock
plans and employee stock purchase plan. Shares registered under that registration statement will, upon the optionee's exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the lock-up agreements expire.

WARRANTS

     Upon consummation of this offering, warrants to purchase           shares
of common stock will be outstanding.

                                  UNDERWRITING

     Silicon Energy and the underwriters named below have entered into an underwriting agreement with respect to shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., CIBC World Markets Corp., Lehman Brothers Inc., and Stephens Inc. are the representatives of the underwriters.

                        Underwriters                              Number of Shares
                        ------------                              ----------------
Goldman, Sachs & Co.........................................
CIBC World Markets Corp.....................................
Lehman Brothers Inc.........................................
Stephens Inc................................................
                                                                     ----------
  Total.....................................................
                                                                     ==========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Silicon Energy to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Silicon Energy. Such amounts are shown assuming both no exercise and full exercise of the underwriters'
option to purchase           additional shares.

                                                         Paid by Silicon Energy
                                                    --------------------------------
                                                    No Exercise        Full Exercise
                                                    -----------        -------------
Per share.........................................  $                   $
Total.............................................  $                   $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     Silicon Energy has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction does not apply to any existing employee benefits plans or securities issues in connection with acquisition transactions, provided that the recipients of such securities agree to be bound by the lock-up provisions applicable to other stockholders.

     Silicon Energy's directors, officers and substantially all of its stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction shall terminate as to 20% of the locked-up shares after 120 days and an additional 20% of the locked-up shares after 150 days after the date of this prospectus, subject to delays as a result of the timing of Silicon Energy's earnings releases and compliance with insider trading policies, in the event that the reported last sale price of Silicon Energy's common stock on the Nasdaq National Market is at least twice the initial public offering price for predetermined periods ending on these dates. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Silicon Energy and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Silicon Energy's historical performance, estimates of the business potential and earnings prospects of Silicon Energy, an assessment of Silicon Energy's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Silicon Energy has applied for quotation of its common stock on the Nasdaq National Market under the symbol "SLCN".

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     At the request of Silicon Energy, the underwriters are reserving up to shares of common stock for sale at the initial public offering price to some of its directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Silicon Energy estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     Silicon Energy has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933.

     A few employees of Goldman, Sachs & Co., including some of the employees working with Silicon Energy on this offering, own shares in Silicon Energy. Those shares were purchased from Silicon Energy for $6.75 per share and in the
aggregate, upon completion of this offering, will constitute less than   % of
Silicon Energy's outstanding capital stock.

     An affiliate of Lehman Brothers Inc., one of the representatives of the underwriters, is an investor in Nth Power Technologies Fund II, which owns 148,148 shares of Silicon Energy's Series D preferred stock. These shares will
convert into           shares of Silicon Energy's common stock upon completion
of this offering.

     Affiliates of Stephens Inc., one of the representatives of the underwriters, hold an aggregate of 2,045,455 shares of Silicon Energy's Series C
preferred stock. These shares will convert into           shares of Silicon
Energy's common stock upon the completion of this offering.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Selected legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, Palo Alto, California. As of the date of this prospectus, investment partnerships composed of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as some individual attorneys of this firm including Mario M. Rosati, our Secretary and a Director, who is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an
aggregate of           shares of our common stock.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules, which are part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                              SILICON ENERGY CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Deficit...........................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Silicon Energy Corp.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock, and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Silicon Energy Corp. and its subsidiaries at December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the two years ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Francisco, California
October 5, 2000

                              SILICON ENERGY CORP.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                 PRO FORMA
                                                                DECEMBER 31,                    AT JUNE 30,
                                                              -----------------    JUNE 30,        2000
                                                               1998      1999        2000        (NOTE 2)
                                                              -------   -------   -----------   -----------
                                                                                  (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $ 3,260   $ 7,840    $ 27,085
  Short-term investments....................................       --     3,242       1,497
  Accounts receivable (net of allowance of $0, $61 and $168
    in 1998, 1999 and 2000, respectively)...................       16       182       1,465
  Costs in excess of billings...............................       --       219         727
  Prepaid expenses and other current assets.................       17       180         436
                                                              -------   -------    --------
    Total current assets....................................    3,293    11,663      31,210
Property and equipment, net.................................       98       915       2,342
Goodwill and other intangibles, net.........................       --        --       2,009
Other assets................................................        5        --       2,875
                                                              -------   -------    --------
    Total assets............................................  $ 3,396   $12,578    $ 38,436
                                                              =======   =======    ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable..........................................  $    42   $   221    $    860
  Accrued and other liabilities.............................      154       219       2,823
  Deferred revenue..........................................       --       367       1,533
  Borrowings -- short-term..................................       --        --         332
                                                              -------   -------    --------
    Total current liabilities...............................      196       807       5,548
Borrowings -- long-term.....................................       --       465         465
Other long-term liabilities.................................       --        98          89
                                                              -------   -------    --------
    Total liabilities.......................................      196     1,370       6,102
                                                              -------   -------    --------
Redeemable convertible preferred stock, $0.001 par value per share, 12,690,625 and 16,394,328 shares authorized at
  December 31, 1999 and June 30, 2000 (unaudited);
  6,190,625, 12,690,625
  16,172,093 shares issued and outstanding at December 31,
  1998, 1999 and June 30, 2000 (unaudited), respectively;
  (aggregate liquidation preference of $20,282 and $43,782
  at December 31, 1999 and June 30, 2000 (unaudited),
  respectively).............................................    4,681    19,510      43,626      $     --
Commitments (Note 7)
Stockholders' equity (deficit)
  Common stock, $0.001 par value per share, 30,000,000 and
    40,000,000 shares authorized at December 31, 1999 and
    June 30, 2000 (unaudited); 5,050,001, 5,078,002 and
    7,434,127 shares issued and 5,050,001, 4,611,335 and
    6,917,460 issued and outstanding at December 31, 1998,
    1999 and June 30, 2000 (unaudited), respectively........        5         5           8            25
  Additional paid-in capital................................       87     1,739      12,271        55,880
  Deferred stock-based compensation.........................     (100)   (1,558)     (3,718)       (3,718)
  Accumulated deficit.......................................   (1,473)   (8,487)    (18,714)      (18,714)
  Notes receivable from officers............................       --        --        (938)         (938)
  Treasury stock, at cost, 466,667 and 516,667 shares at
    December 31, 1999 and June 30, 2000 (unaudited),
    respectively............................................       --        (1)       (201)         (201)
                                                              -------   -------    --------      --------
    Total stockholders' equity (deficit)....................   (1,481)   (8,302)    (11,292)     $ 32,334
                                                              -------   -------    --------      --------
    Total liabilities, redeemable convertible preferred
      stock and stockholders' equity (deficit)..............  $ 3,396   $12,578    $ 38,436
                                                              =======   =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              SILICON ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEAR ENDED                SIX MONTHS ENDED
                                                                         DECEMBER 31,                   JUNE 30,
                                                              ----------------------------------   ------------------
                                                                     1998               1999        1999       2000
                                                              -------------------   ------------   -------   --------
                                                                                                      (UNAUDITED)
REVENUE
  License...................................................        $    --           $   250      $    45   $  1,436
  Services..................................................             19               270           44        828
                                                                    -------           -------      -------   --------
         Total revenue......................................             19               520           89      2,264
                                                                    -------           -------      -------   --------
COST OF REVENUE
  License...................................................             --                32           10         75
  Services (exclusive of non-cash stock-based compensation
    of $3, $37, $18 and $67 in 1998, 1999 and six months
    ended June 30, 1999 (unaudited) and 2000 (unaudited),
    respectively)...........................................              4               214           12        350
                                                                    -------           -------      -------   --------
         Total cost of revenue..............................              4               246           22        425
                                                                    -------           -------      -------   --------
Gross profit................................................             15               274           67      1,839
OPERATING EXPENSES
  Research and development (exclusive of non-cash
    stock-based compensation of $17, $241, $120 and $442 in
    1998, 1999 and six months ended June 30, 1999
    (unaudited) and 2000 (unaudited), respectively).........            830             3,739        1,390      3,764
  Sales and marketing (exclusive of non-cash stock-based
    compensation of $25, $350, $176 and $643 in 1998, 1999
    and six months ended June 30, 1999 (unaudited) and 2000
    (unaudited), respectively)..............................            228             2,334          524      5,764
  General and administrative (exclusive of non-cash
    stock-based compensation of $7, $102, $51 and $188 in
    1998, 1999 and six months ended June 30, 1999
    (unaudited) and 2000 (unaudited), respectively).........            332               667          276      1,140
  Stock-based compensation..................................             52               730          365      1,340
  Amortization of intangibles...............................             --                --           --         70
                                                                    -------           -------      -------   --------
         Total operating expenses...........................          1,442             7,470        2,555     12,078
                                                                    -------           -------      -------   --------
Loss from operations........................................         (1,427)           (7,196)      (2,488)   (10,239)
Interest income.............................................             --               202           39        157
Interest expense............................................             46                20           --        145
                                                                    -------           -------      -------   --------
    Net loss................................................         (1,473)           (7,014)      (2,449)   (10,227)
  Redeemable convertible preferred stock accruing
    dividend................................................            (75)             (568)        (225)      (686)
                                                                    -------           -------      -------   --------
  Net loss attributable to common stockholders..............        $(1,548)          $(7,582)     $(2,674)  $(10,913)
                                                                    =======           =======      =======   ========
Basic and diluted net loss per share (Note 2)...............        $ (1.62)          $ (3.09)     $ (1.31)  $  (2.68)
                                                                    =======           =======      =======   ========
Shares used in calculating basic and diluted net loss per
  share.....................................................            953             2,453        2,041      4,076
                                                                    =======           =======      =======   ========
Pro forma basic and diluted net loss per share (Note 2)
  (unaudited)...............................................                          $ (0.72)               $  (0.64)
                                                                                      =======                ========
Shares used in calculating pro forma basic and diluted net
  loss per share (unaudited)................................                           10,514                  16,960
                                                                                      =======                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              SILICON ENERGY CORP.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
  FOR THE YEARS ENDED 1998 AND 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                        REDEEMABLE
                                       CONVERTIBLE                                                                     NOTE
                                     PREFERRED STOCK     COMMON STOCK     ADDITIONAL     DEFERRED                   RECEIVABLE
                                     ----------------   ---------------    PAID-IN     STOCK-BASED    ACCUMULATED      FROM
                                     SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     COMPENSATION     DEFICIT      OFFICERS
                                     ------   -------   ------   ------   ----------   ------------   -----------   ----------
DATE OF INCEPTION..................      --   $    --      --     $--      $    --       $    --       $     --       $  --
Issuance of founders' common
 stock.............................      --        --   5,050       5           10            --             --          --
Issuance of Series A redeemable
 convertible preferred stock, net
 of issuance costs of $6...........   1,200       654      --      --           --            --             --          --
Issuance of Series B redeemable
 convertible preferred, net of
 issuance costs of $40.............   4,991     3,952      --      --           --            --             --          --
Preferred stock Series B accruing
 dividends.........................      --        75      --      --          (75)           --             --          --
Deferred stock-based
 compensation......................      --        --      --      --          152          (152)            --          --
Amortization of deferred
 stock-based compensation..........      --        --      --      --           --            52             --          --
Net loss...........................      --        --      --      --           --            --         (1,473)         --
                                     ------   -------   -----     ---      -------       -------       --------       -----
BALANCE AT DECEMBER 31, 1998.......   6,191     4,681   5,050       5           87          (100)        (1,473)         --
Issuance of Series C redeemable
 convertible preferred stock, net
 of issuance costs of $39..........   6,500    14,261      --      --           --            --             --          --
Issuance of common stock in
 connection with stock option
 exercises.........................      --        --      28      --            2            --             --          --
Issuance of warrants in connection
 with line of credit...............      --        --      --      --           30            --             --          --
Preferred stock Series B and C
 accruing dividends................      --       568      --      --         (568)           --             --          --
Deferred stock-based
 compensation......................      --        --      --      --        2,188        (2,188)            --          --
Amortization of deferred
 stock-based compensation..........      --        --      --      --           --           730             --          --
Repurchase of founders common
 stock.............................      --        --      --      --           --            --             --          --
Net loss...........................      --        --      --      --           --            --         (7,014)         --
                                     ------   -------   -----     ---      -------       -------       --------       -----
BALANCE AT DECEMBER 31, 1999.......  12,691    19,510   5,078       5        1,739        (1,558)        (8,487)         --
Issuance of Series D redeemable
 convertible preferred stock, net
 of issuance costs of $70..........   3,481    23,430      --      --           --            --             --          --
Issuance of common stock...........      --        --     825       1        3,299            --             --          --
Issuance of common stock below
 deemed fair value.................      --        --      --      --        1,724
Issuance of common stock in
 conjunction with acquisitions.....      --        --     143      --          869
Issuance of common stock in
 connection with stock option
 exercises.........................      --        --     788       1          244            --             --          --
Issuance of warrants in connection
 with line of credit...............      --        --      --      --          133            --             --          --
Issuance of common stock in
 exchange for notes receivable from
 officers..........................      --        --     600       1          937            --             --        (938)
Preferred stock Series B, C and D
 accruing dividends................      --       686      --      --         (686)           --             --          --
Issuance of warrants for
 services..........................      --        --      --      --          512            --             --          --
Deferred stock-based
 compensation......................      --        --      --      --        3,500        (3,500)            --          --
Amortization of deferred
 stock-based compensation..........      --        --      --      --           --         1,340             --          --
Repurchase of founders' common
 stock.............................      --        --      --      --           --            --             --          --
Net loss...........................      --        --      --      --           --            --        (10,227)         --
                                     ------   -------   -----     ---      -------       -------       --------       -----
BALANCE AT JUNE 30, 2000
 (UNAUDITED).......................  16,172   $43,626   7,434     $ 8      $12,271       $(3,718)      $(18,714)      $(938)
                                     ======   =======   =====     ===      =======       =======       ========       =====


                                     TREASURY STOCK        TOTAL
                                     ---------------   SHAREHOLDERS'
                                     SHARES   AMOUNT      DEFICIT
                                     ------   ------   -------------
DATE OF INCEPTION..................     --    $  --      $     --
Issuance of founders' common
 stock.............................     --       --            15
Issuance of Series A redeemable
 convertible preferred stock, net
 of issuance costs of $6...........     --       --            --
Issuance of Series B redeemable
 convertible preferred, net of
 issuance costs of $40.............     --       --            --
Preferred stock Series B accruing
 dividends.........................     --       --           (75)
Deferred stock-based
 compensation......................     --       --            --
Amortization of deferred
 stock-based compensation..........     --       --            52
Net loss...........................     --       --        (1,473)
                                     -----    -----      --------
BALANCE AT DECEMBER 31, 1998.......     --       --        (1,481)
Issuance of Series C redeemable
 convertible preferred stock, net
 of issuance costs of $39..........     --       --            --
Issuance of common stock in
 connection with stock option
 exercises.........................     --       --             2
Issuance of warrants in connection
 with line of credit...............     --       --            30
Preferred stock Series B and C
 accruing dividends................     --       --          (568)
Deferred stock-based
 compensation......................     --       --            --
Amortization of deferred
 stock-based compensation..........     --       --           730
Repurchase of founders common
 stock.............................   (467)      (1)           (1)
Net loss...........................     --       --        (7,014)
                                     -----    -----      --------
BALANCE AT DECEMBER 31, 1999.......   (467)      (1)       (8,302)
Issuance of Series D redeemable
 convertible preferred stock, net
 of issuance costs of $70..........     --       --            --
Issuance of common stock...........     --       --         3,300
Issuance of common stock below
 deemed fair value.................                         1,724
Issuance of common stock in
 conjunction with acquisitions.....                           869
Issuance of common stock in
 connection with stock option
 exercises.........................     --       --           245
Issuance of warrants in connection
 with line of credit...............     --       --           133
Issuance of common stock in
 exchange for notes receivable from
 officers..........................     --       --            --
Preferred stock Series B, C and D
 accruing dividends................     --       --          (686)
Issuance of warrants for
 services..........................     --       --           512
Deferred stock-based
 compensation......................     --       --            --
Amortization of deferred
 stock-based compensation..........     --       --         1,340
Repurchase of founders' common
 stock.............................    (50)    (200)         (200)
Net loss...........................     --       --       (10,227)
                                     -----    -----      --------
BALANCE AT JUNE 30, 2000
 (UNAUDITED).......................   (517)   $(201)     $(11,292)
                                     =====    =====      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              SILICON ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED                SIX MONTHS ENDED
                                                                         DECEMBER 31,                   JUNE 30,
                                                              ----------------------------------   ------------------
                                                                     1998               1999        1999       2000
                                                              -------------------   ------------   -------   --------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................        $(1,473)          $(7,014)     $(2,449)  $(10,227)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................             15               167           27        279
    Stock-based compensation................................             52               730          365      1,340
    Amortization of intangibles.............................             --                --           --         70
    Loss on sale of short-term investments..................             --                --           --          5
    Warrant related to non-cash marketing expense...........             --                --           --        512
    Warrant related to non-cash interest expense............             --                --           --        133
    Changes in current assets and liabilities:
      Accounts receivable, net..............................            (16)             (166)        (234)    (1,283)
      Costs in excess of billings...........................             --              (219)          --       (508)
      Prepaid expenses and other current assets.............            (17)             (133)         (73)      (256)
      Other assets..........................................             (5)                5           --     (2,875)
      Accounts payable......................................             42               179          173        639
      Accrued and other liabilities.........................            154                65          162      2,627
      Deferred revenue......................................             --               277           --      2,890
                                                                    -------           -------      -------   --------
        Net cash used in operating activities...............         (1,248)           (6,109)      (2,029)    (6,654)
                                                                    -------           -------      -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of short-term investments.......................             --            (3,244)          --         --
  Proceeds from sales of short-term investments.............             --                --           --      1,740
  Purchases of property and equipment.......................           (113)             (792)        (122)    (1,473)
  Acquisition of Energy Concepts, Inc. (ECI)................             --                --           --       (500)
  Acquisition of SRC Systems, Inc. (SRC)....................             --                --           --        (52)
                                                                    -------           -------      -------   --------
        Net cash used in investing activities...............           (113)           (4,036)        (122)      (285)
                                                                    -------           -------      -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of redeemable convertible preferred
    stock, net of issuance costs............................          4,606            14,261           --     23,430
  Proceeds from issuance of common stock....................             15                --           --      3,300
  Repurchase of common stock................................             --                (1)          --       (200)
  Proceeds from bank borrowings.............................             --               465           --        332
  Repayment of debt assumed in ECI and SRC acquisitions.....             --                --           --       (923)
  Proceeds from exercised stock options.....................             --                --           --        245
                                                                    -------           -------      -------   --------
        Net cash provided by financing activities...........          4,621            14,725           --     26,184
                                                                    -------           -------      -------   --------
        Net increase (decrease) in cash and cash
          equivalents.......................................          3,260             4,580       (2,151)    19,245
Cash and cash equivalents at beginning of year..............             --             3,260        3,260      7,840
                                                                    -------           -------      -------   --------
Cash and cash equivalents at end of year....................        $ 3,260           $ 7,840      $ 1,109   $ 27,085
                                                                    =======           =======      =======   ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Exercise of stock options in exchange for notes receivable
    from officers...........................................        $    --           $    --      $    --   $    938
                                                                    =======           =======      =======   ========
  Issuance of common stock below deemed fair value..........        $    --           $    --      $    --   $ (1,724)
                                                                    =======           =======      =======   ========
  Issuance of warrants in connection with line of credit....        $    --           $    30      $    --   $     --
                                                                    =======           =======      =======   ========
  Issuance of common stock for the acquisition of SRC.......        $    --           $    --      $    --   $   (869)
                                                                    =======           =======      =======   ========
  Debt assumed through acquisition of ECI and SRC...........        $    --           $    --      $    --   $   (923)
                                                                    =======           =======      =======   ========
  Assets acquired under capital leases......................        $    --           $   166      $    --   $    134
                                                                    =======           =======      =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest....................................        $    --           $     4      $    --   $     25
                                                                    =======           =======      =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              SILICON ENERGY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

THE COMPANY

     Silicon Energy Corp., (the "Company"), was incorporated as a California corporation in December 1997 and began substantive operations in January 1998. The Company develops and sells Internet-based energy technology software, that enables enterprises to reduce energy costs and other related expenditures. The Company's sources of revenue are license fees and professional, maintenance, Internet, and bill management services fees.

     The consolidated financial statements of Silicon Energy Corp. include the accounts of the Company and its wholly owned subsidiaries, Energy Concepts, Inc., acquired on May 5, 2000, and SRC Systems, Inc., acquired on June 7, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

     Since inception, the Company has focused on developing and marketing its software and services and has therefore incurred losses and negative cash flows from operating activities since inception as reflected in these financial statements. The Company has historically relied primarily on equity capital financing to support its operations. To the extent that the Company's existing cash balances and cash flows provided by operations are insufficient to support its operations, the Company will need to rely on future equity or debt financing.

REINCORPORATION

     In July 2000, the Company reincorporated in the state of Delaware. As a result of the reincorporation, the Company is authorized to issue 40,000,000 shares of $0.001 par value common stock and 16,394,328 shares of $0.001 par value preferred stock. The accompanying consolidated financial statements reflect the reincorporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

     The interim consolidated financial statements as of June 30, 2000 and for the six month periods ended June 30, 1999 and 2000, together with the financial data and other information for those periods disclosed in these notes to the financial statements, are unaudited. In the opinion of management, the interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the interim results. The results of the operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

                              SILICON ENERGY CORP.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate fair value primarily due to their short maturities. The carrying amount of borrowings under capital leases and lines of credit approximates fair value based on the terms of similar arrangements available to the Company.

SHORT-TERM INVESTMENTS

     Short-term investments consist primarily of highly liquid, investment grade corporate obligations purchased with an original maturity at the date of purchase of greater than 90 days. Short-term investments are classified as available-for-sale securities and are stated at market value with any temporary difference between an investment's amortized cost and its market value recorded as a separate component of stockholders' equity (deficit) until such gains or losses are realized. Gains or losses on the sales of securities are determined on a specific identification basis.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Risks associated with cash are mitigated by banking with creditworthy institutions.

     The Company's accounts receivable are derived from revenue earned or deferred from customers located in the United States. The Company performs periodic credit evaluations of its customers' financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts receivable for potential credit losses. For the period ended December 31, 1998 one individual customer accounted for 81% of the accounts receivable. For the year ended December 31, 1999, three individual customers accounted for 30%, 23% and 36%, respectively, of total accounts receivable. For the six-month period ended June 30, 2000, one individual customer accounted for 12% of the total accounts receivable.

     Revenue related to Silicon Energy EEM Suite of Internet-based energy technology software accounted for approximately 72% and 60% of the revenue for the year ended December 31, 1999 and the six-month period ended June 30, 2000, respectively. For the year ended December 31, 1999, three individual customers accounted for 28%, 21% and 20%, respectively, of gross revenue. For the six-month period ended June 30, 2000, one individual customer accounted for 13% of gross revenue.

RISKS AND UNCERTAINTIES

     The Company licenses key technology components of its software primarily from three third-party software providers, the license from one of which expires in June 2003. The loss of these technologies or other third-party technologies could prevent sales of the Company's software and increase the Company's costs for substitute technologies.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the asset as follows:

     Computer equipment.............................................3 years

     Furniture and fixtures.........................................5 years

                              SILICON ENERGY CORP.

     Leasehold improvements are amortized on a straight line basis over the shorter of their estimated useful lives or the lease term.

     When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their separate accounts, and any gain or loss on such sale or disposal is reflected in operations.

     Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

INTANGIBLE ASSETS

     Intangible assets consist of goodwill, completed technology and patents, customer lists and assembled workforce of acquired companies. Goodwill and other intangible assets are amortized using the straight-line method over the period of expected benefit. Valuation of intangible assets is based on forecasted discounted cash flows and is reassessed periodically as a result of changes in management's estimates of future performance giving consideration to existing and anticipated competitive and economic conditions. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive economic conditions. The amount of an impairment loss, if any, is determined as the amount by which the carrying amount of an intangible asset exceeds the fair value of the asset based on the valuation.

SOFTWARE DEVELOPMENT COSTS

     Costs related to the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility (in the form of a working model) of the product has been established, at which time such costs are capitalized, subject to net realizable value. To date, the Company has not capitalized any development costs related to software products because the time period between technological feasibility and general release of a product has not been significant and related costs incurred during that time period have not been material.

INTERNAL-USE SOFTWARE COSTS

     In January 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal-Use", which requires software development costs associated with internal use software to be charged to operations until certain capitalization criteria are met.

REVENUE RECOGNITION

     The Company derives revenue from fees for software licenses and services. Our service revenue is derived from professional, maintenance, Internet and integrated bill management services.

     The Company recognizes revenue when all of the following conditions are met:

     - There is persuasive evidence of an arrangement;

     - The Company has delivered the software product to the customer;

     - The Company believes that collection of these fees is probable;

                              SILICON ENERGY CORP.

     - The amount of fees to be paid by the customer is fixed or determinable;
and

     - The services provided are not essential to the functionality of the software.

     Generally, the Company has vendor specific objective evidence of fair value for the maintenance element of software arrangements based on renewal rates for maintenance in future years as specified in the contracts. In such cases, the Company defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period during which the maintenance is to be provided, which normally commences on the date the software is delivered and fully installed.

     As the Company's license contracts involve significant implementation or customization essential to the functionality of the Company's software product, license and services revenue, excluding the maintenance element described above, is recognized using contract accounting in accordance with the provisions of SOP 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts. The Company classifies revenue from these arrangements as product and services revenue, respectively, based upon the estimated fair value of each element.

     On contracts for which reliable estimates can not be made by management with respect to the extent of implementation services required for full functionality, the license and service revenue, excluding the maintenance element, is recognized on a completed contract method. Approximately 97% and 26% of the Company's revenue was derived from contracts accounted for under the completed contract method for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively.

     On contracts for which reliable estimates can be made by management with respect to the extent of implementation services required for full functionality, the license and service revenue, excluding the maintenance element, is recognized on a percentage-of-completion method. Management estimates the percentage of completion for contracts based on the labor hours incurred compared to total estimated hours as well as contract milestones completed. Approximately 3% and 74% of the Company's revenue was derived from contracts accounted for under the percentage-of-completion method for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively.

     Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated.

     Fees for application hosting and integrated bill management services are recognized as the services are provided or ratably over the term of the agreement.

     Earned but unbilled project revenues are classified under current assets as costs in excess of billings. Deferred revenue includes billings in excess of project revenues earned, amounts payable on behalf of and billed to customers, and cash received and other amounts billed in advance for services to be performed.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Under APB No. 25, unearned stock compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's common stock and the exercise price. Unearned stock compensation is amortized and expensed in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28. The Company accounts for stock, stock options and

                              SILICON ENERGY CORP.

warrants issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Form No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services.

ADVERTISING COSTS

     The cost of advertising is expensed as incurred. For the years ended December 31, 1998 and December 31, 1999, advertising costs totaled $36,000 and $221,000, respectively. For the six months ended June 30, 2000, advertising costs totaled $316,000.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax asset will not be realized.

SEGMENT REPORTING

     SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. During each of the periods presented, the Company operated in one operating segment with sales in the United States.

COMPREHENSIVE LOSS

     SFAS No. 130, Reporting Comprehensive Income requires an enterprise to report by major components and as a single total, the change in its net assets during the period from non-stockholder sources. The Company's total comprehensive loss approximates net loss for the years ended December 31, 1998 and 1999 and for the six month period ended June 30, 2000 as unrealized investment gains in losses in each period were insignificant.

NET LOSS PER SHARE

     Basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are included in the diluted net loss per common share

                              SILICON ENERGY CORP.

calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands):

                                                         YEAR ENDED             SIX MONTHS ENDED
                                                        DECEMBER 31,                JUNE 30,
                                                 ---------------------------   ------------------
                                                     1998           1999        1999       2000
                                                 ------------   ------------   -------   --------
                                                                                  (UNAUDITED)
NUMERATOR
  Net loss.....................................    $(1,473)       $(7,014)     $(2,449)  $(10,227)
  Redeemable convertible preferred stock
     accruing dividend.........................    $   (75)       $  (568)     $  (225)  $   (686)
                                                   -------        -------      -------   --------
  Net loss attributable to common
     stockholders..............................    $(1,548)       $(7,582)     $(2,674)  $(10,913)
                                                   =======        =======      =======   ========
DENOMINATOR
  Weighted average common shares...............      5,050          4,906        5,050      5,689
  Weighted average unvested common shares
     subject to repurchase.....................     (4,097)        (2,453)      (3,009)    (1,613)
                                                   -------        -------      -------   --------
  Denominator for basic and diluted
     calculation...............................        953          2,453        2,041      4,076
                                                   -------        -------      -------   --------
  Basic and diluted net loss per share.........    $ (1.62)       $ (3.09)     $ (1.31)  $  (2.68)
                                                   =======        =======      =======   ========

     The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per share available to common stockholders calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                                    SIX MONTHS
                                                            YEAR ENDED                 ENDED
                                                           DECEMBER 31,              JUNE 30,
                                                    ---------------------------   ---------------
                                                        1998           1999        1999     2000
                                                    ------------   ------------   ------   ------
                                                                                    (UNAUDITED)
WEIGHTED AVERAGE EFFECT OF COMMON STOCK
  EQUIVALENTS:
Series A redeemable convertible preferred stock...     1,150           1,200       1,200    1,200
Series B redeemable convertible preferred stock...     1,436           4,991       4,991    4,991
Series C redeemable convertible preferred stock...        --           1,870       6,500    6,500
Series D redeemable convertible preferred stock...        --              --          --      193
Options to purchase common stock..................       405           1,722       1,296    1,989
Warrants to purchase convertible preferred and
  common stock....................................        --               1          --       18
Unvested common stock subject to repurchase
  agreements......................................     4,097           2,453       3,009    1,613
                                                       -----          ------      ------   ------
          Total...................................     7,088          12,237      16,996   16,504
                                                       =====          ======      ======   ======

UNAUDITED PRO FORMA NET LOSS PER SHARE

     Pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of shares outstanding, including the conversion of the Company's redeemable convertible preferred stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 1999 or at the date of issuance, if later. The resulting unaudited

                              SILICON ENERGY CORP.

pro forma adjustment includes an increase in the weighted average shares, used to compute basic and diluted net loss per share of 8,061,000 and 12,884,000 for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options and warrants, as the effect would be antidilutive.

UNAUDITED PRO FORMA INFORMATION

     Upon the closing of an initial public offering, each of the outstanding shares of redeemable convertible preferred stock will convert into one share of common stock. The pro forma balance sheet presents the Company's balance sheet as if this had occurred at June 30, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative investments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133, as amended, beginning with the first quarter of fiscal 2001. To date, the Company has not engaged in derivative or hedging activities. The Company believes that the impact of SFAS No. 133 will not have a material effect on the financial position or results of operations of the Company.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements," which provides guidance on the recognition , presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company believes it complies with guidance in SAB 101 for all periods presented.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that the impact of FIN 44 will not have a material effect on the financial position or results of operation of the Company.

                              SILICON ENERGY CORP.

3. BALANCE SHEET ACCOUNTS

CASH AND CASH EQUIVALENTS

                                                           (IN THOUSANDS)
                                                     DECEMBER 31,
                                                   ----------------     JUNE 30,
                                                    1998      1999        2000
                                                   ------    ------    -----------
                                                                       (UNAUDITED)
                                                                       -----------
Cash.............................................  $   --    $2,095      $ 7,073
Money market funds...............................   3,005       264       20,012
Commercial paper.................................     255     5,481           --
                                                   ------    ------      -------
                                                   $3,260    $7,840      $27,085
                                                   ======    ======      =======

SHORT-TERM INVESTMENTS

     The Company had no short-term investments at December 31, 1998. The cost of short-term investments approximated the fair value and the amount of unrealized gains or losses were not significant at December 31, 1999. Short-term investments consist of the following:

                                                            (IN THOUSANDS)
                                                      DECEMBER 31,
                                                     --------------     JUNE 30,
                                                     1998     1999        2000
                                                     ----    ------    -----------
                                                                       (UNAUDITED)
                                                                       -----------
Investment grade corporate obligations.............   $--    $3,242      $1,497
                                                      ==     ======      ======

     All of the Company's investments are classified as available-for-sale since the Company intends to sell them as needed for operations.

     The Company realized no gains or losses on the sale of securities during the years ended December 31, 1998 and December 31, 1999. For the six months ended June 30, 2000, the Company realized a loss of $5,000 on the sale of securities.

OTHER ASSETS

     Other assets consists of the following:

                                                              (IN THOUSANDS)
                                                        DECEMBER 31,
                                                        ------------     JUNE 30,
                                                        1998    1999       2000
                                                        ----    ----    -----------
                                                                        (UNAUDITED)
                                                                        -----------
Security deposit on leased facilities.................  $--     $--       $1,500
Receivable from reseller..............................   --      --        1,375
Other.................................................    5      --           --
                                                        ---     ---       ------
                                                        $ 5     $--       $2,875
                                                        ===     ===       ======

                              SILICON ENERGY CORP.

PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            (IN THOUSANDS)
                                                      DECEMBER 31,
                                                     --------------     JUNE 30,
                                                     1998     1999        2000
                                                     ----    ------    -----------
                                                                       (UNAUDITED)
                                                                       -----------
Computer equipment.................................  $107    $  921      $2,121
Furniture and fixtures.............................     6       127         629
Leasehold improvements.............................    --        23          27
                                                     ----    ------      ------
     Total property and equipment..................   113     1,071       2,777
Less: Accumulated depreciation and amortization....    15       156         435
                                                     ----    ------      ------
                                                     $ 98    $  915      $2,342
                                                     ====    ======      ======

     At December 31, 1999 and June 30, 2000, property, plant and equipment includes $166,000 and $134,000, respectively, of computer equipment acquired under capital leases. Accumulated amortization of assets under capital leases totaled $48,000 and $80,000 at December 31, 1999 and June 30, 2000,
respectively. Depreciation expense was $15,000, $141,000 and $279,000 for the year ended December 31, 1998, for the year ended December 31, 1999 and for the six months ended June 30, 2000.

ACCRUED AND OTHER LIABILITIES

                                                         (IN THOUSANDS)
                                                   DECEMBER 31,
                                            ---------------------------    JUNE 30,
                                                1998           1999          2000
                                            ------------   ------------   -----------
                                                                          (UNAUDITED)
                                                                          -----------
  Accrued security deposit................      $ --           $ --         $1,500
  Accrued compensation and related
     benefits.............................        50             89            703
  Obligations under capital leases --
     short-term...........................        --             68             68
  Other...................................       104             62            552
                                                ----           ----         ------
                                                $154           $219         $2,823
                                                ====           ====         ======

4. ACQUISITIONS

     On May 5, 2000, the Company acquired substantially all of the assets and liabilities of Energy Concepts, Inc., (ECI) a New Jersey Corporation, for $450,000 in cash, the assumption of debt of $123,000 and acquisition costs of $50,000. This transaction was accounted for as a purchase resulting in $428,000 allocated to goodwill and other identifiable intangible assets. The results of operations of Energy Concepts, Inc. are included in the consolidated results of operations for periods subsequent to the acquisition date.

     On June 7, 2000, the Company acquired substantially all of the assets and liabilities of SRC Systems, Inc., (SRC) a Nevada Corporation, in exchange for 142,841 shares of the Company's common stock with an estimated fair value of $869,000, the assumption of debt of $800,000 and acquisition costs of $58,000. This transaction was accounted for as a purchase resulting in $1,650,000 allocated to goodwill and other identifiable intangible assets. The results of operations of

                              SILICON ENERGY CORP.

SRC are included in the consolidated results of operations for periods subsequent to the acquisition date.

     The following unaudited pro forma consolidated financial information presents the combined results of the Company, Energy Concepts, Inc. and SRC Systems, Inc. as if the acquisitions had occurred on January 1, 1999, after giving effect to certain adjustments, principally amortization of goodwill and other intangible assets. This unaudited pro forma consolidated financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions been completed on January 1, 1999 (in thousands except per share amounts).

                                                      YEAR ENDED       SIX MONTHS
                                                     DECEMBER 31,    ENDED JUNE 30,
                                                         1999             2000
                                                     ------------    --------------
                                                                      (UNAUDITED)
Revenue............................................    $ 2,711          $  3,156
                                                       =======          ========
Net loss...........................................    $(7,192)         $(10,159)
                                                       =======          ========
Basic and diluted net loss per share...............    $ (1.42)         $  (1.72)
                                                       =======          ========

5. INCOME TAXES

     Temporary differences, which give rise to significant portions of deferred tax assets, are as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                              1998      1999
                                                              -----    -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 511    $ 3,014
     Accruals and reserves..................................     20         26
     Depreciation...........................................     (3)         7
     Research and development credit........................     84        340
                                                              -----    -------
          Total deferred tax asset..........................    612      3,387
  Valuation allowance.......................................   (612)    (3,387)
                                                              -----
     Net deferred tax asset.................................  $  --    $    --
                                                              =====    =======
  Increase in deferred tax asset valuation allowance........  $ 612    $ 2,775
                                                              =====    =======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a 100% valuation allowance to the extent of its net deferred tax assets as no immediate benefit is expected to be received due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

     At December 31, 1999, the Company had net operating loss carryforwards of approximately $7,000,000 and $6,200,000 for federal and California purposes respectively, available to reduce future federal and California taxable income. The carryforwards expire beginning 2017 for federal and 2005 for California tax purposes unless utilized.

     The extent to which the loss carryforwards can be used to offset future taxable income may be limited depending on the extent of ownership changes within any three-year period as provided in the

                              SILICON ENERGY CORP.

Tax Reform Act of 1986 and the California Conformity Act of 1987. The extent of such limitations, if any, has not yet been determined.

6. BORROWINGS AND LINES OF CREDIT

     At June 30, 2000, the Company had $332,000 outstanding under a general line of credit with Imperial Bank, which is due and payable in full in November 2000. The line of credit provides for borrowings of up to $1,750,000, which are collateralized by certain assets of the Company. The line of credit expires in November 2000 and bears interest at a rate of 0.75% per annum in excess of the prime rate, which was 9.5% at June 30, 2000 and is payable monthly.

     At December 31, 1999 and June 30, 2000, the Company had $465,000 outstanding under an equipment lease financing line of credit with Imperial Bank, which is due and payable in full in November 2002. The equipment lease line provides for borrowings of up to $1,750,000, which are secured by certain assets of the Company. The financing line of credit expires in November 2002 and bears interest at a rate of 0.75% per annum in excess of the prime rate, which was 9.5% at June 30, 2000 and is payable monthly.

     Under both lines of credit, the Company is required to maintain certain financial covenants, including minimum liquidity and minimum total net worth, which have been met by the Company at December 31, 1999 and June 30, 2000. The Company is also required to maintain certain reporting covenants which include provision of audited financial statements and other financial reports by certain dates which were waived by Imperial Bank at December 31, 1999 and June 30, 2000. The Company expects to be in compliance with all financial and non-financial covenants as of December 31, 2000.

     Warrants to purchase 15,909 shares of Series C preferred stock at an exercise price of $2.20 per share were issued in conjunction with the Imperial Bank line of credit agreement in November 1999. These warrants, including put rights for $70,000, were exercisable on or after November 29, 2001, or earlier if the Company was sold or liquidated, and expired in November 2006. The fair value of these warrants amounting to $30,000, which was determined using the Black-Scholes method of valuation, is recorded as prepaid interest expense and is amortized over the term of the line of credit.

     In June 2000, the warrants for preferred stock issued in November 1999 were canceled and replaced with new warrants to purchase 23,863 share of common stock at an exercise price of $2.20 per share with no put rights. These warrants were immediately exercisable and expire in November 2006. The fair value of these warrants, which amounts to $133,000, which was determined using the Black-Scholes method of valuation, is recorded as interest expense.

7. COMMITMENTS

LEASES

     The Company leases its facilities under noncancelable operating leases with various expiration dates through 2005. Under the terms of the leases, the Company is responsible for its share of common area and operating expenses. A security deposit for the Company's leased facilities of $1,500,000 is included in other assets. Rent expense under operating leases for the years ended December 31, 1998, 1999 and for the six months ended June 30, 2000 was $36,000, $193,000 and $233,000, respectively. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

                              SILICON ENERGY CORP.

     At December 31, 1999, the minimum lease commitments under all leases were as follows (in thousands):

                                                               DECEMBER 31, 1999
                                                              --------------------
                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Year Ended December 31,
  2000......................................................   $ 68       $  444
  2001......................................................     68          697
  2002......................................................     57          724
  2003......................................................     --          699
  2004......................................................     --          689
  2005......................................................     --          292
                                                               ----       ------
Total minimum lease payments................................    193       $3,545
                                                                          ======
Less: Amounts representing interest.........................    (27)
                                                               ----
Present value of minimum lease payments.....................   $166
Less current portion of capital lease obligations...........    (68)
                                                               ----
                                                               $ 98
                                                               ====

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Redeemable convertible preferred stock consists of the following:

                                                                                      PROCEEDS
                                                   SHARES                              NET OF
                                          -------------------------    LIQUIDATION    ISSUANCE
                                          AUTHORIZED    OUTSTANDING      AMOUNT        COSTS
                                          ----------    -----------    -----------    --------
  Series A..............................   1,200,000     1,200,000       $   660      $   654
  Series B..............................   4,990,625     4,990,625         4,517        3,952
                                          ----------    ----------       -------      -------
Balance at December 31, 1998............   6,190,625     6,190,625         5,177        4,606
                                          ==========    ==========       =======      =======
  Series C..............................   6,500,000     6,500,000        15,105       14,261
                                          ----------    ----------       -------      -------
Balance at December 31, 1999............  12,690,625    12,690,625        20,282       18,867
                                          ==========    ==========       =======      =======
  Series D..............................   3,703,703     3,481,468        23,500       23,430
                                          ----------    ----------       -------      -------
Balance at June 30, 2000 (unaudited)....  16,394,328    16,172,093       $43,782      $42,297
                                          ==========    ==========       =======      =======

     The holders of redeemable convertible preferred stock have various rights and preferences as follows (all rights and preferences, with respect to Series D redeemable convertible preferred stock, are unaudited):

VOTING

     Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

     As long as shares of redeemable convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of redeemable convertible preferred stock in order to alter the articles of incorporation as related to redeemable convertible preferred stock, change the

                              SILICON ENERGY CORP.

authorized number of shares of redeemable convertible preferred stock, repurchase any shares of common stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than redeemable convertible preferred stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

DIVIDENDS

     Holders of Series A, B, C and D redeemable convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.044 per share for Series A and no stated rate per share for Series B, C and D, when and if declared by the Board of Directors. The holders of Series A, B, C and D redeemable convertible preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on redeemable convertible preferred stock or common stock have been declared by the Board from inception through June 30, 2000.

     Holders of Series B, C and D redeemable convertible preferred stock are entitled to receive cumulative and accruing dividends (Accruing Dividends) at the per annum rate of $0.06, $0.165 and $0.50625 per share, respectively, whether or not earned or declared. No Accruing Dividends shall be declared or paid to any shares of Series B, C or D unless all Accruing Dividends or pro-rata portions are paid to Series B, C or D on an equal basis. No dividends shall be declared or paid with respect to any shares of Series A redeemable convertible preferred stock or common stock unless all Accruing Dividends have been paid.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and redeemable convertible preferred stock own less than 51% of the resulting voting power of the surviving entity (Liquidation Event), the holders of Series A, B, C and D redeemable convertible preferred stock are entitled to receive an amount of $0.55, $0.80, $2.20 and $6.75 per share, respectively, plus any Accruing Dividends due and declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. If a Liquidation Event occurs on or before December 13, 2001, the holders of Series D are entitled to receive an amount of $8.00 per share, plus any declared but unpaid dividends (excluding Series D Accruing Dividends) prior to and in preference to any distribution to holders of common stock. Upon payment of this amount to holders of Series D, the Series D Accruing Dividends will be canceled. Upon completion of the distribution to the redeemable convertible preferred stockholders, the holders of the common stock will receive all remaining assets of the corporation. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed in an equal priority, pro-rata basis to the Series A, B, C and D redeemable convertible preferred stock.

CONVERSION

     Each share of Series A, B, C and D redeemable convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. The conversion ratio is equal to the conversion price divided by the conversion value. The Series A, B, C and D initial conversion prices and values are $0.55, $0.80, $2.20 and $6.75, respectively. Each share of Series A, B, C and D redeemable convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon

                              SILICON ENERGY CORP.

the closing of a public offering of common stock at a per share price of at least $15 per share with gross proceeds of at least $30,000,000. At December 31, 1999 and June 30, 2000, each share of preferred stock was convertible into one share of common stock.

     At December 31, 1999, the Company reserved 1,200,000, 4,990,625 and 6,500,000 shares of common stock for the conversion of Series A, B and C and D redeemable convertible preferred stock, respectively. In addition, at June 30, 2000, the Company reserved 3,703,703 shares of common stock for the conversion of Series D redeemable convertible preferred stock.

REGISTRATION RIGHTS

     The holders of redeemable convertible preferred stock and the holders of 825,000 shares of common stock are entitled to certain rights with respect to registration of such shares under the Securities Act beginning on the earlier of December 31, 2000 or six months following the effective date of an initial public offering. All registration rights terminate five years from the date of an initial public offering effective date or at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

9. COMMON STOCK

     The Company's second amended and restated certificate of incorporation, as amended on September 29, 2000, authorizes the Company to issue 40,000,000 shares of $0.001 par value common stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1999 and June 30, 2000, there were 1,111,112 and 1,624,052 shares, respectively, subject to repurchase.

COMMON STOCK SOLD TO A CUSTOMER

     In June, the Company sold 825,000 shares of its common stock to a customer at a price below the deemed fair value on the date of issuance. The Company will record the discount on the sale of its common stock, totalling approximately $1.7 million as a non-cash discount against the revenue recognized from the commercial agreements with the customer.

WARRANTS

     In June 2000, a fully vested warrant to purchase 125,000 shares of common stock was issued in conjunction with a two-year marketing alliance with outside consultant. This warrant is exercisable for six months from June 30, 2003 to December 31, 2003. The fair value of the warrant, which amounted to $512,000 as determined using the Black-Scholes method of valuation, was recorded as sales and marketing expense. Accelerated exercisability can be attained if certain performance milestones are achieved by the warrant holders.

     Warrants for preferred stock and common stock were issued in connection with the Company's line of credit agreement (see Note 6).

NOTES RECEIVABLE FROM OFFICERS

     In April 2000, the Company issued 350,000 shares of common stock, in connection with early exercises of stock options by an officer of the Company, in exchange for a full recourse promissory note in the amount of $437,500. Principal is due on April 28, 2002 and interest on the note accrues at an annual rate of 10% and is due semi-monthly beginning April 30, 2000. The note receivable has been classified as a reduction in stockholders' equity.

                              SILICON ENERGY CORP.

     In June 2000, the Company issued 250,000 shares of common stock, in connection with early exercises of stock options by an officer of the Company, in exchange for a full recourse promissory note in the amount of $500,000. Principal and interest are due on June 30, 2002 and interest on the note accrues at an annual rate of 10%. The note receivable has been classified as a reduction in stockholders' equity.

10. STOCK OPTION PLANS

     In 1998, the Company adopted the 1998 Incentive Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 4,011,171 shares of Common Stock for issuance under the Plan.

     Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately. Subject to repurchase options held by the Company lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

     During 1998 and 1999 and for the six months ended June 30, 2000, the Company recorded $52,000, $730,000 and $1,340,000, respectively, of deferred stock-based compensation expense for the excess of the deemed fair market value over the exercise price at the date of grant related to options granted. The compensation expense is being recognized over the option-vesting period of four years.

                              SILICON ENERGY CORP.

     Option activity under the 1998 Incentive Stock Option Plan is as follows:

                                                                           WEIGHTED
                                               OPTIONS                     AVERAGE
                                              AVAILABLE     OUTSTANDING    EXERCISE
                                              FOR GRANT       SHARES        PRICE
                                              ----------    -----------    --------
  Authorized................................   1,800,000            --
  Options granted at below fair value.......    (649,000)      649,000      $0.07
                                              ----------    ----------      -----
Balance at December 31, 1998................   1,151,000       649,000       0.07
  Authorized................................   1,466,667            --
  Options granted at below fair value.......  (1,872,030)    1,872,030       0.38
  Options returned to plan..................      88,999       (88,999)      0.29
  Options exercised.........................          --       (28,001)      0.05
                                              ----------    ----------      -----
Balance at December 31, 1999................     834,636     2,404,030       0.35
  Authorized................................     744,504            --
  Options granted at below fair value.......  (1,411,500)    1,411,500       1.59
  Options returned to plan..................     491,490      (491,490)      0.73
  Options exercised.........................          --    (1,388,285)      0.86
                                              ----------    ----------      -----
Balance at June 30, 2000 (unaudited)........     659,130     1,935,755      $0.81
                                              ==========    ==========      =====

     The following table summarizes information concerning options outstanding and exercisable at December 31, 1999:

                       OUTSTANDING OPTIONS           OPTIONS EXERCISABLE WITHOUT
                         AND EXERCISABLE               THE RIGHT OF REPURCHASE
                   ----------------------------   ----------------------------------
                    NUMBER     WEIGHTED AVERAGE        NUMBER            WEIGHTED
WEIGHTED AVERAGE      OF          REMAINING        EXERCISABLE AT        AVERAGE
 EXERCISE PRICE     SHARES     CONTRACTUAL LIFE   DECEMBER 31, 1999   EXERCISE PRICE
----------------   ---------   ----------------   -----------------   --------------
     $0.05           332,000         8.33              210,772            $0.05
      0.10           404,000         9.00               53,209             0.10
      0.15           270,000         9.33               26,709             0.15
      0.20           371,500         9.58                   --             0.20
      0.55           713,480         9.92               15,480             0.55
      0.80            25,000         9.75               25,000             0.80
      0.95           288,050         9.96                   --             0.95
                   ---------                           -------
      0.35         2,404,030         9.42              331,170             0.15
     =====         =========         ====              =======            =====

FAIR VALUE DISCLOSURES

     Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS

                              SILICON ENERGY CORP.

No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                     YEAR ENDED         SIX MONTHS ENDED
                                                    DECEMBER 31,            JUNE 30,
                                                 ------------------    -------------------
                                                  1998       1999       1999        2000
                                                 -------    -------    -------    --------
                                                                           (UNAUDITED)
Net loss -- available to common stockholders
  As reported..................................  $(1,548)   $(7,582)   $(2,674)    (10,913)
  Pro forma....................................  $(1,552)   $(7,637)   $(2,776)    (11,117)
Net loss per common share -- basic and diluted
  As reported..................................  $ (1.62)   $ (3.09)   $ (1.31)   $  (2.68)
  Pro forma....................................  $ (1.63)   $ (3.11)   $ (1.36)   $  (2.73)

     The Company calculated the fair value of each option grant on the date of grant using the Minimum Value pricing method with the following assumptions: dividend yield at zero percent; weighted average expected option term of four years; risk free interest rate of 4.18% to 6.66% and a volatility of zero percent for the year ended December 31, 1998, 1999 and for the six months ended June 30, 2000, respectively. The weighted average fair value of options granted during 1998, 1999 and for the six months ended June 30, 2000 was $0.24, $1.34 and $3.01, respectively.

11. EMPLOYEE BENEFIT PLANS

     The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually on a discretionary basis by the Board of Directors. There have been no Company contributions to date.

12. SUBSEQUENT EVENTS

SALE OF PREFERRED STOCK

     In July 2000, the Company issued an additional 222,222 shares of Series D redeemable convertible preferred stock for cash at $6.75 per share to various investors. Total proceeds from this additional issuance of the Series D redeemable convertible preferred stock totaled $1,500,000.

ACQUISITION

     On October 5, 2000, the Company acquired substantially all of the assets and liabilities of EPS Solutions Incorporated (EPS) in exchange for 35,000 shares of the Company's common stock with an estimated fair value of $350,000 and assumption of debt of $925,000. This transaction will be accounted for as a purchase with any excess purchase price over identifiable tangible and intangible assets recorded as goodwill. The effect of this purchase is not expected to be significant to the Company's financial position or operating results.

WARRANTS ISSUED TO CUSTOMERS

     In August 2000, the Company issued a warrant in connection with a license and reseller agreement for the purchase up to 650,000 shares of common stock of the Company. The shares are earned based upon the amount of revenues provided to the Company under the license and reseller agreement over certain discrete periods of time from August 2000 to December 2002. The exercise price is 85% of the fair market value at the end of each discrete revenue period. On September 28, 2000, the vested portion of this warrant to purchase 105,661 shares was exercised at $5.82 per

                              SILICON ENERGY CORP.

share. The value of the warrants will be remeasured at the end of each interim period until the point at which the exercise price is fixed. Resulting charges will offset related revenues and any amount in excess of revenues will be charged to expense.

     In connection with a service bureau software license arrangement, the Company issued a warrant to a customer to purchase up to 300,000 shares of the Company's common stock, of which 100,000 shares were immediately exercisable at a price of $8.00 per share, and expire on October 20, 2000. The remaining 200,000 shares are exercisable beginning on the date of the final prospectus relating to the Company's initial public offering (IPO) and expire on the third trading day after the effective date of the IPO. The exercise price for these warrants is the initial price at which the Company's common stock is sold to the public in the IPO. The Black Scholes value of the initial 100,000 shares will be measured and fixed upon issuance while the remaining 200,000 shares will be measured and fixed upon the effective date of the IPO. Resulting charges will offset related revenues and any amount in excess of revenues will be charged to expense.

SALES OF COMMON STOCK TO CUSTOMERS

     In September and October 2000, the Company entered into agreements with certain of its customers to sell a total of 179,895 shares of its common stock at prices below the deemed fair value on the date of issuance. The Company will record the discount on these sales of its common stock, totalling approximately $390,000, as a non-cash charge to the revenue recognized from the commercial agreements with these customers.

NOTES RECEIVABLE FROM OFFICERS

     In August 2000, the Company issued 75,000 shares of common stock, in connection with early exercises of stock options by an officer of the Company, in exchange for a full recourse promissory note in the amount of $93,750. Principal and interest is due in August 2002 and interest on the note accrues at an annual rate of 10%. The note receivable will be classified as a reduction in stockholders equity.

CHANGE OF CONTROL SEVERANCE AGREEMENTS WITH OFFICERS

     In October 2000, the Company entered into separate Change of Control Severance Agreements with four officers. Under these agreements, upon a change of control, the greater of a specified number of previously granted stock options or 25% of their unvested shares will immediately vest. If they are terminated without cause or constructively terminated within 12 months following a change of control, their options will vest immediately.

2000 EQUITY INCENTIVE PLAN AND EMPLOYEE STOCK PURCHASE PLAN

     In October 2000, the Company's Board of Directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan, which will not become effective until the effective date of the offering. The plan will be administered by the Board or by a committee of the Board.

     A total of 1,500,000 shares of common stock are reserved for issuance under the Employee Stock Purchase Plan ("ESPP"), plus annual increases equal to the lesser of:

     - 750,000 shares;

     - 20% of the outstanding shares on such date; or

     - another amount to be determined by the Board.

                              SILICON ENERGY CORP.

The ESPP permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base salary, bonuses and commissions, but not to exceed the established maximum of 5,000 shares during a six-month period. Such amounts are applied to the purchase from the Company of shares of common stock at the end of each offering period at a price which is generally 85% of the lower of the fair market value of the common stock at the beginning or at the end of the offering period. The plan contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods.

REINCORPORATION

     The Company reincorporated into a Delaware Corporation effective on July 19, 2000.

OPTION GRANTS

     In the third quarter 2000, the Company granted options to purchase an additional 500,588 shares of common stock to employees at prices below the deemed fair market value. These options will have an estimated additional stock-based charge of $1,300,000 to be recognized over the vesting period of the options.

----------------------------------------------------------
----------------------------------------------------------

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                           Page
                                           ----
Prospectus Summary.......................    1
Risk Factors.............................    6
Use of Proceeds..........................   19
Dividend Policy..........................   19
Forward Looking Statements...............   20
Capitalization...........................   21
Dilution.................................   22
Selected Financial Data..................   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   24
Business.................................   35
Management...............................   50
Related Party Transactions...............   60
Principal Stockholders...................   63
Description of Capital Stock.............   65
Shares Eligible for Future Sale..........   68
Underwriting.............................   71
Legal Matters............................   73
Experts..................................   73
Where You Can Find More Information About
  Us.....................................   73
Index to Consolidated Financial
  Statements.............................  F-1

                            ------------------------

      Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                                               Shares
                              SILICON ENERGY CORP.
                                  Common Stock
                            ------------------------

                                     [LOGO]
                            ------------------------
                              GOLDMAN, SACHS & CO.
                               CIBC WORLD MARKETS
                                LEHMAN BROTHERS
                                 STEPHENS INC.
                      Representatives of the Underwriters
----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Silicon Energy in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $ 21,252
NASD filing fee.............................................     8,550
Nasdaq National Market listing fee..........................    90,000
Printing and engraving costs................................   200,000
Legal fees and expenses.....................................     *
Accounting fees and expenses................................   350,000
Blue Sky fees and expenses..................................    10,000
Transfer Agent and Registrar fees...........................    10,000
Miscellaneous expenses......................................     *
                                                              --------
  Total.....................................................  $  *
                                                              ========

---------------

* To be filed by amendment.

  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article X of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since our incorporation in December 1997, we have sold and issued the following unregistered securities:

         (a) On January 8, 1998, we issued an aggregate of 5,000,001 shares of Common Stock to three founders for an aggregate consideration of $15,000. On January 8, 1998, we also issued an aggregate of 50,000 shares of Common Stock to Mario Rosati and WS Investment Company 98B for an aggregate consideration of $1,500.

         (b) From January 30, 1998 to March 13, 1998 we issued an aggregate of 1,200,000 shares of Series A preferred stock to 11 investors for an aggregate consideration of $660,000.

         (c) On September 17, 1998, we issued an aggregate of 4,990,625 shares of Series B preferred stock to 15 investors for an aggregate consideration of $3,992,500.

         (d) On October 1, 1999, we issued an aggregate of 6,500,000 shares of Series C preferred stock to 29 investors for an aggregate consideration of $14,300,000.

         (e) On November 30, 1999, we issued warrants to purchase 10,227 and 13,636 shares of Common Stock to one of our lenders. These warrants have an exercise price of $2.20 per share.

         (f) On June 7, 2000, in consideration for the purchase of all of its outstanding capital stock, we issued an aggregate of 150,000 shares of our Common Stock to 13 former stockholders of SRC Systems, Inc. pursuant to an Acquisition Agreement and a Stock Exchange Agreement

         (g) On June 7, 2000, we issued a warrant to purchase 50,000 shares of Common Stock to two principals of SRC Systems, Inc. pursuant to an Acquisition Agreement. These warrants have an exercise price equal to the price per share paid in our initial public offering.

         (h) From June 19, 2000 to July 18, 2000, we issued an aggregate of 3,703,690 shares of Series D preferred stock to 33 investors for an aggregate consideration of $25,000,000.

         (i) On June 19, 2000 we issued 825,000 shares of Common Stock to one of our licensing partners for an aggregate purchase price of $3,300,000.

         (j) On June 30, 2000, we issued a warrant to purchase 125,000 shares of Common Stock to one of our marketing partners. This warrant has an exercise price of $6.75 per share.

         (k) On August 31, 2000, we issued a warrant to purchase 650,000 shares of Common Stock to one of our licensing partners. This warrant has an exercise price of 85% of the fair market value of our Common Stock on the last day of each relevant vesting period.

         (l) On September 28, 2000, we issued 105,661 shares of Common Stock to one of our licensing partners upon the exercise of a warrant for an aggregate purchase price of $614,947.

         (m) On September 29, 2000 we issued 129,032 shares of Common Stock to one of our licensing partners for an aggregate purchase price of $999,998.

         (n) On October 4, 2000, we issued 50,863 shares of Common Stock to one of our licensing partners for an aggregate purchase price of $406,904.

         (o) On October 4, 2000, we issued a warrant to purchase up to 300,000 shares of common stock to one of our licensing partners. This warrant has an exercise price for the first 100,000 shares of $8.00 per share, and for the remaining 200,000 shares of the price per share paid in our initial public offering.

         (p) On October 5, 2000, in consideration for the purchase of all of its outstanding capital stock, we issued an aggregate of 35,000 shares of our Common Stock to four former stockholders of EPS Solutions Incorporated pursuant to an Acquisition Agreement.

         (q) From April 30, 1998 to September 30, 2000, we have granted options to purchase an aggregate of 4,433,118 shares of common stock to our directors, executive officers, employees and consultants with exercise prices ranging from $0.05 to $6.85. As of September 30, 2000, options to purchase 1,608,474 shares had been exercised.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

EXHIBIT
NUMBER
-------
 1.1      Form of Underwriting Agreement
 3.1      Amended and Restated Certificate of Incorporation (as
          currently in effect)
 3.2      Form of Certificate of Incorporation (to be filed with
          Delaware Secretary of State prior to the closing of the
          offering)
 3.3      Bylaws (as currently in effect)
 3.4      Form of Bylaws (to be adopted upon the closing of the
          offering)
 4.1*     Form of Specimen Stock Certificate
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2      1998 Incentive Stock Option Plan and form of agreements
          thereunder
10.3      2000 Employee Stock Purchase Plan and form of agreements
          thereunder
10.4      Amended and Restated Investors Rights Agreement dated June
          19, 2000
10.5      Restricted Stock Purchase Agreement between the Company and
          John Woolard
10.6      Restricted Stock Purchase Agreement between the Company and
          Dale M. Fong
10.7      Change of Control Agreement with Leonard Berg
10.8      Change of Control Severance Agreement with Jack
          Jenkins-Stark
10.9      Change of Control Severance Agreement with Philip Mezey
10.10     Change of Control Severance Agreement with Allan Schurr
10.11     Promissory Note and Security Agreement for Purchase of
          Common Stock by Leonard Berg
10.12     Promissory Note and Security Agreement for Purchase of
          Common Stock by Dale Fong
10.13     Promissory Note and Security Agreement for Purchase of
          Common Stock by Jack Jenkins-Stark
10.14     Promissory Note and Security Agreement for Purchase of
          Common Stock by Philip Mezey
10.15     Promissory Note and Security Agreement for Purchase of
          Common Stock by John Woolard
10.16+    Broadbase Application Delivery Partner Agreement by and
          between Broadbase Information Systems, Inc. and Silicon
          Energy Corp., dated June 30, 2000
10.17     Sublease by and between Wind River Systems, Inc. and Silicon
          Energy Corp, dated March 30, 2000
10.18     Master Lease Agreement by and between Energy Concepts Inc.
          and Fleet National Bank, dated March 30, 2000
10.19     Lease Agreement between ERN Properties, and EPS Solutions
          Incorporated, dated August 21, 2000
21.1      List of Subsidiaries
23.1      Consent of PricewaterhouseCoopers LLP
23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in Exhibit 5.1)
24.1      Power of Attorney (contained in the signature page to this
          Registration Statement).
27.1      Financial Data Schedule

---------------
+ Confidential treatment from the Commission has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifying Accounts.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 6th day of October, 2000.

                                          SILICON ENERGY CORP.

                                          By:       /s/ JOHN WOOLARD
                                            ------------------------------------
                                                        John Woolard
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Woolard and Jack Jenkins-Stark and each of them acting individually, as true and lawful attorneys-in-fact and agents each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----

                /s/ JOHN WOOLARD                  President, Chief Executive Officer   October 6, 2000
------------------------------------------------       and Chairman of the Board
                  John Woolard                       (Principal Executive Officer)

             /s/ JACK JENKINS-STARK               Chief Financial Officer (Principal   October 6, 2000
------------------------------------------------   Financial and Accounting Officer)
               Jack Jenkins-Stark

                 /s/ DALE FONG                     Vice President, Technology, Chief   October 6, 2000
------------------------------------------------    Technology Officer and Director
                   Dale Fong

          /s/ CHARLES H. GAYLORD, JR.                          Director                October 6, 2000
------------------------------------------------
            Charles H. Gaylord, Jr.

               /s/ CHARLES NOELL                               Director                October 6, 2000
------------------------------------------------
                 Charles Noell

              /s/ MARIO M. ROSATI                              Director                October 6, 2000
------------------------------------------------
                Mario M. Rosati

                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----
               /s/ K. RICK TURNER                              Director                October 6, 2000
------------------------------------------------
                 K. Rick Turner

            /s/ NORRIS VAN DEN BERG                            Director                October 6, 2000
------------------------------------------------
              Norris van den Berg

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

     We have audited the consolidated financial statements as of December 31, 1998 and 1999, and for each of the two years then ended and have issued our report thereon dated October 5, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
October 5, 2000

                                  SCHEDULE II

                              SILICON ENERGY CORP.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (AMOUNTS IN THOUSANDS)

                                            BALANCE AT                                     BALANCE AT
                                           BEGINNING OF                                      END OF
               DESCRIPTION                     YEAR         ADDITIONS      DEDUCTIONS         YEAR
               -----------                 -------------    ----------    -------------    ----------
Date of inception
  Deferred tax valuation allowance.......      $ --           $  612          $ --           $  612
                                               ----           ------          ----           ------
Year Ended December 31, 1998.............        --              612            --              612
                                               ====           ======          ====           ======
  Allowance for doubtful accounts........        --               61            --               61
  Deferred tax valuation allowance.......       612            2,775            --            3,387
                                               ----           ------          ----           ------
Year Ended December 31, 1999.............      $612           $2,836          $ --           $3,448
                                               ====           ======          ====           ======

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
 1.1      Form of Underwriting Agreement
 3.1      Amended and Restated Certificate of Incorporation (as
          currently in effect)
 3.2      Form of Certificate of Incorporation (to be filed with
          Delaware Secretary of State prior to the closing of the
          offering)
 3.3      Bylaws (as currently in effect)
 3.4      Form of Bylaws (to be adopted upon the closing of the
          offering)
 4.1*     Form of Specimen Stock Certificate
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2      1998 Incentive Stock Option Plan and form of agreements
          thereunder
10.3      2000 Employee Stock Purchase Plan and form of agreements
          thereunder
10.4      Amended and Restated Investors Rights Agreement dated June
          19, 2000
10.5      Restricted Stock Purchase Agreement between the Company and
          John Woolard
10.6      Restricted Stock Purchase Agreement between the Company and
          Dale M. Fong
10.7      Change of Control Agreement with Leonard Berg
10.8      Change of Control Severance Agreement with Jack
          Jenkins-Stark
10.9      Change of Control Severance Agreement with Philip Mezey
10.10     Change of Control Severance Agreement with Allan Schurr
10.11     Promissory Note and Security Agreement for Purchase of
          Common Stock by Leonard Berg
10.12     Promissory Note and Security Agreement for Purchase of
          Common Stock by Dale Fong
10.13     Promissory Note and Security Agreement for Purchase of
          Common Stock by Jack Jenkins-Stark
10.14     Promissory Note and Security Agreement for Purchase of
          Common Stock by Philip Mezey
10.15     Promissory Note and Security Agreement for Purchase of
          Common Stock by John Woolard
10.16+    Broadbase Application Delivery Partner Agreement by and
          between Broadbase Information Systems, Inc. and Silicon
          Energy Corp., dated June 30, 2000
10.17     Sublease by and between Wind River Systems, Inc. and Silicon
          Energy Corp, dated March 30, 2000
10.18     Master Lease Agreement by and between Energy Concepts Inc.
          and Fleet National Bank, dated March 30, 2000
10.19     Lease Agreement between ERN Properties, and EPS Solutions
          Incorporated, dated August 21, 2000
21.1      List of Subsidiaries
23.1      Consent of PricewaterhouseCoopers LLP
23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in Exhibit 5.1)
24.1      Power of Attorney (contained in the signature page to this
          Registration Statement).
27.1      Financial Data Schedule

---------------
+ Confidential treatment from the Commission has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

* To be filed by amendment.